As filed with the Securities and Exchange Commission on February 13, 2017
Registration No. 333-[_____]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BOSTON OMAHA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	7389	27-0788438
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

292 Newbury Street, Suite 333
Boston, Massachusetts 02115
(857) 256-0079
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Alex B. Rozek and Adam K. Peterson
Co-Chief Executive Officers
Boston Omaha Corporation
292 Newbury Street, Suite 333
Boston, Massachusetts 02115
(857) 256-0079
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Neil H. Aronson, Esq.
Joseph B. Ramadei, Esq.
Gennari Aronson LLP
300 First Avenue, Suite 102
Needham, Massachusetts 02494
 Phone (781) 719-9900
Fax (781) 719-9853

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Offering Price per Share (1)	Proposed Aggregate Offering Price (1)	Amount of Registration Fee
Common stock, par value $0.001 per share	2,389,611	$19.25	$46,000,012	$5,331.40

(1)

Estimated solely for the purpose of calculating the registration fee for the securities pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the closing price of the registrant's common stock on February 8, 2017, as reported on the OTCQX U.S. market.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 13, 2017

 [_______] Shares
[BOSTON OMAHA CORPORATION]
Common Stock

We are offering up to [______] shares of our common stock.

We expect the initial public offering price to be between $[___] and $[___] per share. Currently, no public market exists for our common stock on any securities exchange other than the OTCQX on which we have experienced very limited trading of our securities.   We intend to list our common stock on the NASDAQ Global Market ("NASDAQ") under the symbol "BOMN." No assurance can be given that our application will be approved.  We have granted to the underwriters an option to purchase up to [______] additional shares of common stock at the initial public offering price, less the underwriting discount and commissions, within 30 days from the date of this prospectus.

Concurrently with this offering, we will have sold up to [____] shares of our common stock to existing shareholders under a rights offering (the "2017 Concurrent Offering") at a price equal to the offering price of [____] per share, for total proceeds of $[_______].  Each of our two largest stockholders, Magnolia Capital Fund, L.P. and Boulderado Partners, LLC and two of our directors, Brendan J. Keating and Bradford B. Briner will purchase [_________, ________________, ______________ and _______] shares of our common stock in the amount of $[________,______________, ______________, and $______________], respectively, as part of this 2017 Concurrent Offering.  We are offering these shares directly to these two stockholders and directors, and not through underwriters or any brokers or dealers. The shares offered to these two stockholders and two directors, will not be subject to any underwriting discounts or commissions. The shares will not be purchased unless the offering to the public is consummated.

We are an "emerging growth company," as that term is defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements.

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 9 of this prospectus to read the factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount and commissions (1)	$	$
Proceeds, before expenses, to us	$	$

(1)  The underwriters will also be reimbursed for certain expenses incurred in the offering. See "Underwriting" for additional information regarding underwriting compensation.
  The underwriters expect to deliver the shares of our common stock to investors against payment on or about [_______], 2017.

The date of this prospectus is [_______], 2017.

TABLE OF CONTENTS

Prospectus

About This Prospectus

You should rely only on the information that we have provided in this prospectus. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus is accurate only as of the date on the front of this document, regardless of the time of delivery of this prospectus, or any sale of a security registered under the registration statement of which this prospectus is a part.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, or will be filed as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading "Where You Can Find More Information."

As used in this prospectus, unless the context indicates or otherwise requires, "the Company," "our Company," "we," "us," and "our" refer to Boston Omaha Corporation, a Delaware corporation, and its consolidated subsidiaries.

Until [________], 2017 (25 days after the date of this prospectus), all dealers that buy, sell or trade shares of our common stock, whether or not participating in our public offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
ii

Unless indicated otherwise, the information included in this prospectus assumes that (i) the shares of common stock to be sold in this offering are sold at $[___] per share, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus and (ii) all shares offered by us in this offering are sold.

We and the underwriters have not authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock.

BASIS OF PRESENTATION

Concurrently with this offering, we will have sold up to [____] shares of our common stock to existing shareholders under a rights offering (the "2017 Concurrent Offering") at a price equal to the offering price of [____] per share, for total proceeds of $[________].  Each of our two largest stockholders, Magnolia Capital Fund, L.P. and Boulderado Partners, LLC and two of our directors, Brendan J. Keating and Bradford B. Briner will purchase [_________, ________________, ______________ and _______] shares of our common stock in the amount of $[________,______________, ______________, and $______________], respectively, as part of this 2017 Concurrent Offering.

  We completed the acquisition of JAG, Inc. ("JAG") on February 16, 2016 and the acquisition of United Casualty and Surety Insurance Company ("UC&S") on December 7, 2016.  Accordingly, this prospectus also includes the audited balance sheets of each of JAG and UC&S as of December 31, 2015 and the related statements of operations and cash flow for the years then ended.

PRO FORMA INFORMATION

This prospectus contains unaudited pro forma financial information prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined and consolidated statement of operations for the year ended December 31, 2015 gives pro forma effect to our acquisition of the operations of each of JAG and UC&S, which were acquired in 2016, and three billboard acquisitions we completed in 2015: Bell Media, LLC, Fair Outdoor, LLC, and I-85 Advertising, LLC.  The unaudited pro forma condensed combined and consolidated balance sheet as of September 30, 2016 gives pro forma effect to our acquisition of the operations of each of JAG and UC&S and the transactions related thereto, and the related use of proceeds as if such transactions had occurred on September 30, 2016. See "Unaudited Pro Forma Condensed Combined and Consolidated Financial Information."

MARKET, INDUSTRY AND OTHER DATA

This prospectus includes market and industry data and certain other statistical information based on third-party sources including independent industry publications, government publications and other published independent sources. Although we believe these third-party sources are reliable as of their respective dates, neither we nor the underwriters have independently verified the accuracy or completeness of this information. Some data is also based on our own good faith estimates which are supported by our management's knowledge of and experience in the markets and businesses in which we operate.

While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the sections entitled "Special Note Regarding Forward-Looking Statements" and "Risk Factors" in this prospectus.

iii

PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you or that you should consider before investing in shares of our common stock. You should read the entire prospectus carefully before making an investment decision. The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. In particular, you should read the sections entitled "Risk Factors," "Unaudited Pro Forma Condensed Combined and Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Boston Omaha Corporation" included elsewhere in this prospectus and our consolidated financial statements and the related notes attached hereto.

Our Company

We commenced our current business operations in June 2015 and currently operate three separate lines of business: outdoor billboards, surety insurance and related brokerage activities and investments in real estate management and related activities.

 Since June 2015, we have acquired numerous billboard structures, many with multiple faces, including both static and digital displays, in Alabama, Florida, Georgia and Wisconsin.  As of January 31, 2017, we owned 491 billboard structures containing a total of 819 faces, of which 26 are digital displays. We continue to evaluate possible acquisitions of additional billboard displays and expect to use a significant portion of our currently available cash and cash proceeds from this offering to expand our presence in our current markets and new regions of the United States.  We are attracted to the outdoor display market due to a number of factors, including the size of the market, estimated for billboards to exceed $4.8 billion in the U.S. alone, high regulatory barriers to building new billboards in some states, low maintenance and other costs for static billboards, and the ability to use our large number of locations to attract larger regional and national companies wishing to market their products and services.   In addition, unlike other advertising industries, the Internet has not had a material adverse impact on outdoor advertising revenues at this point as reported revenues for billboard advertising have continued to rise, in contrast to print and other advertising which compete with Internet-based digital advertising for the consumer's attention at home.  The billboard industry's three largest companies are estimated to generate more than 50% of the industry's total revenues and several industry sources estimate that there are a large number of other companies serving the remainder of the market, providing a potentially significant source of billboards which may be acquired in the future.

In October 2015, we established an insurance subsidiary, General Indemnity Group, LLC, designed to own and operate insurance businesses generally handling high volume lower policy limit commercial lines of property and casualty insurance.  Our first entry was into the surety insurance business, with the acquisition of a national surety brokerage firm in April 2016.  In December 2016, we completed the acquisition of United Casualty and Surety Insurance Company ("UC&S"), an AM Best "A – Excellent" rated primary insurance company with a 27-year history of providing surety bonds for contractors, small businesses and individuals.  Customers of UC&S are often required to obtain surety bonds to comply with the laws of states, municipalities and other agencies.  We are currently expanding UC&S's licensing from the nine states in which it was licensed when we acquired UC&S in December to all 50 states and the District of Columbia. We may in the future expand the reach of our insurance activities to other forms of high volume and low average policy premium insurance businesses which historically have similarly attractive underwriting profits.

Since September 2015, we have acquired a minority interest in a full service commercial real estate brokerage, property management and real estate services company located in Las Vegas, Nevada, and minority interests in several other commercial and residential real estate ventures.

In addition to our activities in outdoor advertising, surety insurance, and commercial and residential real estate services, we will also consider other durable business opportunities which offer the potential for highly predictable and attractive returns on invested capital.  We have a robust pipeline of potential additional opportunities in and outside of our current lines of business, and we expect to continue to be opportunistic in exploring other opportunities which meet our investment criteria.  While we may pursue opportunities outside of our current lines of business, we plan to use the majority of the proceeds of this offering to fund continued acquisitions in the outdoor advertising and insurance markets, to support statutory capital requirements consistent with the growth of our insurance business, and to acquire positions in ongoing real estate service businesses.

 Our objective is to grow intrinsic value per share at an attractive rate by retaining capital to reinvest in the productive capabilities of our current subsidiaries, make opportunistic investments, and/or invest in new, anticipated durable earnings streams.  Each of these options for capital will be compared to one another on a regular basis, and capital will be deployed according to our management's judgment as to where it believes allocated capital has the potential to achieve the best return.

Since February 2015, our acquisitions and operations have been funded by equity investments and debt conversions totaling $66,872,500 (excluding the 2017 Concurrent Offering), of which $43,305,577 and $11,305,595 have been invested by Magnolia Capital Fund, LP ("Magnolia") and Boulderado Partners, LLC ("Boulderado"), respectively.  Adam K. Peterson, our Co-Chief Executive Officer and one of our directors, is a principal in Magnolia and Alex B. Rozek, our other Co-Chief Executive Officer and a director of the Company, is a principal in Boulderado. Of such $66,872,500 in invested capital, approximately $25 million has been used to fund billboard acquisitions to date, $14.3 million has been used to acquire UC&S and a nationwide surety insurance broker, and we have invested approximately $1 million in several real estate management businesses.  In addition, we have contributed $2.75 million in statutory capital to UC&S since the beginning of 2017.

Our History

Boston Omaha Corporation was originally incorporated as REO Plus, Inc. ("REO") on August 10, 2009 under the laws of the State of Texas.  On March 18, 2015, we reincorporated as a Delaware corporation and changed our name to Boston Omaha Corporation.  Our principal business address is 292 Newbury Street, Suite 333, Boston, Massachusetts 02115, and our telephone number is 857-256-0079.

 On February 13, 2015, Magnolia and Boulderado acquired from Richard Church, all of the shares of the company's common stock owned by Mr. Church, representing approximately 95% of our issued and outstanding shares.  Mr. Church also sold to each of Boulderado and Magnolia his interest in two promissory notes issued by us to Mr. Church in the principal amount of $398,224.  These notes were subsequently converted into our common stock.  As a result of these transactions, we have no debt outstanding.

On February 19, 2015, Alex B. Rozek was elected as our sole Director and President.  On March 18, 2015, Mr. Rozek elected Adam K. Peterson, a principal of Magnolia as an additional Director and as our Executive Vice President. Mr. Rozek and Mr. Peterson serve as Co-Chief Executive Officers and Co-Chairmen of the Board of the Company.  Mr. Brendan J. Keating was subsequently elected to our Board of Directors in February 2016 and Mr. Bradford B. Briner was elected to our Board of Directors in April 2016.

On March 18, 2015, we converted from a Texas corporation to a Delaware corporation and adopted new bylaws.  On June 17, 2015, we amended and restated our Certificate of Incorporation, effecting a 7:1 reverse stock split of our common stock effective as of June 17, 2015.  We also created an additional series of our stock named Class A common stock.  Each share of Class A common stock is identical to the common stock in liquidation, dividend and similar rights.  The only differences between the Class A common stock and our common stock is that each Class A common stock has 10 votes for each share held, while the common stock has a single vote per share and certain actions cannot be taken without the approval of the holders of the Class A common stock. There are currently 1,055,560 shares of our Class A common stock outstanding, which shares are owned in equal amounts by Boulderado and Magnolia.

Our Financing Activities

Since February 2015, we have raised $66,872,500 in equity financing, of which $43,305,577 and $11,305,595 have been invested by Magnolia and Boulderado Partners, respectively.  We raised these funds primarily in three separate rounds of financing, each of which coincided with pending or anticipated acquisitions.

* Our June, 2015 financing raised $10,000,000 through the sale of Class A common stock, in which each of Magnolia and Boulderado acquired 500,000 shares at a price of $10 per share.  Each of Boulderado and Magnolia also extinguished all principal and interest due under two promissory notes, each in the principal amount of $149,112 (with accrued interest on each note of $2,533), assigned to Boulderado and Magnolia on February 13, 2015 from Richard Church, the original holder of the notes.  As a result of this note extinguishment, each of Boulderado and Magnolia received 15,164 additional shares of Class A common stock.  At the same time, Boulderado and Magnolia also converted all sums due under the $100,000 (with accrued interest on each note of $931) convertible promissory notes we issued to each of them on April 10, 2015, such that each of Boulderado and Magnolia received 12,616 shares of Class A common stock at a conversion price of $8.00 per share.  In addition, each of Boulderado and Magnolia received warrants to purchase one share of Class A common stock at a price of $10.00 per share for each 10 shares of Class A common stock purchased, resulting in each of Boulderado and Magnolia receiving warrants to purchase 52,778 shares of Class A common stock.  These warrants are exercisable at any time on or before June 18, 2025. Each of the two holders of these warrants are entitled to purchase 51,516 shares of Class A common stock at an exercise price of $10.00 per share and 1,262 shares of Class A common stock at an exercise price of $8.00 per share.

* On July 22, 2015, Boulderado purchased 250,000 shares of our common stock and Magnolia purchased 1,200,000 shares of our common stock, each at a purchase price of $10.00 per share, resulting in gross proceeds to us of $14,500,000.

  * In February, 2016, we commenced an offering of shares of our Common Stock to accredited investors, at an offering price of $10.15 per share (the "2016 Offering").  The 2016 Offering ended on June 30, 2016, and pursuant to the 2016 Offering, we received investments totaling $41,863,306 from 33 investors and issued 4,124,463 shares of common stock. Magnolia purchased $26,053,000 and Boulderado purchased $3,553,018 of our common stock in the 2016 Offering.  In addition, trusts controlled by each of Mr. Briner and Mr. Keating purchased $456,750 and another officer of General Indemnity Group, LLC, purchased $49,989 of our common stock in the 2016 Offering.

Our Acquisitions and Equity Investments

Since June, 2015, we have expended over $40 million in the acquisition of businesses in outdoor billboard advertising and in surety insurance and brokerage operations, as well as purchased equity interests in several real estate businesses.  We anticipate seeking further acquisitions in these business areas and to possibly expand into other businesses that we believe have the potential for durable profitability in a very competitive and changing world.

Link Media Holdings:  Since June 19, 2015, in eight unrelated acquisitions, we have acquired numerous billboard structures, many with multiple faces, and related easements, operating assets and rights in some instances to construct additional billboards.  As of January 31, 2017, we owned 491 billboard structures containing a total of 819 faces, of which 26 are digital displays. These billboards are located in Alabama, Florida, Georgia and Wisconsin.  To date, we have paid a combined purchase price of $24,988,460 for these billboards and related assets.

General Indemnity Group:  On April 20, 2016, our subsidiary, General Indemnity Group, Inc. ("GIG"), acquired the stock of The Warnock Agency for $1,345,000. The Warnock Agency is a leading innovator in online underwriting and issuance and brokerage of license and permit surety bonds. On May 19, 2016, GIG entered into a Stock Purchase Agreement with the shareholders of United Casualty and Surety Insurance Company ("UC&S"). On December 5, 2016, the Massachusetts Division of Insurance approved the transaction and the transaction was completed on December 7, 2016. The purchase price for the acquired stock was $13,000,000.  UC&S is an insurance company headquartered in Quincy, Massachusetts, specializing in providing surety bonds.  UC&S is authorized to conduct business in nine states and we are currently seeking approval to expand this authorization to all 50 states and the District of Columbia.

Real Estate: We have made minority equity investments totaling $928,398 in four businesses involved in the acquisition, holding, operation, management, financing and sale of residential real estate and the management of commercial real estate.  The residential real estate investments are projects which we expect to be finite in duration while the two commercial real estate management services investments are anticipated to be perpetual with our share of any recurring earnings over time to accrue indefinitely as long as the management services companies remain in business.

 Our Strategy

Our principal business objective is to increase shareholder value by profitably growing our existing businesses in outdoor billboard advertising, insurance and real estate.  We believe that we will achieve this objective through organic growth of our existing asset base's ability to produce a growing stream of cash flow, continuing to acquire complementary businesses to expand our geographic reach while allowing us to achieve economies of scale, and acquiring other businesses which meet our investment criteria.  In addition to these completed acquisitions and investments, we are also seeking opportunities to acquire other businesses or significant interests in existing businesses.  We look to acquire businesses in their entirety that have consistently demonstrated earnings power over time, with attractive pretax historical returns on tangible equity capital, while utilizing minimal to no debt, and that are available at a reasonable price.  However, we may consider minority positions in businesses when the economics are favorable.  In certain circumstances, we may enter lines of business directly when the opportunities and economics of doing so are favorable in comparison to acquiring the business, although we have no current plans to commence a new line of business directly.

We carefully manage our liquidity by continuously monitoring cash flow and capital spending and while carrying no or little debt. We believe our focus on maintaining our financial strength and flexibility provides us with the ability to execute our strategy through periods of industry volatility and general economic cycles. We intend to maintain a conservative approach to managing our balance sheet to preserve operational and strategic flexibility. At September 30, 2016, on a pro forma basis, after deducting the $13,000,000 paid in December 2016 to acquire UC&S, we had cash of $31,054,312 and no debt. Subsequently in January 2017, we consummated two additional acquisitions of outdoor billboard assets, from Hartlind Outdoor, LLC in Wisconsin for $2,817,000 and from Clear Channel Outdoor, Inc. in Georgia for $2,983,444.

We believe that our ability to identify, execute and integrate acquisitions is a competitive advantage, particularly in businesses such as outdoor billboard advertising where there are a large number of smaller independent operators.  We intend to continue to evaluate potential acquisitions in both our current business sectors and in other lines of business on an opportunistic basis with the goal of acquiring businesses that would complement our existing service offerings, expand our geographic coverage and allow us to earn an appropriate return on invested capital.

Risks Related to Our Business and This Offering
An investment in shares of our common stock involves a high degree of risk, including our limited operating history, our history of operating losses to date, significant competition, the risks associated with acquiring businesses, and other material factors. You should carefully read and consider the section entitled "Risk Factors" following this prospectus summary before making an investment decision. The following considerations, among others, may offset our competitive strengths or have a negative effect on our strategy or operating activities, which could cause a decrease in the price of our common stock and a loss of all or part of your investment:

*	We have yet to achieve operating profitability
*	Our continued acquisitions of businesses will likely generate significant depreciation and amortization expense for a significant period of time, thereby reducing future potential profitability
*	We face competition in the markets we currently serve, and many of our competitors have greater market share and financial resources
*	Difficulties managing the growth of our business may adversely affect our financial condition, results of operations and cash
*	Our operations are subject to various governmental regulations that require compliance that can be burdensome, expensive and could adversely affect the feasibility of expanding our operations
*	Our failure to successfully identify, complete and integrate future acquisitions of assets or businesses could reduce future potential earnings, available cash and slow our anticipated growth

Corporate Information

Boston Omaha Corporation is a Delaware corporation.  Our principal executive offices are located at 292 Newbury Street, Suite 333, Boston, MA 02115. Our telephone number is (857) 256-0079.

Our website and the information contained thereon and accessible therefrom are not part of this prospectus and should not be relied upon by prospective investors in connection with any decision to purchase our common shares.

Our Relationship with Magnolia and Boulderado

We believe that one of our strengths is our relationship with each of Magnolia and Boulderado, which, through their ownership of a majority of our common stock and all of our Class A Common Stock, will continue to be able to control the election of our directors, determine our corporate and management policies and determine, without the consent of our other stockholders, the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions. Following the completion of the 2017 Concurrent Offering and this offering, Magnolia and Boulderado will own all of our Class A Common Stock and approximately [___]% and [___]%, respectively, of our common stock, or [___]% and [___]% of our common stock if the underwriters exercise their option to purchase additional shares in full. As a result of the ownership of the Class A common stock from Boulderado and Magnolia, as well as their ownership of our common stock and the voting agreement in place between Boulderado and Magnolia, we expect to be a "controlled company" within the meaning of the corporate governance standards of the NASDAQ on which we have been approved to list our shares and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. As a result, our stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.

The interests of Magnolia and Boulderado may not coincide with the interests of other holders of our common stock. Additionally, both Magnolia and Boulderado are in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us.

See "Risk Factors—Risks Related to This Offering and Owning Our Common Stock."

Implications of Being An Emerging Growth Company

We qualify as an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"). An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•
a requirement to have only two years of audited financial statements and only two years of related selected financial data and management's discussion and analysis of financial condition and results of operations disclosure;

•
an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, as amended (the "Sarbanes-Oxley Act");

•
an exemption from new or revised financial accounting standards until they would apply to private companies and from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation;

•	reduced disclosure about executive compensation arrangements; and

•	no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

We have elected to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of these elections, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests. In addition, it is possible that some investors will find our common stock less attractive as a result of our elections, which may result in a less active trading market for our common stock and more volatility in our stock price.

We may take advantage of these provisions for up to five years or until such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company on the earlier of December 31, 2017 or when we have more than $1.0 billion in annual revenue, are deemed to be a large accelerated filer (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or issue more than $1.0 billion of non-convertible debt securities over a three-year period.

The Offering

Issuer	Boston Omaha Corporation
Common stock outstanding immediately before this offering	5,841,815 shares
Common stock offered by us	[_____] shares
Common stock sold in the 2017 Concurrent Offering	[_____] shares
Common stock to be outstanding after this offering	[_____] shares
Class A common stock outstanding before and following this offering	1,055,560 shares
Option to purchase additional shares	We have granted to the underwriters a 30-day option to purchase up to [_____] additional shares of our common stock at the initial public offering price less the underwriting discount and commissions.
Use of proceeds
We estimate that our net proceeds from this offering, after deducting underwriting discounts and approximately $[___] million of estimated offering expenses, will be approximately $[___] million, assuming the shares are offered at $[___] per share, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus.

We intend to use the net proceeds from this offering for general corporate purposes, which may include additional acquisitions, increasing our reserves for insurance regulatory purposes, and minority investments in other businesses.  See "Use of Proceeds."

Dividend policy
We do not intend to pay dividends for the foreseeable future. The declaration and payment of any future dividends will be at the sole discretion of our board of directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions, restrictions imposed by state insurance commissions with respect to payment of dividends, and other considerations that our board of directors deems relevant.

Proposed NASDAQ trading symbol	"BOMN"
Risk factors
For a discussion of risks relating to our company, our indebtedness, our business and an investment in our common stock, see "Risk Factors" and all other information set forth in this prospectus before investing in our common stock.

Unless otherwise indicated, all information in this prospectus excludes (i) up to [________] shares of our common stock that may be sold by us if the underwriters exercise in full their option to purchase additional shares of our common stock, and (ii) up to 105,556 shares of Class A Common Stock issuable upon the exercise of warrants issued to Magnolia and Boulderado.

Summary of Consolidated Historical and Pro Forma Financial and Other Data

The following tables summarize our consolidated historical and pro forma financial and other data and should be read together with "Selected Historical Financial Information of Boston Omaha Corporation," "Unaudited Pro Forma Condensed Combined and Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Boston Omaha Corporation" and our consolidated financial statements and related notes included elsewhere in this prospectus. We have derived the summary balance sheet data as of December 31, 2015 and the consolidated statement of operations data for 2015 and 2014 from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results set forth below are not necessarily indicative of results to be expected for any future period.

Our consolidated financial statements for the period from January 1, 2016 to September 30, 2016 reflect only the historical results of Boston Omaha Corporation prior to our completion of the UC&S transaction.  Our consolidated financial statements for the period from January 1, 2016 through September 30, 2016 include the financial position, results of operations and cash flows of JAG from February 16, 2016 through September 30, 2016.

Each of the UC&S and JAG transactions had a material impact on our results of operations in 2016.  The acquisitions of each of Bell Media, LLC, Fair Outdoor, LLC, and I-85 Advertising, LLC in 2015 (the "2015 Billboard Acquisitions") had a material impact on our results of operations in 2015. Accordingly, we have included in this prospectus pro forma financial information which gives effect to the acquisition of the each of UC&S and JAG in 2016, and the 2015 Billboard Acquisitions, as more fully described in the notes below. Our pro forma results set forth below are not necessarily indicative of results to be expected for any future period. See "Unaudited Pro Forma Condensed Combined and Consolidated Financial Information" for additional information.

Schedule of Consolidated Historical and Pro-Forma Financial and Other Data

	Nine months ended		Year ended		Year ended
	September 30, 2016		December 31 2015		December 31, 2014

(in thousands, except for per share amounts)	Pro forma	Actual	Pro forma	Actual	Actual
Statement of Operations Data:
Revenue	$4,616	$2,550	$5,977	$723	$44
Costs of revenue (exclusive of
depreciation and amortization)	2,319	874	3,222	230	-
Leased employees and professional fees	2,210	2,114	1,714	979	67
Depreciation and amortization	1,342	1,251	1,503	458	-
General and administrative expenses	621	547	471	163	-
Total operating costs and expenses	6,492	4,786	6,910	1,830	67
Operating income (loss)	(1,876)	(2,236)	(933)	(1,107)	(23)
Other income (expense), net	(31)	(33)	88	82	(16)
Interest expense	(4)	(2)	(54)	(22)	(28)
Total other income (expense)	(35)	(35)	34	60	(44)
Pre-tax (loss)	(1,911)	(2,271)	(899)	(1,047)	(67)
Provision for income taxes	(86)	-	(8)	-	-
Net (loss)	$(1,997)	$(2,271)	$(907)	$(1,047)	$(67)
Per Share Data
Net loss per share
Basic	$(0.35)	$(0.40)	$(0.61)	$(0.71)	$(0.25)
Diluted	$(0.35)	$(0.40)	$(0.61)	$(0.71)	$(0.25)
Weighted average shares outstanding
Basic	5,744,898	5,744,898	1,481,310	1,481,310	266,954
Diluted	5,744,898	5,744,898	1,481,310	1,481,310	266,954
Statement of Cash Flows Data:
Cash flows from operating activities		$(1,098)		$(813)	$(50)
Cash flows from investing activities		(11,476)		(10,720)	-
Cash flows from financing activities		41,761		24,721	24
Balance Sheet Data (at end of period):
Total assets		$63,663		$23,785	$49
Long-term payable		127		-	-
Total liabilities		571		290	516
Total stockholders' equity (deficit)		63,092		23,495	(467)

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following information, together with other information in this prospectus, before investing in shares of our common stock. If any of the following risks or uncertainties actually occur, our business, financial condition, prospects, results of operations and cash flow could be materially adversely affected. Additional risks or uncertainties not currently known to us, or that we deem immaterial, may also have a material adverse effect on our business financial condition, prospects or results of operations. We cannot assure you that any of the events discussed in the risk factors below will not occur. In that case, the market price of our common stock could decline and you may lose all or a part of your investment.

RISKS RELATED TO THE COMPANY AND OUR BUSINESS

We are reliant on the success of our expansion plans.

Our growth strategy depends to a significant degree upon our ability to successfully acquire, develop and profitably operate new businesses, in both the outdoor billboard and insurance industries and in other industries and markets which we may choose to enter. The successful acquisition and development of new businesses will depend on a number of factors, including the identification and availability of suitable assets, businesses or acquisition candidates, the determination of new industries in which to expand, the availability of adequate financing, the hiring, training and retention of qualified employees, the ability of management to effectively control the expansion process, and other factors, some or all of which may be beyond our control. As a result, there can be no assurance that we will be able to implement our growth strategy, to acquire new businesses on a timely and cost-efficient basis or to operate our new businesses profitably. If the expected operating efficiencies from such transactions do not materialize, if we fail to integrate new businesses into our existing portfolio, or if the costs of such integration exceed expectations, our operating results and financial condition would be adversely affected.

Increased operating expenses associated with the expansion of our business may negatively impact our operating income.

Increased operating expenses associated with any expansion of our business may negatively impact our income as we, among other things:

*	seek to acquire related businesses;
*	expand geographically;
*	make significant capital expenditures to support our ability to provide services in our existing businesses; and
*	incur increased general and administrative expenses as we grow.

As a result of these factors, we may not achieve, sustain or increase our profitability on an ongoing basis.

We have limited experience in acquiring other companies and businesses, and we may have difficulty integrating the operations of companies or businesses that we may acquire and may incur substantial costs in connection therewith.

A significant component of our growth strategy is the acquisition of other operations. Our experience acquiring companies has been relatively limited to date. We have evaluated, and expect to continue to evaluate, a wide array of potential strategic transactions. From time to time, we may engage in discussions regarding potential acquisitions. The costs and benefits of future acquisitions are uncertain. Any of these transactions could be material to our business, financial condition and results of operations. In addition, the process of integrating the operations of an acquired company may create unforeseen operating difficulties and expenditures. The key areas where we may face risks and uncertainties include:

*	the need to implement or remediate appropriate controls, procedures and policies at companies that, prior to the acquisition, lacked these controls, procedures and policies;
*	disruption of ongoing business, diversion of resources and of management time and focus from operating our business to acquisitions and integration challenges;
*
our ability to achieve anticipated benefits of acquisitions by successfully marketing the service offerings of acquired businesses to our existing partners and customers, or by successfully marketing our existing service offerings to customers and partners of acquired businesses;

*
the negative impact of acquisitions on our results of operations as a result of large one-time charges, substantial debt or liabilities acquired or incurred, amortization or write down of amounts related to deferred compensation, goodwill and other intangible assets, or adverse tax consequences, substantial depreciation or deferred compensation charges;

*	the need to ensure that we comply with all regulatory requirements in connection with and following the completion of acquisitions;
*	the possibility of acquiring unknown or unanticipated contingencies or liabilities;
*	retaining employees and clients and otherwise preserving the value of the assets of the businesses we acquire; and
*	the need to integrate each acquired business's accounting, information technology, human resource and other administrative systems to permit effective management.

If we identify appropriate acquisition targets, we may be unable to acquire businesses on terms that we consider acceptable due to a variety of factors, including competition from other strategic buyers or financial buyers. Furthermore, in order to achieve the growth we seek, we may acquire numerous smaller market participants, which could require significant attention from management and increase risks, costs and uncertainties associated with integration.

The businesses and other assets we acquire in the future may not achieve sufficient revenue or profitability to justify our investment, and any difficulties we may encounter in the integration process could interfere with our operations and reduce operating margins. Acquisitions could also result in dilutive issuance of our equity securities, incurrence of debt and contingent liabilities and fluctuations in quarterly results and expenses.

Adverse economic conditions could negatively affect our results of operations and financial condition.

Our results of operations are sensitive to changes in overall economic conditions that impact consumer and commercial spending, including discretionary spending. Future economic conditions such as employment levels, business conditions, interest rates and tax rates could reduce our revenues. A general reduction in the level of business activity could adversely affect our financial condition and/or results of operations.

Our unaudited pro forma condensed combined and consolidated financial information may not be representative of our future results.

The pro forma financial information included in this prospectus is constructed from our consolidated financial statements and the historical financial statements of JAG and UC&S prior to our acquisition of these businesses and does not purport to be indicative of the financial information that will result from our future operations. The pro forma financial information presented in this prospectus is based in part on certain assumptions that we believe are reasonable. We cannot assure you that our assumptions will prove to be accurate over time. Accordingly, the pro forma financial information included in this prospectus does not purport to be indicative of what our results of operations and financial condition would have been had we and these acquired businesses been a combined entity during the period presented, or what our results of operations and financial condition will be in the future. The challenges associated with integrating previously independent businesses makes evaluating our business and our future financial prospects difficult. Our potential for future business success and operating profitability must be considered in light of the risks, uncertainties, expenses and difficulties typically encountered by other companies following business combinations.

We have incurred losses since inception and we anticipate that we will continue to incur losses for the foreseeable future.

We have incurred losses in each year since our formation in 2009. Our net loss for the nine months ended September 30, 2016 was $2.27 million and for the fiscal years ended December 31, 2015 and 2014 were $1.0 million and $67,000, respectively. We have funded our operations to date principally from the sale of securities.  In addition, as we acquire other businesses, we incur ongoing depreciation and amortization charges, which are typically spread over several years, as well as the costs of completing such acquisitions, which are expensed as incurred.  For these reasons, we may continue to incur significant operating losses in the medium term. These losses, among other things, have had and will continue to have an adverse effect on our stockholders' equity and working capital.

We face intense competition, including competition from companies with significantly greater resources than us, and if we are unable to compete effectively with these companies, our market share may decline and our business could be harmed.

The outdoor billboard industry and insurance industries are highly competitive.  There is a concentration in the ownership of billboards in the geographic markets in which we compete and several larger companies dominate the surety insurance business.  Further, new competitors may regularly enter the market.  Any additional industries or markets that we may enter through future acquisitions will also likely be occupied by established competitors.  Many of our competitors have substantially greater financial, marketing, product development and human resources than us.  Accordingly, even if there is a large market for our products and services in the industries in which we compete, there can be no assurance that our products and services will be purchased by consumers at a rate sufficient for us to achieve our growth objectives.

Our management recognizes that we will, therefore, be forced to compete primarily on the basis of price, location, performance, service, and other factors.  Our management believes that our ability to achieve sustained profitability will depend primarily on our ability to consummate acquisitions of assets and businesses in competitive markets, skillfully allocate capital, and establish competitive advantages in each of our businesses.  This approach requires that our management perform at a high level and is fraught with risks, many of which are beyond our control or ability to foresee.

Restrictions on outdoor advertising of tobacco, alcohol and other products may restrict the base of clients that can advertise with us.

Settlements between major tobacco companies and all U.S. states and certain U.S. territories include a ban on the outdoor advertising of tobacco products.  Alcohol products and other products may be future targets of advertising bans, and legislation, litigation or out-of-court settlements may result in the implementation of additional advertising restrictions that impact our business.  Any significant reduction in alcohol-related advertising or the advertising of other products due to content-related restrictions could negatively impact our revenues generated from such businesses and cause an increase in the existing inventory of available outdoor billboard space throughout the industry.

If actual insurance claims exceed our claims and claim adjustment expense reserves, or if changes in the estimated level of claims and claim adjustment expense reserves are necessary, our financial results could be materially and adversely affected.

As we grow our insurance operations, we will be establishing claims and claims adjustment expense reserves.  These reserves will not represent an exact calculation of liability, but instead will represent management estimates of what the ultimate settlement and administration of claims will cost, generally utilizing actuarial expertise and projection techniques, at a given accounting date.

The process of estimating claims and claim adjustment expense reserves involves a high degree of judgment and is subject to a number of variables. These variables can be affected by both internal and external events, such as: changes in claims handling procedures; adverse changes in loss cost trends, including inflationary pressures; economic conditions including general inflation; legal trends and legislative changes; and varying judgments and viewpoints of the individuals involved in the estimation process, among others. The impact of many of these items on ultimate costs for claims and claim adjustment expenses will be difficult to estimate. We also expect that claims and claim adjustment expense reserve estimation difficulties will also differ significantly by product line due to differences in claim complexity, the volume of claims, the potential severity of individual claims, the determination of occurrence date for a claim and reporting lags (the time between the occurrence of the policyholder event and when it is actually reported to the insurer).

The estimation of claims and claim adjustment expense reserves may also be more difficult during times of adverse or uncertain economic conditions due to unexpected changes in behavior of claimants and policyholders, including an increase in fraudulent reporting of exposures and/or losses, reduced maintenance of insured properties, increased frequency of small claims or delays in the reporting of claims.

We will attempt to consider all significant facts and circumstances known at the time claims and claim adjustment expense reserves are established or reviewed. Due to the recent acquisition of our insurance subsidiary and the inherent uncertainty underlying claims and claim adjustment expense reserve estimates, the final resolution of the estimated liability for claims and claim adjustment expenses will likely be higher or lower than the related claims and claim adjustment expense reserves at the reporting date. Therefore, actual paid losses in the future may yield a materially different amount than will be currently reserved.

Because of the uncertainties set forth above, additional liabilities resulting from an accumulation of insured events, may exceed the current related reserves. In addition, our estimate of claims and claim adjustment expenses may change. These additional liabilities or increases in estimates, or a range of either, cannot now be reasonably estimated and could materially and adversely affect our results of operations and/or our financial position.

Our efforts to develop new products or expand in targeted markets may not be successful and may create enhanced risks.

A number of our planned business initiatives in the insurance markets we intend to serve will involve developing new products or expanding existing products in targeted markets. This includes the following efforts, from time to time, to protect or grow market share:

*	We may develop products that insure risks we have not previously insured, contain new coverage or coverage terms or contain different commission terms.
*	We may refine our underwriting processes.
*	We may seek to expand distribution channels.
*	We may focus on geographic markets within or outside of the United States where we have had relatively little or no market share.

We may not be successful in introducing new products or expanding in targeted markets and, even if we are successful, these efforts may create enhanced risks. Among other risks:

*	Demand for new products or in new markets may not meet our expectations.
*
To the extent we are able to market new products or expand in new markets, our risk exposures may change, and the data and models we use to manage such exposures may not be as sophisticated or effective as those we use in existing markets or with existing products. This, in turn, could lead to losses in excess of our expectations.

*	Models underlying underwriting and pricing decisions may not be effective.
*	Efforts to develop new products or markets have the potential to create or increase distribution channel conflict.
*	To develop new products or markets, we may need to make substantial capital and operating expenditures, which may also negatively impact results in the near term.

If our efforts to develop new products or expand in targeted markets are not successful, our results of operations could be materially and adversely affected.

We may lack operational control over certain companies in which we invest.

We have made, and may continue to make, certain strategic investments in various businesses without acquiring all or a majority ownership stake in those businesses.  To the extent that such investments represent a minority or passive stake in any business, we may have little to no participation, input or control over the management, policies, and operations of such business.  Further, we may lack sufficient ownership of voting securities to impact, without the vote of additional equity holders, any matters submitted to shareholders or members of such business for a vote.

There is inherent risk in making minority equity investments into companies over which we have little to no control.  Without control of the management and decision-making of these businesses, we cannot control their direction, strategy, policies and business plans, and we may be powerless to improve any declines in their performance, operating results and financial condition.  If any company in which we are a minority investor suffers adverse effects, it may not be able to continue as a going business concern, and we may lose our entire investment.

Governmental regulations could adversely affect our business, financial condition or results of operations.

Our billboard businesses are regulated by governmental authorities in the jurisdictions in which we operate.  These regulations could limit our growth by putting constraints on the number, location and timing of billboards we wish to erect.  New regulations and changes to existing regulations may also curtail our ability to expand our billboard business and adversely affect us by reducing our revenues or increasing our operating expenses.

We will also be subject to maintaining compliance within the highly regulated insurance industry as we continue our pursuit of opportunities in that market, including the maintenance of certain levels of operating capital and reserves.  Generally, the extensive regulations are designed to benefit or protect policyholders, rather than our investors, or to reduce systemic financial risk.  Failure to comply with these regulations could lead to disciplinary action, the imposition of penalties and the revocation of our authorization to operate in the insurance industry.  Changes to the regulatory environment in the insurance industry may cause us to adjust our views or practices regarding regulatory risk management, and necessitate changes to our operations that may limit our growth or have an adverse impact on our business.

In addition, certain of the other new markets and industries that we may choose to enter may be regulated by a variety of federal, state and local agencies.

We may need a significant amount of additional capital, which could substantially dilute your investment.

We may need significant additional capital in the future to continue our planned acquisitions.  No assurance can be given that we will be able to obtain such funds upon favorable terms and conditions, if at all.  Failure to do so could have a material adverse effect on our business.  To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions that may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, and conversion and redemption rights, subject to applicable law, and at prices and in a manner we determine from time to time.

Such issuances and the exercise of any convertible securities will dilute the percentage ownership of our stockholders, and may affect the value of our capital stock and could adversely affect the rights of the holders of such stock, thereby reducing the value of such stock.  Moreover, any exercise of convertible securities may adversely affect the terms upon which we will be able to obtain additional equity capital, since the holders of such convertible securities can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than those provided in such convertible securities.

If we sell shares or other equity securities in one or more other transactions, or issue stock or stock options pursuant to any future employee equity incentive plan, investors may be materially diluted by such subsequent issuances.

We may be unable to employ a sufficient number of key employees, technical personnel and other skilled or qualified workers.
  The delivery of our services and products requires personnel with specialized skills and experience.  Workers may choose to pursue employment with our competitors or in fields that offer a more desirable work environment. Our ability to be productive and profitable will depend upon our ability to employ and retain skilled workers. In addition, our ability to further expand our operations according to geographic demand for our services depends in part on our ability to relocate or increase the size of our skilled labor force. The demand for skilled workers in our areas of operations can be high, the supply may be limited and we may be unable to relocate our employees from areas of lower utilization to areas of higher demand. A significant increase in the wages paid by competing employers could result in a reduction of our skilled labor force, increases in the wage rates that we must pay, or both. Further, a significant decrease in the wages paid by us or our competitors as a result of reduced industry demand could result in a reduction of the available skilled labor force, and there is no assurance that the availability of skilled labor will improve following a subsequent increase in demand for our services or an increase in wage rates. If any of these events were to occur, our capacity and profitability could be diminished and our growth potential could be impaired.

  We depend heavily on the efforts of executive officers, managers and other key employees to manage our operations. The unexpected loss or unavailability of key members of management or technical personnel may have a material adverse effect on our business, financial condition, prospects or results of operations.
 Disruptions or similar problems could increase our expenses.
A natural disaster or an act of terrorism could cause substantial delays in our operations, damage or destroy our equipment or facilities and cause us to incur additional expenses and lose revenue. The occurrence of such extraordinary events may impact our properties specifically or the economy generally, and may substantially decrease the use of and demand for advertising, the market for insurance or negatively impact other areas of our business.  The occurrence of future terrorist attacks, severe weather conditions, military actions, contagious disease outbreaks or similar events cannot be predicted, and their occurrence can be expected to cause local or nationwide disruptions of commercial activities, which may expose us to substantial liabilities, decrease our revenues or increase our expenses. The insurance we maintain against natural disasters may not be adequate to cover our losses in any particular case, which would require us to expend significant resources to replace any destroyed assets, thereby materially and adversely affecting our financial condition and prospects.

Cash and cash equivalents represent one of our largest assets and we may be at risk of being uninsured for a large portion of such assets.

A very significant portion of our assets are currently held in cash at a few banking institutions.  As a result, a significant portion of our cash and cash equivalents may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation ("FDIC") insurance limits. If the institution at which we have placed our funds were to become insolvent or fail, we could be at risk for losing a substantial portion of our cash deposits, or incur significant time delays in obtaining access to such funds. In light of the limited amount of federal insurance for deposits, even if we were to spread our cash assets among several institutions, we would remain at risk for the amount not covered by insurance.

We are subject to extensive financial reporting and related requirements for which our accounting and other management systems and resources may not be adequately prepared.

We are subject to reporting and other obligations under the Securities Exchange Act of 1934, as amended, including the requirements of Section 404 of the Sarbanes-Oxley Act. Section 404 requires us to conduct an annual management assessment of the effectiveness of our internal controls over financial reporting. These reporting and other obligations place significant demands on our management, administrative, operational and accounting resources. In order to comply with these requirements, we may need to (i) upgrade our systems, (ii) implement additional financial and management controls, reporting systems and procedures, (iii) implement an internal audit function, and (iv) hire additional accounting, internal audit and finance staff. If we are unable to accomplish these objectives in a timely and effective manner, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to maintain effective internal controls could have a negative impact on our ability to manage our business and on our stock price.

We may be at risk to accurately report financial results or detect fraud if we fail to implement and maintain an effective system of internal controls.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report that contains an assessment by management on our internal control over financial reporting in their annual and quarterly reports on Form 10-K and 10-Q. While we are consistently working on improvements and conducting rigorous reviews of our internal controls over financial reporting, our independent auditors may interpret Section 404 requirements and apply related rules and regulations differently. We are a smaller reporting company not currently subject to having our outside auditors attest to our internal controls. When we do become subject to these requirements, if our independent auditors are not satisfied with our internal control over financial reporting or with the level at which it is documented, operated or reviewed, they may decline to accept management's assessment and not provide an attestation report on our internal control over financial reporting. Additionally, if we are not able to meet all the requirements of Section 404 in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities such as the SEC.  We cannot assure you that significant deficiencies or material weaknesses in our disclosure controls and internal control over financial reporting will be identified in the future. Also, future changes in our accounting, financial reporting, and regulatory environment may create new areas of risk exposure. Failure to adequately implement our existing control environment accordingly may impair our controls over financial reporting and cause our investors to lose confidence in the reliability of our financial reporting which may adversely affect our stock price.

Our executive officers and directors may experience a conflict of interest between their duties to us and to affiliated parties.

Our Co-Chief Executive Officers, Adam K. Peterson and Alex B. Rozek, are each managing members of separate investment management entities, which are our two largest shareholders.  While we have deemed that the outside business endeavors of our management team do not currently constitute a conflict of interest, it is possible that a conflict of interest could arise between the performance of our executive management team and their roles as managing members of entities which together own a majority of our outstanding capital stock.  Such conflicts of interest could have a material adverse effect on our business and operations.  We have the authority to engage various contracting parties, which may be affiliates of ours or of our directors.  As such, our directors may have a conflict of interest between their fiduciary duties to manage the business for our benefit and our stockholders and their direct and indirect affiliates' interests in establishing and maintaining relationships with us and in obtaining compensation for services rendered to us.  With respect to such affiliates, there may be an absence of arms' length negotiations with respect to the terms, conditions and consideration with respect to goods and services provided to or by us.

RISKS RELATED TO THIS OFFERING AND OWNERSHIP OF OUR COMMON STOCK

Investors should not rely on the accuracy of forward-looking statements made by us.

To the extent that we or any of our officers were to provide any projections, financial forecasts, or other forward-looking statements to investors in this offering, investors must recognize that any such forward-looking statements are based upon assumptions and estimates.  We cannot make any representations as to the accuracy and reasonableness of such assumptions or the forward-looking statements based thereon.  The validity and accuracy of those forward-looking statements will depend in large part on future events that we cannot foresee, and may or may not prove to be correct.  Consequently, there can be no assurance that our actual operating results will correspond to any of the projections or forecasts.  Accordingly, an investment in our common stock should not be made in reliance on projections or forecasts prepared by us.

We are a "controlled company" within the meaning of the NASDAQ rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Upon completion of this offering, Magnolia and Boulderado will control a majority of our outstanding common stock and, through their ownership of our Class A common stock, will control a majority of all voting. As a result, we are a "controlled company" within the meaning of the NASDAQ rules. Under the NASDAQ rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of the board of directors consist of independent directors;

•
the requirement that we have director nominees selected or recommended for the board's selection, either by a majority vote of only the independent directors or by a nominations committee comprised solely of independent directors, with a written charter or board resolution addressing the nominations process; and

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities.

Following this offering, we intend to utilize these exemptions. As a result, we will not have a majority of independent directors nor will our nominating and corporate governance and compensation committees consist entirely of independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ corporate governance requirements.

Provisions in our charter documents and Delaware law could make an acquisition of us more difficult and may prevent attempts by our stockholders to replace or remove our current management, even if beneficial to our stockholders.

Provisions in our certificate of incorporation and our bylaws, may discourage, delay or prevent a merger, acquisition or other change in control that some stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares of our common stock. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, possibly depressing the market price of our common stock.

In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace members of our board of directors. Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace members of our management team.
    Our board of directors is authorized to issue preferred stock without stockholder approval, which could be used to institute a "poison pill" that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by our board of directors.  Our certificate of incorporation authorizes our board of directors to issue up to 1,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined by our board of directors at the time of issuance or fixed by resolution without further action by the stockholders. These terms may include voting rights, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of preferred stock could diminish the rights of holders of our common stock, and, therefore, could reduce the value of our common stock. In addition, specific rights granted to holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could delay, discourage, prevent or make it more difficult or costly to acquire or effect a change in control, thereby preserving the current stockholders' control.
Taking advantage of the reduced disclosure requirements applicable to "emerging growth companies" may make our common stock less attractive to investors.

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an "emerging growth company" as defined in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include:

•	we are not required to engage an auditor to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•
we are not required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	we are not required to submit certain executive compensation matters to stockholder advisory votes, such as "say-on-pay," "say-on-frequency" and "say-on-golden parachutes"; and

•
we are not required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer's compensation to median employee compensation.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of this offering or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenue, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have elected to adopt the reduced disclosure in this prospectus.

The JOBS Act permits an emerging growth company like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. Our qualification as an emerging growth company ends on December 31, 2017.

We cannot predict if investors will find our common stock less attractive if we elect to rely on these exemptions, or if taking advantage of these exemptions would result in less active trading or more volatility in the price of our common stock.
We expect that our stock price will fluctuate significantly and investors may not be able to resell their shares at or above the initial public offering price.
The trading price of our common stock following this offering may be highly volatile and could be subject to wide fluctuations in response to various factors, many of which are beyond our control. The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your common stock at or above the initial public offering price. The market price for our common stock may be influenced by many factors, including those discussed in this "Risk Factors" section and elsewhere in this prospectus and the following:
*	success of competitive products or services;

*	regulatory or legal developments in the United States, especially changes in laws or regulations applicable to our products and services;

*	additions or departures of key management personnel;

*
introductions or announcements of new products offered by us or significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors and the timing of such introductions or announcements;

*	our ability to effectively manage our growth;

*	actual or anticipated changes in estimates to or projections of financial results, development timelines or recommendations by securities analysts;

*	publication of research reports about us or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts;

*	market conditions in the billboard, insurance, real estate and other sectors in which we may operate as well as general economic conditions;

*	our ability or inability to raise additional capital through the issuance of equity or debt or other arrangements and the terms on which we raise it;

*	trading volume of our common stock;

*	significant lawsuits, including stockholder litigation; and

*	general economic, industry and market conditions.

If our quarterly operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Furthermore, any quarterly fluctuations in our operating results may, in turn, cause the price of our stock to fluctuate substantially. We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.
The stock market in general, and market prices for the securities of companies like ours in particular, have from time to time experienced volatility that often has been unrelated to the operating performance of the underlying companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our operating performance.
In several recent situations when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders were to bring a lawsuit against us, the defense and disposition of the lawsuit could be costly and divert the time and attention of our management and harm our operating results.
An active trading market for our common stock may not develop.
Prior to this offering, there has been no active trading market for our common stock and an active trading market for our shares may never develop or be sustained following this offering. The initial price to the public for our common stock was determined through negotiations with the underwriters, and the negotiated price may not be indicative of the market price of the common stock after the offering. The lack of an active market may impair investors' ability to sell their shares at the time they wish to sell them or at a price that they consider reasonable, may reduce the market value of their shares and may impair our ability to raise capital.
We will continue to incur increased costs as a result of operating as a public company in the United States.

As a newly public company in the United States, we have incurred and will continue to incur significant legal, accounting, insurance and other expenses, including costs associated with U.S. public company reporting requirements. We will also incur costs associated with listing requirements, the Sarbanes-Oxley Act and related rules implemented by the SEC. The expenses incurred by U.S. public companies generally for reporting and corporate governance purposes have been increasing. We expect these rules and regulations would increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. In estimating these costs, we took into account expenses related to insurance, legal, accounting, and compliance activities, as well as other expenses not currently incurred. These laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

If a substantial number of shares becomes available for sale and are sold in a short period of time, the market price of our common stock could decline.
If our current shareholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could decrease. The perception in the public market that our current shareholders might sell shares of common stock could also create a perceived overhang and depress our market price. Upon completion of this offering, we will have [_______] shares of common stock outstanding of which [_______] shares will be held by our two largest current shareholders. Prior to this offering, we and our two largest shareholders will have agreed with the underwriters to a "lock-up" period, meaning that such parties may not, subject to certain exceptions, sell any of their existing shares of our common stock without the prior written consent of representatives of the underwriters for at least 180 days after the date of this prospectus. Pursuant to this agreement, among other exceptions, we may enter into an agreement providing for the issuance of our common stock in connection with the acquisition, merger or joint venture with another publicly traded entity during the 180-day restricted period after the date of this prospectus. In addition, all of our existing shareholders will be subject to the holding period requirement of Rule 144 under the Securities Act ("Rule 144"), as described in "Shares Eligible for Future Sale." When the lock-up agreements expire, these shares will become eligible for sale, in some cases subject to the requirements of Rule 144.
If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our common shares, the market price of our common stock could decline.
The trading market for our common shares likely will be influenced by the research and reports that equity and debt research analysts publish about the industry, us and our business. The market price of our common stock could decline if one or more securities analysts downgrade our shares or if those analysts issue a sell recommendation or other unfavorable commentary or cease publishing reports about us or our business. If one or more of the analysts who elect to cover us downgrade our shares, the market price of our common stock would likely decline.
Our directors have limited liability under Delaware law.

Pursuant to our Amended and Restated Certificate of Incorporation, as amended, and Delaware law, our directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty, except for: liability in connection with a breach of the duty of loyalty; acts or omissions not in good faith; acts or omissions that involve intentional misconduct or a knowing violation of law; dividend payments or stock repurchases that are illegal under Delaware law; or any transaction in which a director has derived an improper personal benefit. Accordingly, except in those circumstances, our directors will not be liable to us or our stockholders for breach of their duty.

Our two principal stockholders currently control all voting matters brought before our shareholders, account for half of the votes on our board of directors, and certain actions by our board of directors cannot be taken without the consent of these two directors .

Our board of directors, which currently consists of the two directors appointed by the holders of the Company's Class A common stock voting as a separate class and two additional directors, approves the Company's annual budget, compensation matters, and major agreements. Currently, our two largest shareholders, Boulderado and Magnolia, collectively own all of our Class A common stock and a majority of our common stock, and will continue to own all of the outstanding Class A common stock and a majority of the outstanding common stock following the completion of the offering.  On its own, Magnolia will own a majority of our outstanding capital stock upon completion of the offering.  Also, each share of Class A common stock is entitled to cast 10 votes for all matters on which our stockholders vote, while each share of common stock is entitled to cast only one vote.  For the foreseeable future, the two principal shareholders will likely continue to control virtually all matters submitted to shareholders for a vote; may elect all of our directors; and, as a result, may control our management, policies, and operations.  Our other shareholders will not have voting control over our actions, including the determination of other industries and markets that we may enter.

The interests of Magnolia and Boulderado may not coincide with the interests of other holders of our common stock.  Magnolia and Boulderado are in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us.  Magnolia and Boulderado may also pursue, for their own managers or members' accounts, acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us.  So long as each of the two principal shareholders continue to own our Class A common stock or a majority of our outstanding common stock, they will continue to be able to strongly influence or effectively control our decisions, including potential mergers or acquisitions, asset sales and other significant corporate transactions.

Certain actions cannot be taken without the approval of our principal stockholders due to their ownership of Class A common stock.

Magnolia and Boulderado, the holders of record of the shares of Class A Common Stock, exclusively and as a separate class, are entitled to elect two directors to our board of directors (the "Class A Directors"), which number of Class A Directors may be reduced pursuant to the terms and conditions of the Voting and First Refusal Agreement between Boulderado and Magnolia.  Any Class A Director may be removed without cause by, and only by, the affirmative vote of the holders of eighty percent (80%) of the shares of Class A common stock exclusively and as a separate class, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders.

 At any time when shares of Class A common stock are outstanding, we may not, without the affirmative vote of all of the Class A Directors:

*            Amend, alter or otherwise change the rights, preferences or privileges of the Class A common stock, or amend, alter or repeal any provision of our certificate of incorporation or bylaws in a manner that adversely affects the powers, preferences or rights of the Class A common stock.

*           Liquidate, dissolve or wind-up our business, effect any merger or consolidation or any other deemed liquidation event or consent to any of the foregoing.

 *           Create, or authorize the creation of, or issue or issue additional shares of Class A common stock, or increase the authorized number of shares of any additional class or series of capital stock.

*           Increase or decrease the authorized number of directors constituting the board of directors.

*            Hire, terminate, change the compensation of, or amend the employment agreements of, our executive officers.

*            Purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of our capital stock.

*            Create, or authorize the creation of, or issue, or authorize the issuance of any debt security, if our aggregate indebtedness for borrowed money following such action would exceed $10,000, or guarantee, any indebtedness except for our own trade accounts arising in the ordinary course of business.

*            Make, or permit any subsidiary to make, any loan or advance outside of the ordinary course of business to any employee or director.

*            Create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by us or permit any direct or indirect subsidiary to sell, lease, or otherwise dispose of all or substantially all of the assets of any subsidiary.

*            Change our principal business, enter new lines of business, or exit the current line of business.

*            Enter into any agreement involving the payment, contribution, or assignment by us or to us of money or assets greater than $10,000.

*            Enter into or be a party to any transaction outside of the ordinary course of business with any our directors, officers, or employees or any "associate" (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) of any such person or entity.

*            Acquire, by merger, stock purchase, asset purchase or otherwise, any material assets or securities of any other corporation, partnership or other entity.

Our board of directors is not composed of a majority of independent directors which poses a significant risk for us from a corporate governance perspective.

Our co-chief executive officers serve as two of our four directors. A third director is the principal of a real estate brokerage and management company, in which we currently have a 30% ownership interest and a separate real estate entity in which we own a 15% equity interest, and is also trustee of a trust which owns shares of our common stock.  Our directors and executive officers are required to make interested party decisions, such as the approval of related party transactions, their level of compensation, and oversight of our accounting function. Our two majority shareholders also exercise control over all matters requiring stockholder approval, including the nomination of directors and the approval of significant corporate transactions. We have chosen not to implement various corporate governance measures at this time, the absence of which may cause stockholders to have more limited protections against transactions implemented by our board of directors, conflicts of interest and similar matters. Stockholders should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

Delaware law and certain provisions in our certificate of incorporation and bylaws may prevent efforts by our stockholders to change the direction or management of the Company.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change of control would be beneficial to our existing stockholders. In addition, our certificate of incorporation, as amended and bylaws contain provisions that may make the acquisition of the Company more difficult, including, but not limited to, the following:

*	setting forth specific procedures regarding how our stockholders may nominate directors for election at stockholder meetings;
*	permitting our board of directors to issue preferred stock without stockholder approval; and
*	limiting the rights of stockholders to amend our bylaws.

These provisions could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions you desire. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team.
Because we do not intend to pay dividends for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.
  We do not intend to pay dividends for the foreseeable future, and our stockholders will not be guaranteed, or have contractual or other rights, to receive dividends. Our board of directors may, in its discretion, modify or repeal our dividend policy. The declaration and payment of dividends depends on various factors, including: our net income, financial condition, cash requirements, future prospects and other factors deemed relevant by our board of directors.

  Under the Delaware General Corporate Law (the "DGCL"), our board of directors may not authorize payment of a dividend unless it is either paid out of our surplus, as calculated in accordance with the DGCL, or if we do not have a surplus, it is paid out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.
If you purchase shares of common stock sold in this offering, you will experience immediate and substantial dilution.
Our existing shareholders have paid substantially less than the initial public offering price of our common stock. The public offering price of our common stock will be substantially higher than the tangible book value per share of our outstanding common stock. Assuming an initial public offering price of $[__] per share, the midpoint of the range on the cover of this prospectus, purchasers of our common stock will effectively incur dilution of $[__] per share in the net tangible book value of their purchased shares. The shares of our common stock owned by existing shareholders will receive a material decrease in the net tangible book value per share. You may experience additional dilution if we issue common stock in the future. As a result of this dilution, you may receive significantly less than the full purchase price you paid for the shares in the event of a liquidation. See "Dilution."
Our authorized preferred stock exposes holders of our common stock to certain risks.

Our certificate of incorporation, as amended, authorizes the issuance of up to 1,000,000 shares of preferred stock, par value $0.001 per share.  The authorized but un-issued preferred stock constitutes what is commonly referred to as "blank check" preferred stock.  This type of preferred stock may be issued by the board of directors from time to time on any number of occasions, without shareholder approval, as one or more separate series of shares comprised of any number of the authorized but un-issued shares of preferred stock, designated by resolution of the board of directors stating the name and number of shares of each series and setting forth separately for such series the relative rights, privileges and preferences thereof, including, if any, the: (i) rate of dividends payable thereon; (ii) price, terms and conditions of redemption; (iii) voluntary and involuntary liquidation preferences; (iv) provisions of a sinking fund for redemption or repurchase; (v) terms of conversion to common stock, including conversion price, and (vi) voting rights.  Such preferred stock may provide our board of directors the ability to hinder or discourage any attempt to gain control of us by a merger, tender offer at a control premium price, proxy contest or otherwise.  Consequently, the preferred stock could entrench our management.  The market price of our common stock could be depressed to some extent by the existence of the preferred stock.  As of the date of this offering, no shares of preferred stock had been issued.
You may be diluted by the future issuance of additional common stock in connection with acquisitions or otherwise.
  After this offering, we will have [________] shares of common stock authorized but unissued under our certificate of incorporation. We will be authorized to issue these shares of common stock and options, rights, warrants and appreciation rights relating to common stock for consideration and on terms and conditions established by our board of directors in its sole discretion, whether in connection with acquisitions or otherwise. Any common stock that we issue would dilute the percentage ownership held by the investors who purchase common stock in this offering.
  In the future, we may also issue our securities, including shares of our common stock, in connection with investments or acquisitions. We regularly evaluate potential acquisition opportunities, including ones that would be significant to us, and we are currently participating in processes regarding several potential acquisition opportunities, including ones that would be significant to us. We cannot predict the timing of any contemplated transactions, and none are currently probable, but any pending transaction could be entered into as soon as shortly after the closing of this offering. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future operating results and financial position, business strategy, and plans and objectives of management for future operations, are forward-looking statements. Our forward-looking statements are generally accompanied by words such as "may," "should," "expect," "believe," "plan," "anticipate," "could," "intend," "target," "goal," "project," "contemplate," "believe," "estimate," "predict," "potential," or "continue" or the negative of these terms or other similar expressions. Any forward-looking statements contained in this prospectus speak only as of the date on which we make them and are based upon our historical performance and on current plans, estimates and expectations. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

•	the competitive nature of the industries in which we conduct our business;

•	general business and economic conditions;

•	demand for services in our industry;

•	our ability to successfully integrate acquired businesses;

•	business strategy;

•	pricing pressures and competitive factors;

•	the effect of a loss of, or financial distress of, any reinsurance company which we rely on for our insurance operations;

•	our ability to obtain or renew customer contracts;
•	the market price and availability of materials or equipment;

•	increased costs as the result of being a public company;

•	planned acquisitions and future capital expenditures;

•	technology;

•	financial strategy, liquidity, capital required for our ongoing operations and acquisitions, and our ability to raise additional capital;

•	ability to obtain permits, approvals and authorizations from governmental and third parties, and the effects of government regulation;

•	dividends;

•	future operating results; and

•	plans, objectives, expectations and intentions.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.

You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section entitled "Risk Factors" and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

 USE OF PROCEEDS

We will receive net proceeds from the offering of approximately $[_____] million, assuming that the common stock is offered at $[___] per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and approximately $[____] million of our estimated expenses related to this offering (or approximately $[_____] million if the underwriters exercise their option to purchase additional shares from the selling stockholder in full). A $1.00 increase (decrease) in the assumed initial public offering price of $[____] per share would increase (decrease) the net proceeds to us from this offering by approximately $[____] million, after deducting the estimated underwriting discounts and commissions and estimated aggregate offering expenses payable by us and assuming that the underwriters' option to purchase additional shares is not exercised and no other change to the number of shares offered by us as set forth on the cover page of this prospectus.

Pursuant to an overallotment option, we may offer up to [______] shares of our common stock for sale in this offering.

We intend to use the net proceeds from this offering as follows:

* Funding future billboard acquisitions.  While we regularly consider possible acquisitions in billboard advertising, we are not currently subject to any binding agreement to acquire any such businesses.  However, our strategy is to continue to make acquisitions in this business sector at least consistent with the level of acquisitions conducted during the prior 18 months in which we completed eight acquisitions for a total purchase price of $24,988,460.  We anticipate that many of these acquisitions will be of smaller to medium-sized billboard operations, consistent with our prior acquisitions.

*  Expanding our insurance activities. We expect to use up to $20 million to provide additional capital reserves we anticipate may be needed in the next 24 months to expand the scope of our current surety insurance and related brokerage operations as we seek to expand our ability to conduct business in other states and expand the size of our surety insurance services.  To date, we have focused our efforts in the surety insurance field by acquiring both a nationwide broker of surety insurance and by completing last December the acquisition of UC&S, a Treasury Listed, A- rated surety insurance company.  We are currently filing applications with 41 states and the District of Columbia to expand UC&S's authority to write surety policies on a nationwide basis.  We may also consider making acquisitions in other insurance segments.  We anticipate that any such acquisitions would be of insurance businesses similar in many respects to surety, including but not limited to high volume and low policy limit insurance businesses.

* Expanding our investments in real estate management businesses. We also expect to expand our investments in real estate management businesses.  During the prior 18 months, we made investments totaling $928,398.

We also expect to pay $[_______] in fees and expenses related to this offering

We intend to use any remaining proceeds for general corporate purposes, which may include capital expenditures and other working capital needs.  We may also consider acquisitions of businesses other than those involved in billboards, surety insurance and real estate management.  In considering any such acquisition, our strategy is to acquire businesses with durable revenues and cash flow and that will produce an acceptable return on invested capital over time.
Based on our current plans, we believe our cash, cash equivalents and short-term investments, together with the net proceeds to us from this offering and the 2017 Concurrent Offering and the cash flows generated from our existing businesses, will be sufficient to fund our operations for at least the next 12 months.
This expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures and the use of these proceeds may vary significantly depending on numerous factors, including the progress of our expansion efforts and acquisition activities, as well as any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of investment-grade, short-term, interest-bearing securities.
DIVIDEND POLICY

We do not intend to pay dividends for the foreseeable future. We are not required to pay dividends, and our stockholders will not be guaranteed, or have contractual or other rights to receive, dividends. The declaration and payment of any future dividends will be at the sole discretion of our board of directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends, opportunity set for retained capital, and other considerations that our board of directors deems relevant. Our board of directors may decide, in its discretion, at any time, to modify or repeal the dividend policy or discontinue entirely the payment of dividends.

The ability of our board of directors to declare a dividend is also subject to limits imposed by Delaware corporate law. Under Delaware law, our board of directors and the boards of directors of our corporate subsidiaries incorporated in Delaware may declare dividends only to the extent of our "surplus," which is defined as total assets at fair market value minus total liabilities, minus statutory capital, or if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. See "Risk Factors—Risks Related to This Offering and Owning Our Common Stock -- Because we do not intend to pay dividends for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it."

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2016:

•	on an actual basis; and

•
on a pro forma basis to reflect the 2017 Concurrent Offering and the completion of this offering and the application of the estimated net proceeds from this offering, as described in "Use of Proceeds."

The information below is illustrative only and our capitalization following this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table together with "Selected Historical Financial Information of Boston Omaha Corporation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Boston Omaha Corporation" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	September 30, 2016	As Adjusted

Cash and cash equivalents	$42,376

Stockholders' equity:
Common stock, $.001 par value, 11,000,000 shares
authorized, 5,841,815 shares issued and outstanding and
[________] shares issued and outstanding on a pro forma basis	6
Class A common stock, $.001 par value, 1,161,161 shares authorized
1,055,560 shares issued and outstanding on both an actual and pro forma
basis	1
Additional paid-in capital	66,926
Deficit	(3,841)

Total stockholders' equity	$63,092

Total capitalization	$63,092

(1)
A $1.00 increase (decrease) in the assumed initial public offering price of $[___] per share (the midpoint of the price range set forth on the cover of this prospectus) would increase (decrease) additional paid-in capital by $[___] million and increase (decrease) total stockholders' equity by $[___] million, assuming that the underwriters' option to purchase additional shares is not exercised. Similarly, a one million share increase (decrease) in the number of shares offered by us, as set forth on the cover of this prospectus, would increase (decrease) additional paid-in capital by $[____] million, increase (and increase (decrease) total stockholders' equity by $[____] million, assuming that the underwriters' option to purchase shares is not exercised and assuming the initial public offering price of $[___] per share (the midpoint of the price range set forth on the cover of this prospectus) remained the same and after deducting the underwriting discount and estimated offering expenses payable by us.

DILUTION

Purchasers of the common stock in this offering will suffer an immediate dilution. Dilution is the amount by which the price paid by the purchasers of common stock in this offering will exceed the net tangible book value per share of common stock immediately after this offering.

Our historical net tangible book value at September 30, 2016 was $52.3 million, or $7.58 per share of common stock and Class A common stock.  Net tangible book value per share represents our total assets, excluding goodwill, and intangibles, less total liabilities, divided by the number of shares of common stock and Class A Common Stock outstanding as of September 30, 2016.

After giving effect to the 2017 Concurrent Offering and the completion of this offering, assuming a public offering price of $[___] per share, the midpoint of the range on the cover of this prospectus, and the application of the net proceeds therefrom as described in this prospectus, our net tangible book value as of September 30, 2016 would have been $[___] million, or $[___] per share of common stock. This represents an immediate decrease in net tangible book value to existing stockholders of $[___] per share of common stock and Class A common stock and an immediate dilution to new investors of $[___] per share of common stock. The following table illustrates this per share dilution:

Assumed initial public offering price per share	$
Pro forma net tangible book value per share as of September 30, 2016 (1)	$
Increase in net tangible book value per share attributable to investors in this offering and the 2017 Concurrent Offering (2)	$

Pro forma net tangible book value per share after this offering and the Concurrent Offering	$
Dilution per share to new investors in this offering	$

(1)
Based on the historical book value of the company as of September 30, 2016.  This figure is not adjusted by the [$_______] to be received in the 2017 Concurrent Offering and divided by the number of shares of common stock issued and outstanding at September 30, 2016 and increased by the [___] shares of common stock expected to be issued in the 2017 Concurrent Offering but before giving effect to this offering.

(2)
This figure is adjusted by the [$_______] to be received in the 2017 Concurrent Offering and divided by the number of shares of common stock issued and outstanding at September 30, 2016 and increased by the [____________] shares of common stock expected to be issued in the 2017 Concurrent Offering and after giving effect to this offering.

A $[___] increase (decrease) in the assumed public offering price of $[___] per share, which is the midpoint of the price range set forth on the cover page of this prospectus, along with a sale of shares in the 2017 Concurrent Offering, would increase (decrease) our as adjusted pro forma net tangible book value per share after the offering by $[___] and increase (decrease) the dilution to new investors in this offering by $[___] per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The following table summarizes, on the pro forma basis set forth above as of September 30, 2016, the difference between the total cash consideration paid and the average price per share paid by existing stockholders and the purchasers of common stock in this offering and the 2017 Concurrent offering with respect to the number of shares of common stock purchased from us, before deducting estimated underwriting discounts, commissions and offering expenses payable by us.

	Shares Purchased			Total Consideration			Average Price
	Number	Percent		Amount	Percent		Per Share
Existing stockholders			%	$		%	$
Purchasers of common stock in this offering and the 2017 Concurrent Offering			%	$		%	$
Total		100%			$100%		$

The tables above are based on [_______] shares of common stock outstanding as of September 30, 2016 and assumes a public offering price of $[___] per share, the midpoint of the range on the cover of this prospectus.

The tables above do not give effect to the exercise of outstanding warrants to purchase 103,032 shares of our Class A Common Stock at an exercise price of $10.00 per share and 2,524 shares of our Class A common stock at an exercise price of $8.00 per share. We do not currently have a stock option or similar equity plan and have no plans to establish such a plan.  If the underwriters' option to purchase additional shares is exercised in full, the number of shares held by new investors will be increased to [_________], or approximately [___]% of the total number of shares of common stock.

SELECTED HISTORICAL FINANCIAL INFORMATION OF BOSTON OMAHA CORPORATION

The information below should be read along with "Unaudited Pro Forma Condensed Combined and Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Boston Omaha Corporation," "Business" and the historical financial statements and accompanying notes included elsewhere in this prospectus. Our historical results set forth below are not necessarily indicative of results to be expected for any future period.

The selected consolidated financial information set forth below is derived from Boston Omaha Corporation's annual consolidated financial statements for the periods indicated below, including the consolidated balance sheets at December 31, 2015 and December 31, 2014 and the related consolidated statements of operations and cash flows for the years ended December 31, 2015 and December 31, 2014 and notes thereto appearing elsewhere in this prospectus. The data for the first nine months of each of fiscal 2016 and fiscal 2015 is derived from our unaudited consolidated financial statements included elsewhere in this prospectus and which, in the opinion of management, include all adjustments necessary for a fair statement of the results of the applicable interim periods.

(dollars in thousands)	Nine Months Ended		Year Ended
	September 30,		December 31,
Statement of Operations Data	2016	2015	2015	2014
Revenue	$2,550	$359	$723	$44
Costs of revenue (exclusive of depreciation and
amortization)	874	167	230	-
Leased employees and professional fees	2,114	626	979	67
Depreciation and amortization	1,251	211	458	-
General and administrative expenses	547	44	163	-
Total operating costs and expense	4,786	1,048	1,830	67
Operating income (loss)	(2,236)	(689)	(1,107)	(23)
Other income (expense), net	(33)	13	82	(16)
Interest expense	(2)	(20)	(22)	(28)
Total other income (expenses)	(35)	(7)	60	(44)
Net (loss)	$(2,271)	$(696)	$(1,047)	$(67)

Balance Sheet Data (at end of period)
Total assets	$63,663	$24,279	$23,785	$49
Long-term payable	127	-	-	-
Total liabilities	571	432	290	516
Total stockholders' equity (deficit)	63,092	23,847	23,495	(467)

BOSTON OMAHA CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED FINANCIAL INFORMATION

The unaudited pro forma condensed combined and consolidated financial information presents Boston Omaha Corporation and Subsidiaries' ("Boston Omaha") unaudited pro forma condensed combined and consolidated balance sheet as of September 30, 2016, the unaudited pro forma condensed combined and consolidated statements of operations for the nine months ended September 30, 2016, and the unaudited pro forma condensed combined and consolidated statement of operations for the year ended December 31, 2015.  The pro forma financial information is based upon the consolidated historical financial statements of Boston Omaha ("the Company") after giving effect to the following transactions (collectively, the "Transactions"):

•	The Company's acquisition of the stock of United Casualty and Surety Insurance Company ("UC&S") and the transactions related thereto
•	The Company's multiple acquisitions of billboards and related assets from Jag, Inc. ("JAG"), Bell Media, LLC, Fair Outdoor, LLC, and I-85 Advertising, LLC.

The unaudited pro forma condensed combined and consolidated balance sheet as of September 30, 2016 gives pro forma effect to the Company's acquisition of the stock of UC&S.  The unaudited pro forma condensed combined and consolidated statement of operations for the nine months ended September 30, 2016 gives pro forma effect to the Company's acquisition of the stock of UC&S and the Company's acquisition of billboards and related assets from JAG.

The unaudited pro forma condensed combined and consolidated balance sheet as of September 30, 2016 and the unaudited pro forma condensed combined and consolidated statement of operations for the nine months ended September 30, 2016 are based upon the historical financial statements of Boston Omaha, UC&S, and JAG.

The unaudited pro forma condensed combined and consolidated statement of operations for the year ended December 31, 2015 gives pro forma effect to the Company's acquisition of the stock of UC&S and the Company's acquisition of billboards and related assets from JAG, Bell Media, LLC, Fair Outdoor, LLC, and I-85 Advertising, LLC.

The unaudited pro forma condensed combined and consolidated statement of operations for the year ended December 31, 2015 is based upon the historical financial statements of Boston Omaha, UC&S, JAG, Fair Outdoor, LLC, and I-85 Advertising, LLC and historical financial information of Bell Media, LLC.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined and consolidated financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined and consolidated financial statements.

The unaudited pro forma condensed combined and consolidated financial information is prepared in accordance with Article 11 of Regulation S-X, using the assumptions set forth in the notes to the unaudited pro forma condensed combined and consolidated financial information.  The unaudited pro forma condensed combined and consolidated financial information includes adjustments that give effect to events that are directly attributable to the Transactions described above.  The unaudited pro forma condensed combined and consolidated financial information has been prepared using the acquisition method of accounting in accordance with Accounting Standards Codification ("ASC") 805, Business Combinations.

The unaudited pro forma condensed combined and consolidated financial information is provided for informational purposes only and is not necessarily indicative of the operating results that would have occurred if the Transactions had been completed as of the dates set forth above, nor is it indicative of the future results of the Company's operations.

The unaudited pro forma condensed combined and consolidated financial information should be read in conjunction with the consolidated financial statements of Boston Omaha and the financial statements of UC&S and JAG included elsewhere in this prospectus.

BOSTON OMAHA CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2016

		Pro Forma	Elimination		Combined and
	Boston Omaha	Adjustments	Adjustments	Notes	Consolidated

Current Assets:
Cash	$42,375,758	$(11,321,446)		(3a)	$31,054,312
Restricted cash	227,943	-	-		227,943
Accounts receivable, net	469,796	674,880	-	(3a)	1,144,676
Investments, short-term	-	1,394,842	-	(3a)	1,394,842
Prepaid expense and deferred					-
policy acquisition costs	377,091	434,659	-	(3a)	811,750

Total Current Assets	43,450,588	(8,817,065)	-		34,633,523

Property and equipment, net	8,440,113	11,905	-	(3a)	8,452,018
Goodwill	7,917,853	7,198,930	-	(3a), (3c)	15,116,783
Intangible assets, net	2,887,800	450,000	-	(3a), (3c)	3,337,800
Investment in subsidiary	-	5,351,070	(5,351,070)	(3d)	-
Investments, long-term	-	2,839,725	-	(3a)	2,839,725
Other noncurrent assets	966,221	1,687,676	-	(3a)	2,653,897

Total Assets	$63,662,575	$8,722,241	$(5,351,070)		$67,033,746

Current Liabilities:
Accounts payable and
accrued expenses	342,505	130,285	-	(3a)	472,790
Unearned premiums	-	1,343,739	-	(3a)	1,343,739
Federal income taxes payable	-	60,000	-	(3a)	60,000
Funds held as collateral	-	1,682,147	-	(3a)	1,682,147
Deferred revenue	101,536	-	-		101,536

Total Current Liabilities	444,041	3,216,171	-		3,660,212

Long-term payable for acquisition	126,500	-			126,500
Deferred tax liability	-	155,000	-	(3a)	155,000

Total Liabilities	570,541	3,371,171	-		3,941,712

Total Stockholders' Equity	63,092,034	5,351,070	(5,351,070)	(3d)	63,092,034

Total Liabilities and
Stockholders' Equity	$63,662,575	$8,722,241	$(5,351,070)		$67,033,746

See accompanying notes to unaudited condensed combined and consolidated financial statements.

BOSTON OMAHA CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016

		Pro Forma Adjustments for Acquisitions			Combined and
	Boston Omaha	Billboards	UC&S	Notes	Consolidated

Revenue	$2,550,060	$246,221	$1,819,641	(3b)	$4,615,922

Cost of revenue (exclusive of
depreciaton and amortization)	874,174	86,526	-	(3b)	960,700
Underwriting, acquisition
and insurance expenses	-	-	1,358,578	(3b)	1,358,578
Employee cost	1,140,009	95,830	-	(3b)	1,235,839
Professional fees	974,214	-	-		974,214
Depreciation and amortization	1,250,726	66,698	24,106	(3c)	1,341,530
General and administrative	546,567	19,629	-	(3b)	566,196
Losses and loss
adjustment expenses	-	-	54,993	(3b)	54,993

Net (Loss) Income from Operations	(2,235,630)	(22,462)	381,964		(1,876,128)
					-
Other income (expense)	(32,958)	-	2,054	(3b)	(30,904)
Interest expense	(2,240)	(1,593)	-	(3b)	(3,833)

(Loss) Income Before Income Tax	(2,270,828)	(24,055)	384,018		(1,910,865)

Income Tax (Provision) Benefit	-	10,079	(96,500)	(3f)	(86,421)

Net (Loss) Income	$(2,270,828)	$(13,976)	$287,518		$(1,997,286)

Basic and Diluted Net
(Loss) Income per share	$(0.40)			(3e)	$(0.35)

Basic and Diluted Weighted
Average Shares Outstanding	5,744,898			(3e)	5,744,898

See accompanying notes to unaudited condensed combined and consolidated financial statements.

BOSTON OMAHA CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2015

		Pro Forma Adjustments for Acquisitions			Combined and
	Boston Omaha	Billboards	UC&S	Notes	Consolidated

Revenue	$722,912	$2,553,298	$2,701,144	(3b)	$5,977,354

Cost of revenue (exclusive of
depreciaton and amortization)	229,507	989,968	-	(3b)	1,219,475
Underwriting, acquisition
and insurance expenses	-	-	2,002,230	(3b)	2,002,230
Employee cost	241,803	731,276	-	(3b)	973,079
Professional fees	737,451	3,537	-	(3b)	740,988
Depreciation and amortization	457,803	1,013,524	32,141	(3c)	1,503,468
General and administrative	163,226	288,219	-	(3b)	451,445
Losses and loss
adjustment expenses	-	-	19,283	(3b)	19,283

Net (Loss) Income from Operations	(1,106,878)	(473,226)	647,490		(932,614)

Other income (expense)	81,963	586	5,378	(3b)	87,927
Interest expense	(22,508)	(31,997)	-	(3b)	(54,505)

Net (Loss) Income
Before Income Tax	(1,047,423)	(504,637)	652,868		(899,192)

Income Tax (Provision) Benefit	-	211,137	(219,200)	(3f)	(8,063)

Net (Loss) Income	$(1,047,423)	$(293,500)	$433,668		$(907,255)

Basic and Diluted Net
(Loss) Income per share	$(0.71)			(3g)	$(0.61)

Basic and Diluted Weighted
Average Shares Outstanding	1,481,310			(3e)	1,481,310

See accompanying notes to unaudited condensed combined and consolidated financial statements.

BOSTON OMAHA CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED FINANCIAL INFORMATION

NOTE 1.  Basis of Presentation

The unaudited pro forma condensed combined and consolidated financial information is derived by applying pro forma adjustments to Boston Omaha's historical consolidated financial statements as of September 30, 2016, the nine months then ended, and the year ended December 31, 2015.  Boston Omaha completed its acquisition of UC&S and the assets of JAG on December 7, 2016 and February 16, 2016, respectively.  Acquisitions of billboards and related assets completed during the year ended December 31, 2015 ("the 2015 billboard acquisitions") are as follows:

Bell Media LLC	June 19, 2015
Fair Outdoor, LLC	July 23, 2015
I-85 Advertising, LLC	August 31, 2015

The historical consolidated financial statements have been adjusted in the pro forma condensed combined and consolidated financial statements to give effect to pro forma events that are directly attributable to the business combinations and factually supportable, as if such combination and consolidation had occurred at the beginning of the presentation period.  With respect to the pro forma condensed combined and consolidated statements of operations, the pro forma events are expected to have a continuing impact on the combined and consolidated results of operations following the business combinations.

The business combinations were accounted for under the acquisition method of accounting in accordance with ASC Topic 805.  As the acquirer for accounting purposes, the Company has estimated the fair value of the assets acquired and the liabilities assumed from UC&S and JAG.  Additionally, the pro forma financial information reflects adjustments required to conform UC&S's and JAG's accounting policies to Boston Omaha's accounting policies.

The condensed combined and consolidated pro forma financial information does not reflect the realization of any expected cost savings or other synergies from the acquisition of UC&S, JAG, and the 2015 billboard acquisitions.

NOTE 2.  Preliminary Purchase Price Allocations

The following table presents the preliminary purchase price allocation of UC&S as of December 7, 2016, the acquisition date:

BOSTON OMAHA CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED FINANCIAL INFORMATION

Cash	$1,678,554
Accounts receivable	674,880
Investments, short-term	1,394,842
Prepaid expense	99,153
Deferred policy acquisition costs	335,506
Property and equipment	11,905
Investments, long-term	2,839,725
Funds held as collateral assets	1,682,147
Other noncurrent assets	5,529
Identifiable intangible assets	450,000
Goodwill	7,198,930
Accrued expenses	(130,285)
Unearned premiums	(1,343,739)
Federal income taxes payable	(60,000)
Funds held as collateral	(1,682,147)
Deferred tax liability	(155,000)

Total Consideration	$13,000,000

This preliminary purchase price allocation is based on internal information and will be revised when the independent appraisal has been completed.  The preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma condensed combined and consolidated balance sheet and the pro forma condensed combined and consolidated statement of operations.  The Company is still assessing the impact of deferred taxes.

BOSTON OMAHA CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED FINANCIAL INFORMATION

NOTE 3.  PRO FORMA ADJUSTMENTS

The adjustments in each of the statements presented give effect to the following:

a.	Adjustments associated with the acquisition of UC&S

Unaudited Pro Forma Condensed Combined and Consolidated Balance Sheet

Represents the consolidation of UC&S upon acquisition as if the acquisition had occurred as of September 30, 2016.  The presentation is based upon the preliminary purchase price allocation for UC&S discussed in Note 2.  Boston Omaha purchased the stock of UC&S on December 7, 2016 for a cash purchase price of $13,000,000.

b.	Adjustments associated with the combination of billboard historical amounts and the consolidation of UC&S historical amounts

Unaudited Pro Forma Condensed Combined and Consolidated Statement of Operations

Nine Months Ended September 30, 2016

Billboards

Represents the historical operating revenues and expenses attributable to the billboards acquired from JAG for the period from January 1, 2016 through February 16, 2016.  Depreciation and amortization have been provided based upon the provisional purchase price allocation.

UC&S

Represents the historical revenues and expenses of UC&S for the nine months ended September 30, 2016, with the exception of depreciation and amortization, as found in UC&S unaudited statement of operations for the nine months ended September 30, 2016, included elsewhere in this prospectus.  Depreciation and amortization have been provided based upon the provisional purchase price allocation.

BOSTON OMAHA CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED FINANCIAL INFORMATION

NOTE 3.  PRO FORMA ADJUSTMENTS (Continued)

b.	Adjustments associated with the combination of billboard historical amounts and the consolidation of UC&S historical amounts (continued)

Unaudited Pro Forma Condensed Combined and Consolidated Statement of Operations

Year Ended December 31, 2015

Billboards

Represents the historical operating revenues and expenses attributable to the 2015 billboard acquisitions for the periods shown below.  Depreciation and amortization have been provided based upon the purchase price allocation for the 2015 billboard acquisitions.  For JAG the provisional purchase price allocation is the basis for depreciation and amortization.

Acquisition	Period Included

Jag, Inc. ("Jag")	January 1 - December 31, 2015
I-85 Advertising, LLC ("I-85")	January 1 - August 31, 2015
Fair Outdoor, LLC ("Fair")	January 1 - July 23, 2015
Bell Media LLC ("Bell")	January 1 - June 19, 2015

	Jag	I-85	Fair	Bell	Total

Revenue	$1,671,688	$36,000	$207,324	$638,286	$2,553,298

Cost of revenue (exclusive of
depreciaton and amortization)	617,252	10,738	72,713	289,265	989,968
Employee cost	731,276	-	-	-	731,276
Professional fees	-	1,187	2,350	-	3,537
Depreciation and amortization	533,580	29,593	127,926	322,425	1,013,524
General and administrative	263,162	-	529	24,528	288,219

Net (Loss) Income
from Operations	(473,582)	(5,518)	3,806	2,068	(473,226)

Other income (expense)	586	-	-	-	586
Interest expense	(16,751)	-	(15,246)	-	(31,997)

(Loss) Income
Before Income Tax	(489,747)	(5,518)	(11,440)	2,068	(504,637)
Income Tax (Provision) Benefit	205,221	2,235	4,519	(838)	211,137

Net (Loss) Income	$(284,526)	$(3,283)	$(6,921)	$1,230	$(293,500)

BOSTON OMAHA CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED FINANCIAL INFORMATION

NOTE 3.  PRO FORMA ADJUSTMENTS (Continued)

UC&S

Represents the historical revenues and expenses of UC&S for the year ended December 31, 2015, with the exception of depreciation and amortization, as found in UC&S audited statement of operations for the year ended December 31, 2015, included elsewhere in this prospectus.

c.
Adjustments associated with the effects of adjusting the historical book values of assets acquired and liabilities assumed to their estimated fair values, including revised depreciation expense on property and equipment and amortization on newly acquired intangible assets.

Depreciation and amortization

Pro forma depreciation and amortization are comprised of the following:

	Nine months
	ended	Year ended
	September 30,	December 31,
	2016	2015

Billboard acquisitions:

Depreciation and amortization per
historical financial statements	$5,612	$89,438
Depreciation and amortization adjustment
for fair value of assets acquired	61,086	924,086

Pro forma depreciaton and amortization	$66,698	$1,013,524

UC&S acquisition:

Depreciation and amortization per
historical financial statements	$10,606	$14,141
Depreciation and amortization adjustment
for fair value of assets acquired	13,500	18,000

Pro forma depreciaton and amortization	$24,106	$32,141

d.	Adjustments to consolidate the balances of UC&S with the balances of Boston Omaha.

e.	Adjustments for earnings (loss) per share:

Earnings per share

The basic net income (loss) per common share is computed by dividing the net income (loss) by the weighted average number of common shares outstanding.

f.	Adjustments to provide federal and state income taxes at statutory rates:

Income Tax (Provision) Benefit

Federal and state income taxes have been provided at statutory rates.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BOSTON OMAHA CORPORATION

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Historical Financial Information of Boston Omaha Corporation," "Unaudited Pro Forma Condensed Combined and Consolidated Financial Information" and our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve numerous risks and uncertainties, including those described in the "Risk Factors" section of this prospectus. Our actual results may differ materially from those contained in any forward-looking statements.

Overview

We are currently engaged in three areas of business: outdoor billboards, surety insurance and related brokerage activities, and investing in the real estate management business.  We commenced our current billboard business operations in June 2015, our surety insurance business in May 2016 and have made a series of investments in the real estate management and related services business commencing in September 2015.  In December 2016, we completed the acquisition of UC&S, a surety insurance company.  We expect to continue to acquire additional billboard assets through acquisitions of existing billboard businesses in the United States and to expand the licensing of the UC&S business beyond the nine states in which it is currently licensed to provide insurance.  We also expect to continue to make additional investments in real estate management service businesses.  In the future, we expect to expand the range of services we provide in each of these sectors and to possibly consider acquisition of other businesses in different sectors.  Our decision to expand outside of these current business sectors we serve will be based on the opportunity to acquire businesses which we believe provide the opportunity for sustainable earnings at an attractive level relative to capital employed.

In each of our businesses, we hope to expand our geographic reach and to develop a brand name for our services which we hope will be a differentiating factor for customers.  Our insurance market primarily services small contractors, businesses and individuals required to provide surety bonds in connection with their work for government agencies and others, and to meet regulatory licensing and other needs.  Our plan is to expand our insurance offerings and underwriting in all 50 states and the District of Columbia.  In outdoor billboards, our plan is to continue to grow this business through acquisitions of billboard companies.

Although several large companies control a majority of the outdoor billboard market, industry reports estimate that there are a large number of other companies servicing the remainder of the market.  In the surety industry, total industry direct-written premium reached $5.62 billion in 2015.  While the top 10 surety insurance companies were estimated to write approximately 64% of all premiums, there were approximately 200 insurers issuing surety bonds in 2015.

We seek to enter markets where we believe demand for our services will grow in the coming years due to certain barriers to entry and to anticipated long term demand for these services.  In the outdoor billboard business, government restrictions often limit the number of additional billboards which may be constructed.  At the same time, advances in billboard technology provide the opportunity to improve revenues through the use of digital display technologies and other new technologies.  In the surety insurance business, new insurance companies must be licensed by state agencies which impose capital, management and other strict requirements on these insurers.  These hurdles are at the individual state level, with statutes often providing wide latitude to regulators to impose judgmental requirements upon new entrants.  In addition, new distribution channels in certain areas of surety may provide a new opportunity.  In the real estate management services market, we believe the continued growth of commercial real estate in many sections of the United States will provide opportunities for management services for the foreseeable future.

How We Generate Our Revenues and Evaluate Our Business

We currently generate revenues through billboard advertising and related services and from the sale of surety insurance and related brokerage activities.  In the real estate management services market, our current model is to make investments in existing management services to provide them with the needed capital to expand the breadth and scope of the services they provide. These real estate management services companies are typically established as partnerships for tax purposes and offer the potential to distribute earnings to us on a quarterly basis.

Segment gross profit is a key metric that we use to evaluate segment operating performance and to determine resource allocation between segments. We define segment gross profit as segment revenues less segment direct and indirect cost of services. In the billboard business, costs of services include direct and indirect sales and labor costs, land costs, maintenance of equipment, contract services, and other miscellaneous expenses. In addition, our billboard operations gross margins are impacted by both depreciation and amortization charges associated with acquisitions and with the legal, accounting and other costs of completing these acquisitions.  As we expect to continue to expand our billboard business, these depreciation and amortization charges and costs of completing these transactions will continue to impact our gross margins.  Our insurance business incurs direct costs for general and administrative expenses, brokerage commissions, regulatory compliance costs, costs of reinsurance and, in connection with our acquisitions of UC&S and The Warnock Agency, Inc., certain one-time legal, accounting and other costs associated with completing these acquisitions.  In addition, we also incur costs operating as a public company.  As we anticipate growing our business, we expect that the costs of operating as a public company as a percentage of our revenues will decrease significantly.

Results of Operations

Nine Months Ended September 30, 2016 Compared to Nine Months Ended September 30, 2015

The following is a comparison of our results of operations for the nine months ended September 30, 2016 compared to the nine months ended September 30, 2015. Our results for the nine months ended September 30, 2016 include the financial and operating results of JAG for the period from February 16, 2016 through September 30, 2016. Results for the period prior to February 16, 2016 reflect the financial and operating results of Boston Omaha Corporation only. Accordingly, comparisons of our results for the nine months ended September 30, 2016 to the comparable prior year period may not be meaningful.  In addition, these results exclude the results of operations of UC&S, Inc., which we acquired on December 7, 2016.

The following table sets forth our results for the nine months ended September 30, 2016 compared to the nine months ended September 30, 2015

(dollars in thousands)	Nine Months Ended
	September 30,
Statement of Operations Data	2016	2015
Revenue	$2,550	$359
Costs of revenue (exclusive of depreciation and
amortization)	874	167
Leased employees and professional fees	2,114	626
Depreciation and amortization	1,251	211
General and administrative expenses	547	44
Total operating costs and expense	4,786	1,048
Operating income (loss)	(2,236)	(689)
Other income (expense), net	(33)	13
Interest expense	(2)	(20)
Total other income (expenses)	(35)	(7)
Net (loss)	$(2,271)	$(696)

Balance Sheet Data (at end of period)
Total assets	$63,663	$24,279
Long-term payable	127	-
Total liabilities	571	432
Total stockholders' equity	63,092	23,847

  Revenues.  We realized revenues of $2,550,060 during the nine months ended September 30, 2016. $2,273,210 of these revenues were from billboard rentals.  We completed three billboard business acquisitions at various times during this nine month period.  Revenues during the first nine months ended September 30, 2016 also included $276,850 in revenues from The Warnock Agency, Inc. which we acquired during the second quarter of 2016.  During the first nine months of 2015, we had revenues in the amount of $349,161 from billboard revenues as we acquired billboards late in the second quarter and during the third quarter of 2015.  We no longer provide the real estate consulting services from which we derived revenues of $9,700 during the first nine months of 2015.

 Expenses.  During the nine months ended September 30, 2016, we had expenses in the amount of $4,785,690, primarily from the cost of employees, cost of billboard revenues excluding depreciation and amortization expenses, and general and administrative expenses, which combined totaled $2,560,750.  Non-cash expenses included $654,125 in depreciation and $596,601 in amortization expenses associated with our acquisitions in 2015 and 2016, or 26% of total costs and expenses.  We also incurred $974,214 in professional fees, associated primarily with legal and accounting expenses associated with a number of acquisitions which occurred in 2016, accounting costs associated with financial reporting obligations for acquisitions completed in 2016, costs associated with our listing on the OTCQX and our costs incurred as a public company.  During the first nine months of 2015, we had expenses in the amount of $1,047,760, which expenses were primarily professional fees incurred in connection with several acquisitions and potential acquisitions, financing transactions, our costs of reorganizing as a Delaware corporation and related reorganization activities, and costs incurred as a public company.

 Net Loss from Operations.  Net loss from operations was $2,235,630 for the nine months ended September 30, 2016.  Non-cash depreciation and amortization expenses associated with acquisitions accounted for $1,250,726 of the loss.  This compares to net losses from operations in the amount of $688,899 during the first nine months of 2015 when we had limited billboard operations and depreciation and amortization expenses totaling $211,304.

Other Income (Expense).  During the first nine months of 2016, we had a loss of $32,958 in equity from our interests in certain real estate ventures.  We also incurred interest expense of $2,240.  During the first nine months of 2015, we had equity income from our now discontinued interest in Ananda Holdings, in the amount of $12,565.  During the first nine months of 2015, we had interest expense in the amount of $19,745.

 Net loss.  We had a net loss in the amount of $2,270,828 during the first nine months of 2016, or a per-share loss of $0.40, based on 5,744,898 weighted average shares outstanding.  This compared to a net loss in the amount of $696,079 during the first nine months of 2015, or a per-share loss of $0.67, based on 1,046,178 weighted average shares outstanding.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

The following table is a comparison of our results of operations for the twelve months ended December 31, 2015 compared to the twelve months ended December 31, 2014.

(dollars in thousands)	Year Ended
	December 31,
Statement of Operations Data	2015	2014
Revenue	$723	$44
Costs of revenue (exclusive of depreciation and
amortization)	230	-
Leased employees and professional fees	979	67
Depreciation and amortization	458	-
General and administrative expenses	163	-
Total operating costs and expense	1,830	67
Operating income (loss)	(1,107)	(23)
Other income (expense), net	82	(16)
Interest expense	(22)	(28)
Total other income (expenses)	60	(44)
Net (loss)	$(1,047)	$(67)

Balance Sheet Data (at end of period)
Total assets	$23,785	$49
Long-term payable	-	-
Total liabilities	290	516
Total stockholders' equity	23,495	(467)

Revenues.  During the year ended December 31, 2015 ("Fiscal 2015"), we had net revenues from billboard rentals of $713,212 and consulting fees – related party of $9,700 for services rendered.  For the year ended December 31, 2014 ("Fiscal 2014"), we had revenues from consulting fees – related party of $43,874.  We no longer provide these real estate consulting services as we currently focus on outdoor billboard advertising as our primary source of revenues and intend to expand into providing certain insurance products.  We also currently own and may in the future acquire additional interests in real estate businesses involved in the brokerage, acquisition, holding, operation, management, financing and sale of residential and commercial real estate development and management businesses.  We may in the future expand our business activities to include other business lines.  Advertising revenues are reported net of agency commissions but exclude commissions payable to our sales employees.

Costs and Expenses.  During Fiscal 2015, we had costs and expenses in the amount of $1,829,790.  These costs include $737,451 in professional fees primarily incurred for legal and accounting services in connection with the acquisition of the three outdoor billboard businesses we acquired in Fiscal 2015, related audit and accounting expenses associated with these acquisitions, establishing the infrastructure for our insurance operations, and certain costs associated with our public company reporting obligations.  In contrast, for Fiscal 2014, we had expenses of $66,715 in professional fees, all of which were associated with costs incurred in connection with our public company reporting obligations.

In addition, during Fiscal 2015, we incurred depreciation and amortization expenses, primarily associated with the three billboard operations which we acquired from June through August 2015, of $457,803.  During Fiscal 2014 we had no depreciation or amortization expenses as we did not acquire the billboard properties until Fiscal 2015. We amortize intangible assets with finite lives over their estimated useful lives, which range between two and 10 years.  Intangible assets include customer relationships, permits license and lease acquisition costs and non-competition and non-solicitation agreements.  Property and equipment are carried at cost and depreciation and amortization are provided principally on a straight-line method over the estimated useful lives of these assets, which range from three years to 15 years.  Maintenance and repair costs are charged against income as incurred and significant improvements or betterments are capitalized and depreciated over the estimated useful life of the asset.

During Fiscal 2015, we incurred other costs and expenses of $634,536.  This consisted of our other cost of operations, including our employees as well as leased employees and ground rents, which together accounted for approximately 74.2% of this amount, followed by administrative expenses.

During Fiscal 2015, each of Alex Rozek and Adam Peterson, received compensation at the rate of $24,000 per annum.  Commencing in January 2016, each of Messrs. Rozek and Peterson are entitled to receive a base salary in the amount of $275,000 per year, together with the right to participate in a bonus plan based upon any growth in our book value based on certain operating profit metrics.  However, each of Messrs. Rozek and Peterson has agreed to delay implementation of this compensation increase until at least the fourth quarter of the current fiscal year.

Net Loss from Operations.  Because of the professional costs and the depreciation and amortization expenses associated with these acquisitions, we had a net loss from operations in the amount of $1,106,878 during Fiscal 2015, compared to a net loss from operations in the amount of $22,841 during Fiscal 2014.

Other Income (Expense).  During Fiscal 2015, we had equity in income (loss) of our unconsolidated affiliates of $3,813, which consists of the following:

Equity in income of Ananda Investments	$16,518
Equity in loss of Logic Real Estate	(12,674)
Equity in loss of TAG SW 1	(31)

This equity in income of unconsolidated affiliate represents a $19,618 increase from the equity in loss of unconsolidated affiliate in the amount of $15,805 during Fiscal 2014 as Ananda's financial performance improved as a result of increased rental income.  During Fiscal 2015, we also recorded a one-time gain on the sale of investment in the amount of $78,150, resulting from the gain recognized on the exchange of the note payable to Richard Church for our interest in Ananda.  During Fiscal 2015, we incurred interest expense in the amount of $22,508, compared to interest expense of $28,132 during Fiscal 2014.  All of this interest expense was due to loans issued to Boulderado and Magnolia (either from loans previously issued by us to Richard Church and subsequently assigned by Mr. Church to Boulderado and Magnolia or from loans issued by Boulderado and Magnolia to us in April 2015 in the aggregate principal amount of $200,000), and a prior loan issued by us to Richard Church.

Net Loss.  The revenues generated primarily from the billboard businesses acquired in Fiscal 2015 were offset by costs and expenses, including one-time charges for professional fees associated with the acquisitions we completed in 2015 and non-cash amortization and depreciation charges, resulting in a net loss of $1,047,423 for Fiscal 2015, compared to a loss of $66,778 for Fiscal 2014.

Net Loss Per Share.  During Fiscal 2015, we conducted a 1:7 reverse stock split and then issued additional shares in connection with our sale of Class A common stock offering in June 2015 and our subsequent common stock offering in July 2015, resulting in an increase in our basic and diluted weighted average shares outstanding from 266,954 shares at the end of Fiscal 2014 to 1,481,310 shares at the end of Fiscal 2015.  Our basic and diluted net loss per share was $.71 for Fiscal 2015 compared to a net per-share loss of $.25 for Fiscal 2014.

Liquidity and Capital Resources

Currently, we own billboards in Alabama, Florida, Georgia and Wisconsin, a surety insurance brokerage firm we acquired in April 2016, a surety insurance company we acquired in December 2016 and have minority investments in several real estate entities.  Our strategy is to continue to acquire other billboard locations and insurance businesses as well as acquire other businesses which we would expect to generate positive cash flows.  We currently expect to finance any future acquisition with cash and seller or third party financing.  In the future, we may satisfy a portion of the purchase price for a property with the Company's equity securities.

 At September 30, 2016, we had $42,375,758 in unrestricted cash.  In December, we paid $13,000,000 in cash to complete the acquisition of UC&S.  Subsequently in January 2017, we consummated two additional acquisitions of outdoor billboard assets, from Hartlind Outdoor, LLC in Wisconsin for $2,817,000 and from Clear Channel Outdoor, Inc. in Georgia for $2,983,444.  While we have adequate resources to complete a certain limited number of potential future acquisitions with our available cash, we believe it is appropriate at this time to raise additional equity capital to have the funds to expand our business through additional acquisitions.

We believe that our existing cash position, the cash generated through the 2017 Concurrent Offering and the anticipated proceeds from this offering will be sufficient to meet working capital requirements, and anticipated capital expenditures for the next 12 months.

 Cash Flows

The table below summarizes our cash flows for the nine months ended September 30, 2016 and 2015 and the years ended December 31, 2015 and 2014.

	Nine months ended September 30,		Year ended December 31,
	2016	2015	2015	2014
Net cash used in operating activities	$(1,098,484)	$(543,042)	$(813,356)	$(49,851)
Net cash used in investing activities	(11,476,143)	(9,924,565)	(10,719,702)	-
Net cash provided by financing activities	41,761,319	24,720,663	24,720,663	23,500

Net change in cash	$29,186,692	$14,253,056	$13,187,605	$(26,351)

Net Cash Provided by (Used in) Operating Activities

Net cash used in operating activities was cash outflow of $1,098,484 for the nine months ended September 30, 2016 compared to cash outflow of $543,042 for the nine month period ended September 30, 2015. The decrease in operating cash flows was primarily attributable to costs associated with the commencement of our insurance operations and increased general and administrative costs, including the costs of hiring additional accounting personnel and our costs incurred as a public company, which resulted in a decrease in operating results for the nine month period ended September 30, 2016, as described in "—Results of Operations." In addition, the decrease in operating cash flows was also driven by acquisition, integration and deployment costs associated primarily with the UC&S and JAG acquisitions that occurred during the nine month period ended September 30, 2016.  Other than billboard operations in Wisconsin which are located primarily in a region with significant summer tourists, our business does not experience significant seasonality in results of operations.

Net cash used in operating activities was cash outflow of $813,356 for 2015, compared to $49,851 for 2014. The increase in operating cash outflows was primarily attributable to increased general and administrative costs of building our management infrastructure, including the costs incurred in establishing our insurance subsidiary as well as our costs incurred a public company.

Net Cash Provided by (Used in) Investing Activities

Net cash used in investing activities was $11,476,143 for the nine month period ended September 30, 2016 and $9,924,565 for the nine month period ended September 30, 2015. This increase was primarily attributable to the cash payments associated with the acquisition off JAG, and payments incurred in purchasing an insurance brokerage, a few smaller billboard operations and several investments in real estate management companies.  These amounts do not include the cost of $13,000,000 paid in December 2016 to acquire UC&S.

Net cash used in investing activities was $10,719,702 for 2015 with no cash used in 2014. This change is primarily attributable to purchases of three billboard operations and an investment in three real estate ventures in 2015.

Net Cash Provided by (Used in) Financing Activities

Net cash provided by financing activities was $41,761,319 for the nine month period ended September 30, 2016 as compared with the net cash provided by financing activities of $24,720,663 for the nine months ended September 30, 2015. Net cash flow provided by financing activities in 2016 was primarily attributable to cash raised in the 2016 Offering, which were used to fund both the JAG and UC&S acquisitions and several other acquisitions and investments.  Net cash flow provided in financing activities during the nine month period ended September 30, 2015 was from funds provided by Magnolia and Boulderado through the sale of Class A common stock and common stock.  These funds were used to acquire three billboard operations and an investment in two real estate management businesses.

Net cash provided in financing activities was $24,720,663 in 2015, compared to net cash provided by financing activities of $23,500 in 2014. Net cash provided by financing activities in 2015 primarily relates to the equity funds raised from Magnolia and Boulderado.

Off-Balance Sheet Arrangements

Except for our normal operating leases, we do not have any off-balance sheet financing arrangements, transactions or special purpose entities.

Critical Accounting Policies and Estimates

The preparation of the consolidated financial statements and related notes to the consolidated financial statements included elsewhere in this offering memorandum requires us to make estimates that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosures of contingent assets and liabilities. We base these estimates on historical results and various other assumptions believed to be reasonable, all of which form the basis for making estimates concerning the carrying values of assets and liabilities that are not readily available from other sources. Actual results may differ from these estimates.

In the notes accompanying the audited consolidated financial statements, we describe the significant accounting policies used in the preparation of our consolidated financial statements. We believe that the following represent the most significant estimates and management judgments used in preparing the consolidated financial statements.

Accounts Receivable

Accounts receivable are recorded as the invoiced amount, net of advertising agency commissions, sales discounts, and allowances for doubtful accounts.  The Company evaluates the collectability of its accounts receivable based on its knowledge of its customers and historical experience of bad debts.  In circumstances where the Company is aware of a specific customer's inability to meet its financial obligations, it records a specific allowance to reduce the amounts recorded to what it believes will be collected.  For all other customers, the Company recognizes reserves for bad debt based upon historical experience of bad debts as a percentage of revenue, adjusted for relative improvement or deterioration in its agings and changes in current economic conditions.

Deferred Policy Acquisition Costs

Policy acquisition costs consist primarily of commissions to agents and brokers and premium taxes.  Such costs that are directly related to the successful acquisition of new or renewal insurance contracts are deferred and amortized over the related policy period, generally one year.  The recoverability of these costs is analyzed by management quarterly, and if determined to be impaired, is charged to expense.  The Company does not consider anticipated investment income in determining whether a premium deficiency exists.  All other acquisition expenses are charged to operations as incurred.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation.  Depreciation and amortization are provided principally on the straight-line method over the estimated useful lives of the assets, which range from:

Structures	15 years
Digital displays and electrical	3 to 10 years
Static and tri-vision displays	7 to 15 years
Vehicles, equipment, and furniture	2 to 5 years

Maintenance and repair costs are charged against income as incurred.  Significant improvements or betterments are capitalized and depreciated over the estimated life of the asset.

Annual internal reviews are performed to evaluate the reasonableness of the depreciable lives for property and equipment.  Actual usage, physical wear and tear, replacement history, and assumptions about technology evolution are reviewed and evaluated to determine the remaining useful lives of the assets.  Remaining useful life assessments are made to anticipate the loss in service value that may precede physical retirement, as well as the level of maintenance required for the remaining useful life of the asset.  Certain assets are also reviewed for salvageable parts.

Purchased Intangibles and Other Long-Lived Assets

The Company amortizes intangible assets with finite lives over their estimated useful lives, which range between eighteen months and fifty years as follows:
Customer relationships	2 to 3 years
Permits, licenses, and lease acquisition costs	18 months to 50 years
Noncompetition and non-solicitation agreements	2 to 5 years
Contracts, forms library, domain names, and proprietary software	2 to 3 years

Purchased intangible assets, including long-lived assets are reviewed annually for impairment or whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable.  Factors considered in reviewing the asset values include consideration of the use of the asset, the expected life of the asset, and regulatory or contractual provisions related to such assets.  Market participation assumptions are compared to the Company's experience and the results of the comparison are evaluated.  For finite-lived intangible assets, the period over which the assets is expected to contribute directly to future cash flows is evaluated against the Company's historical experience.  Impairment losses are recognized only if the carrying amount exceeds its fair value.

The Company has acquired goodwill related to its various business acquisitions.  Goodwill represents future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized.  Goodwill, by reporting unit, is reviewed annually for impairment or whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable.  For its annual review, the Company employs a third party valuation expert.  Factors considered in the annual evaluation include deterioration in economic conditions (both macro and geographic,) limitations on accessing capital, and market value of the Company.  Industry and market conditions such as changes in competition, the general state of the industry, regulatory and political developments, and changes in market multiples are additional components of the valuation.  Changes in key personnel, strategy, and customer retention are also reviewed.  The Company performs a qualitative assessment in order to determine the necessity for the performance of a quantitative impairment test.  Impairment losses are recognized only if the carrying amount of the reporting unit exceeds its fair value.

Investments

Investments are classified as held-to-maturity and are accounted for at amortized cost.  Certificates of deposit are accounted for at carrying value with no adjustments for changes in fair value.  Premiums and discounts are amortized or accreted over the lives of the related fixed maturities as an adjustment to the yield using the effective interest method.  Dividend and interest income are recognized when earned.  Realized investment gains and losses are included in earnings.

Funds Held as Collateral Assets

Funds held as collateral assets consist principally of cash collateral received from principals to guarantee performance on surety bonds issued by the Company, as well as all other contractual obligations of the principals to the surety.  The Company also holds other non-cash collateral.

Revenue Recognition

Billboard Rentals

The Company generates revenue from outdoor advertising through the leasing of billboards.  The terms of the operating agreements range from less than one month to three years and are generally billed monthly.  Revenue for advertising space rental is recognized ratably over the term of the contract.  Advertising revenue is reported net of agency commissions.  Agency commissions are calculated based on a stated percentage applied to gross billing revenue for operations.  Payments received in advance of being earned are recorded as deferred revenue.

Premiums and Unearned Premium Reserves and Commissions

Premiums written are recognized as revenues based on a pro-rata daily calculation over the respective terms of the policies in-force.  Unearned premiums represent the portion of premiums written applicable to the unexpired term of the policies in-force.  The cost of reinsurance ceded is initially written as prepaid reinsurance premiums and is amortized over the reinsurance contract period in proportion to the amount of insurance protection provided.  Premiums ceded are netted against premiums written.

The Company generates revenue from commissions on surety bond sales.  The insurance commissions are calculated based upon a stated percentage applied to the gross premiums on bonds.  Payments received for gross premiums are held in escrow until the bond is written.  When the bond is written, funds are disbursed from escrow for the payment of the bond and the commission earned on the bond.

Losses and Loss Adjustment Expenses

Unpaid losses and loss adjustment expenses represent estimates for the ultimate cost of unpaid reported and unreported claims incurred and related expenses.  Estimates for losses and loss adjustment expenses are based on past experience of unreported losses, experience of investigating and adjusting claims and consideration of the level of premiums written during the current and prior year.  Since the reserves are based on estimates, the ultimate liability may differ from the estimated reserve.  The effects of changes in estimated reserves are included in the results of operations in the period in which the estimates are changed.

Tax Contingencies

We are subject to income taxes and other state and local taxes. Our tax returns, like those of most companies, are subject to periodic audit by federal, state and local tax authorities. Future audits may include questions regarding our tax filing positions, including the timing and amount of deductions and the reporting of various taxable transactions. At any one time, multiple tax years are subject to audit by the various tax authorities. In evaluating the exposures associated with our various tax filing positions, we may record a liability for such exposures. A number of years may elapse before a particular matter, for which we have established a liability, is audited and fully resolved or clarified. We adjust our liability for these tax exposures in the period in which a tax position is effectively settled, the statute of limitations expires for the relevant taxing authority to examine the tax position or when more information becomes available.

Our liabilities for these tax positions contain uncertainties because we are required to make assumptions and apply judgment to estimate the exposures associated with our various filing positions. Although we believe that our judgments and estimates are reasonable, actual results could differ, and we may be subject to losses or gains that could be material.

Quantitative and Qualitative Disclosures About Market Risk

At September 30, 2016, we held no significant derivative instruments that materially increased our exposure to market risks for interest rates, foreign currency rates, commodity prices or other market price risks.

  Our operations are currently conducted entirely within the U.S.; therefore, we had no significant exposure to foreign currency exchange rate risk.

BUSINESS

Our Company

Since June 2015, Boston Omaha Corporation has been in the business of outdoor billboard advertising, acquiring existing billboard locations in Florida, Alabama, Georgia and Wisconsin.  In September 2015, we organized a new subsidiary, General Indemnity Group, LLC, to commence insurance operations, which in April 2016 acquired The Warnock Agency, Inc., a broker of surety insurance, and subsequently acquired a licensed surety insurance company, UC&S, in December 2016.  We also have acquired minority interests in two commercial real estate brokerage, property management and real estate services companies located in Las Vegas, Nevada and minority interests in two other residential real estate ventures.  Our objective is to grow intrinsic value per share at an attractive rate by retaining capital to reinvest in the productive capabilities of our current subsidiaries, make opportunistic investments, and/or invest in new, anticipated durable earnings streams.  Each of these options for capital will be compared to one another on a regular basis, and capital deployed according to our management's judgment as to where allocated capital has the potential to achieve the best return.

Our History

Boston Omaha Corporation was originally incorporated as REO Plus, Inc. ("REO") on August 10, 2009 under the laws of the State of Texas.  On March 18, 2015, we reincorporated as a Delaware corporation and changed our name to Boston Omaha Corporation.  Our principal business address is 292 Newbury Street, Suite 333, Boston, Massachusetts 02115, and our telephone number is 857-256-0079.  We became a publicly held corporation in November 2012 when Akashic Ventures, Inc., our prior principal stockholder, distributed to certain of its shareholders a total of 132,992 shares of Company common stock held by it.  We registered as a reporting company under the Securities Exchange Act of 1934, as amended, on November 9, 2016.  In 2016, we were listed for trading on the OTCQX under the trading symbol "BOMN."

On February 13, 2015, Magnolia and Boulderado acquired from Richard Church, all of the shares of the company's common stock owned by Mr. Church, representing approximately 95% of the company's issued and outstanding shares.  Mr. Church also sold to each of Boulderado and Magnolia interest in two promissory notes issued by the company to Mr. Church in the principal amount of $398,224.  These notes were subsequently converted into our common stock.  Finally, Mr. Church retained a non-recourse promissory note issued by Ananda Holding, LLC ("Holding"), our wholly-owned subsidiary, in the principal amount of $135,494 (the "Holding Note").  Under the terms of the Holding Note, Holding could transfer our entire interest in Ananda Investments, LLC, the principal asset owned by REO, to Mr. Church in exchange for the Holding Note and Mr. Church could exchange the Holding Note for our entire interest in Ananda Investments.  In December 2015, Mr. Church received the interest in Ananda Investments in exchange for cancellation of the Holding Note.  As a result of these transactions, we have no debt outstanding.

On February 19, 2015, Alex B. Rozek was elected as our sole Director and President.  On March 18, 2015, Mr. Rozek elected Adam K. Peterson, a principal of Magnolia as an additional Director and as our Executive Vice President. Mr. Rozek and Mr. Peterson serve as Co-Chief Executive Officers and Co-Chairmen of the Board of the Company.  Mr. Brendan J. Keating was subsequently elected to our Board of Directors in February 2016 and Mr. Bradford B. Briner was elected to our Board of Directors in April 2016.

On March 18, 2015, we converted from a Texas corporation to a Delaware corporation and adopted new bylaws.  On June 17, 2015, we amended and restated our Certificate of Incorporation.  As part of the Amended and Restated Certificate of Incorporation, we effected a 1:7 reverse stock split of our common stock effective as of June 17, 2015.  We also created an additional series of our stock named Class A common stock.  Each share of Class A common stock is identical to the common stock in liquidation, dividend and similar rights.  The only difference between the Class A common stock and our common stock is that each share of Class A common stock has 10 votes for each share held, while the common stock has a single vote per share and certain actions cannot be taken without the approval of the holders of the Class A common stock. There are currently 1,055,560 shares of our Class A common stock outstanding, which shares are owned in equal amounts by each of Boulderado and Magnolia.

Since February 2015, we have raised $66,872,500 in equity financing, of which $43,305,577 and $11,305,595 have been invested by Magnolia and Boulderado Partners, respectively.  We raised these funds primarily in three separate rounds of financing, each of which coincided with pending or anticipated acquisitions.

Our Acquisitions and Equity Investments

Since June 2015, we have expended over $40 million in the acquisition of businesses in outdoor billboard advertising and in surety insurance and brokerage operations, as well as purchased equity interests in several real estate businesses.  All of our acquisitions to date have been in service related businesses and we anticipate to continue to seek acquisitions in these businesses areas and to possibly expand into other businesses that we believe have the potential to provide durable streams of earnings power at an attractive level relative to capital employed.

Link Media Holdings:  Since June 19, 2015, in eight unrelated acquisitions, we have acquired numerous billboards, many with multiple faces, and related easements, operating assets and rights in some instances to construct additional billboards.  These billboards are located in Alabama, Florida, Georgia and Wisconsin.  We paid a combined purchase price of $24,988,460 for these billboards and related assets.  As of January 31, 2017, we owned 491 billboard structures containing a total of 819 faces, of which 26 are digital displays.

General Indemnity:  On April 20, 2016, our subsidiary, General Indemnity Group, Inc. ("GIG"), acquired the stock of The Warnock Agency for $1,345,000. On May 19, 2016, GIG entered into a Stock Purchase Agreement with the shareholders of United Casualty and Surety Insurance Company ("UC&S"). On December 5, 2016, the Massachusetts Division of Insurance approved the transaction and the transaction was completed on December 7, 2016. The purchase price for the acquired stock was $13,000,000 and in addition, we have contributed $2.75 million in statutory capital to UC&S since the beginning of 2017.  UC&S is an insurance company headquartered in Quincy, Massachusetts, specializing in providing surety bonds.  UC&S is authorized to conduct business in Massachusetts, Rhode Island, New Hampshire, Maine, New York, New Jersey, Connecticut, Pennsylvania and Florida and we are currently seeking approval to expand this authorization to all 50 states and the District of Columbia.

Real Estate: We have made minority equity investments totaling $928,398 in four businesses involved in the acquisition, holding, operation, management, financing and sale of residential real estate and the management of commercial real estate.  The residential real estate investments are projects which we expect to be finite in duration while the two commercial real estate management services investments are anticipated to be perpetual with our share of any recurring earnings over time to accrue indefinitely as long as the management services companies remain in business.

Industry Background

    We currently operate outdoor billboard advertising services and sell surety insurance products and have made minority investments in several real estate management firms.

Outdoor Billboard Advertising:  We currently own and operate 491 billboard structures containing a total of 819 faces, of which 26 are digital displays. Bulletins are large, advertising structures consisting of panels on which advertising copy is displayed. On traditional billboards, the customer's advertising copy is printed with computer-generated graphics on a single sheet of vinyl and wrapped around the billboard structure.  Bulletins are usually located on major highways and target vehicular traffic. We generally lease individually-selected bulletin space to advertisers for the duration of the contract (usually one to twelve months).  In addition to the traditional displays described above, we also have digital ad displays. Outdoor billboards were estimated as a $4.8 billion market in the U.S. in 2015.  Other outdoor advertising solutions, including street furniture (for example, bus shelters and benches), transit and other new alternative advertising signs at sports stadiums, malls, airports and other locations account for an additional estimated $2.6 billion in revenues in 2015.

Insurance Services.  Suretyship insurance occurs when one party guarantees payment or performance by another party for an obligation or undertaking.  Many obligations are guaranteed through surety bonds. Common types of surety bonds include commercial surety bonds and contract surety bonds.  Suretyship is an integral part of the functioning of government and commerce. In many complex endeavors involving risk, a need exists to have a third party assure the performance or obligations of one party to another party. Surety companies are the "third parties" that provide such assurances in return for premium payments.  Surety bonds are provided in government bidding and contracting processes as well as for individuals obtaining various government licenses.  Various types of bonds are designed to insure a contractor bidding on a project will enter into the contract at the stated bid price, that the contractor will complete the project, and that contractors will pay their subcontractors and suppliers.

Surety bonds are regulated by state insurance departments. Surety insurance companies operate on a different business model than traditional casualty insurance. Surety is designed to prevent a loss.  Though some losses do occur, surety premiums do not contain large provisions for loss payment. The surety takes only those risks which its underwriting experience indicates are safe. This service is for qualified individuals or businesses whose affairs require a guarantor.  The surety views its underwriting as a form of credit, much like a lending arrangement, and places its emphasis on the qualifications of the prime contractor or subcontractor to fulfill its obligations successfully, examining the contractor's credit history, financial strength, experience, work in progress and management capability. After the surety assesses such factors, it makes a determination as to the appropriateness and the amount, if any, of surety credit.
Surety insurers are highly regulated and scrutinized, through legal requirements for regular financial audits and other means, in order to conduct surety business. Most surety companies, in turn, distribute surety bonds through licensed surety bond producers, licensed business professionals who have specialized knowledge of surety products, the surety market, and the business strategies and underwriting differences among sureties. A bond producer can serve as an objective, external resource for evaluating a construction firm's capabilities and, where necessary, can suggest improvements to help the construction firm meet a surety company's underwriting requirements.  Bond producers compete based on their experience, reputation, and ability to issue bonds on behalf of sureties.

Real Estate Management and Other Real Estate Services.  Over the five years leading up to 2016, the commercial real estate industry has recovered from the difficult recessionary environment that was characterized by tightened lending conditions and a severe decline in all forms of real estate construction. As more investment continues in office, medical and other segments of the real estate market, the demand by investors in a commercial real estate market estimated at $15 trillion is anticipated to continue to grow and we believe that the need for management, brokerage and other services will continue to provide an attractive opportunity for investment.

Strategy

Since present management took over in February 2015, we have engaged in acquisitions in outdoor advertising, surety insurance and commercial and residential real estate management and services.  Our strategy focuses on investing in companies with durable streams of income that earn attractive rates of return of capital employed.  To date, our acquisitions and operations have been funded by equity investments and debt conversions totaling $66,872,500, of which $43,305,577 and $11,305,595 have been invested by Magnolia and Boulderado, respectively.  We have used a portion of these proceeds from these financings to acquire outdoor billboard assets in Alabama, Florida, Georgia and Wisconsin.  We expect to continue to seek additional acquisitions in billboard advertising.  We believe the billboard business offers the potential to provide a durable and growing cash flow stream over time.  In addition, we believe multiple opportunities could exist in time for the industry at large including but not limited to: supply limitations, demand growth, opportunity to convert static billboard faces to digital applications when the economics are favorable, and a growing use of billboard advertising by customers who previously ignored or underutilized the medium due to the general inflexibility of static board contracts.  We have also used the proceeds of these financings to organize GIG and to complete the acquisitions of a surety insurance broker and UC&S, a surety insurance company.  To date, we have made investments in two commercial real estate management services companies and shorter-term investments in two residential real estate development projects in Colorado.

We believe that we can achieve improved operating results by growing our billboard and surety insurance business into larger national businesses.  As we grow our outdoor billboard business, we believe we can seek to expand our customer base to larger national and regional firms.  We may also explore opportunities to expand into other outdoor media markets and related services.  In our surety insurance business, we employ a hybrid distribution model, working both on a direct basis as well as through the traditional agency model.

We source acquisitions both internally via phone calls, research or mailings and also by receipt of target acquisition opportunities from a number of brokers and other professionals.  We are also seeking opportunities to acquire other businesses or a significant interest in existing businesses.  We look to acquire businesses in their entirety that have consistently demonstrated earnings power over time, with attractive pretax historical returns on tangible equity capital, while utilizing minimal to no debt, and that are available at a reasonable price.  However, we may consider minority positions and stock issuance when the economics are favorable.  In certain circumstances, we may enter lines of business directly when the opportunities and economics of doing so are favorable in comparison to acquisitions.

Billboard Advertising.  We seek to capitalize on our growing network and diversified geographical and product mix to grow revenues.  We currently own 491 billboard structures containing a total of 819 faces in Wisconsin, Alabama, Florida and Georgia.  These include 26 digital displays and 19 tri-vision static displays. Each of our billboard structures may have one to four faces.  We believe the outdoor advertising business offers attractive industry fundamentals which we hope to utilize and leverage as we plan to continue to grow our presence in the United States.  We hope that our growing presence will be an attractive tool in identifying and attracting both local and national advertisers.  We work with our customers to enable them to better understand how our billboards can successfully reach their target audiences and promote their advertising campaigns.  Our long-term strategy for our outdoor advertising businesses includes pursuing digital display opportunities where appropriate, while simultaneously utilizing traditional methods of displaying outdoor advertisements, and with a goal of consolidating fragmented markets where applicable.

 Digital displays offer the opportunity to link electronic displays through centralized computer systems to instantaneously and simultaneously change advertising copy on a large number of displays. The ability to change copy by time of day and quickly change messaging based on advertisers' needs creates additional flexibility for our customers. However, digital displays require more capital to construct compared to traditional bulletins and may not be sited in many locations due to concerns over their light disrupting communities.  Currently, our largest presence is in Wisconsin and Alabama, with additional locations in Georgia and Florida. We currently deploy 26 digital billboards and we also have options to establish two additional structures with four digital displays in Florida in the area adjacent to the Florida State Fairgrounds in Tampa.

 Our local production staffs provide to many of our customers a range of services required to create and install advertising copy.  Production work includes creating the advertising copy design and layout, coordinating its printing with outside printing firms and installing the copy on the billboard face.  We provide creative services to smaller advertisers and to advertisers not represented by advertising agencies.  National advertisers often use preprinted designs that require only installation.  Our creative and production personnel typically develop new designs or adapt copy from other media for use on our inventory.  Our creative staff also can assist in the development of marketing presentations, demonstrations, and strategies to attract new clients.

We typically own the physical structures on which our clients' advertising copy is displayed.  We acquire new structures from third parties and erect them on sites we either lease or own or for which we have acquired permanent easements.  The site lease terms generally range from one to 20 years and often come with renewal options, or exist in areas where we believe that regulations make it probable a new lease will be signed prior to expiration on similar economic terms to existing leases.  In addition to the site lease, we must obtain a permit to build and operate the sign.  Permits are typically issued in perpetuity by the state or local government and typically are transferable or renewable for a minimal, or no, fee.  Traditional bulletin and poster advertising copy is either printed with computer generated graphics on a single sheet of vinyl or placed on lithographed or silk-screened paper sheets supplied by the advertiser.  These advertisements are then transported to the site and in the case of vinyl, wrapped around the face of the site, and in the case of paper, pasted and applied like wallpaper to the site.  The operational process also includes conducting visual inspections of the inventory for display defects and taking the necessary corrective action within a reasonable period of time.

Insurance Operations.  UC&S has specialized in providing surety bonds since 1989.  UC&S is a licensed and authorized insurance carrier rated "Excellent" by AM Best and is approved by the United States Department of the Treasury (570 Circular).  UC&S is currently licensed to conduct business in nine states: Massachusetts, Rhode Island, New Hampshire, Maine, New York, New Jersey, Connecticut, Pennsylvania and Florida.  We are in the process of expanding our licenses to all 50 states and the District of Columbia.  In addition to traditional surety bonds for contractors and subcontractors, we offer a wide array of bonds including title, auto dealer, lottery store owner, probate, janitorial dishonesty, transportation and mortgage broker bonds.  We also now offer a "Fast Track Rate Advantage" surety bond program.  This program was developed in response to the needs of small to medium-sized contracting and service firms who expressed a desire for a fast track surety bond program with lower rates and higher bond limits than presently available in the marketplace.
We seek to reduce our risk through limiting policy amounts, extensive underwriting processes, and the use of reinsurance.  Historically, claims on surety insurance are mitigated both by the limited number of claims, limited coverage amounts and by the ability to pursue the customer obtaining the surety bond for recovery of amounts paid.  This contrasts to property and casualty, or life insurance coverages where there is no recovery against the insured.  For the fiscal years ended December 31, 2015 and 2014 and the nine months ended September 30, 2016, claims paid under surety bonds issued by UC&S constituted 0.75%, 4.2% and 3.3% of UC&S' revenues, respectively.
Competition

The outdoor advertising industry in the United States consists of several large companies involved in outdoor advertising which own a majority of all outdoor billboards, such as Clear Channel Outdoor Communications, OUTFRONT Media Inc. and Lamar Advertising Company.  These companies are estimated to generate more than 50% of the industry's total revenues and several industry sources estimate that there are a large number of other companies serving the remainder of the market, providing a potentially significant source of billboards which may be acquired in the future. Part of our strategy is to acquire certain of the smaller and medium sized competitors in markets we deem desirable to advertisers.  We also compete with other advertising media in our respective markets, including broadcast and cable television, radio, print media, direct mail, online and other forms of advertisement. Outdoor advertising companies compete primarily based on their ability to reach consumers, which is driven by location of the display.

Our insurance business intends to operate in an environment that is highly competitive and very fragmented. We will likely compete with other global insurance and reinsurance providers, including but not limited to Travelers, Liberty Mutual, Zurich Insurance Group, Lloyds, and CNA Insurance Group, as well as numerous specialist, regional and local firms in almost every area of our business. These companies may market and service their insurance products through intermediaries, or directly without the assistance of brokers or agents.  We also expect to compete with other businesses that do not fall into the categories above that provide risk-related services and products.

Employees

As of December 31, 2016, we had 36 employees, of which 16 were in billboard operation, 17 were in insurance services, and three were in administrative or corporate related activities.  None of our employees are subject to collective bargaining agreements.  We believe that our relationship with our employees is good.

Regulation of our Advertising Business

The outdoor advertising industry in the United States is subject to governmental regulation at the federal, state and local levels. These regulations may include, among others, restrictions on the construction, repair, maintenance, lighting, upgrading, height, size, spacing and location and permitting of and, in some instances, content of advertising copy being displayed on outdoor advertising structures.

 From time to time, legislation has been introduced attempting to impose taxes on revenue from outdoor advertising or for the right to use outdoor advertising assets. Several jurisdictions have imposed such taxes as a percentage of our outdoor advertising revenue generated in that jurisdiction.  In addition, some jurisdictions have taxed our personal property and leasehold interests in advertising locations using various valuation methodologies.  In certain circumstances, such as our current Tampa operations, when we lease space from a governmental authority, we may enter into revenue sharing agreements with the authority.  We expect jurisdictions to continue to try to impose such taxes and other fees as a way of increasing revenue.  In recent years, outdoor advertising also has become the subject of targeted taxes and fees.  These laws may affect prevailing competitive conditions in our markets in a variety of ways.  Such laws may reduce our expansion opportunities or may increase or reduce competitive pressure from other members of the outdoor advertising industry.  No assurance can be given that existing or future laws or regulations, and the enforcement thereof, will not materially and adversely affect the outdoor advertising industry.

In the United States, federal law, principally the Highway Beautification Act ("HBA"), regulates outdoor advertising on Federal-Aid Primary, Interstate and National Highway Systems roads within the United States ("controlled roads"). The HBA regulates the size and placement of billboards, requires the development of state standards, mandates a state's compliance program, promotes the expeditious removal of illegal signs and requires just compensation for takings.

 To satisfy the HBA's requirements, all states have passed billboard control statutes and regulations that regulate, among other things, construction, repair, maintenance, lighting, height, size, spacing and the placement and permitting of outdoor advertising structures.  We are not aware of any state that has passed control statutes and regulations less restrictive than the prevailing federal requirements on the federal highway system, including the requirement that an owner remove any non-grandfathered, non-compliant signs along the controlled roads, at the owner's expense and without compensation.  Local governments generally also include billboard control as part of their zoning laws and building codes regulating those items described above and include similar provisions regarding the removal of non-grandfathered structures that do not comply with certain of the local requirements.

 As part of their billboard control laws, state and local governments regulate the construction of new signs.  Some jurisdictions prohibit new construction, some jurisdictions allow new construction only to replace or relocate existing structures and some jurisdictions allow new construction subject to the various restrictions discussed above.  In certain jurisdictions, restrictive regulations also limit our ability to relocate, rebuild, repair, maintain, upgrade, modify or replace existing legal non-conforming billboards.

 U.S. federal law neither requires nor prohibits the removal of existing lawful billboards, but it does mandate the payment of compensation if a state or political subdivision compels the removal of a lawful billboard along the controlled roads.  In the past, state governments have purchased and removed existing lawful billboards for beautification purposes using federal funding for transportation enhancement programs, and these jurisdictions may continue to do so in the future. From time to time, state and local government authorities use the power of eminent domain and amortization to remove billboards.  Amortization is the required removal of legal non-conforming billboards (billboards which conformed with applicable laws and regulations when built, but which do not conform to current laws and regulations) or the commercial advertising placed on such billboards after a period of years. Pursuant to this concept, the governmental body asserts that just compensation is earned by continued operation of the billboard over that period of time. Although amortization is prohibited along all controlled roads, amortization has been upheld along non-controlled roads in limited instances where permitted by state and local law. Since we commenced operations, we have not been asked or forced to remove or relocate a billboard, although there is no assurance that this will continue to be the case in the future.

We may expand the deployment of digital billboards in markets and in specific locations we deem appropriate and where the placement of these digital displays is permitted by government agencies regulating their locations. We are aware of some existing regulations in the U.S. that restrict or prohibit these types of digital displays.  However, since digital technology for changing static copy has only recently been developed and introduced into the market on a large scale, and is in the process of being introduced more broadly, existing regulations that currently do not apply to digital technology by their terms could be revised to impose greater restrictions. These regulations, or actions by third parties, may impose greater restrictions on digital billboards due to alleged concerns over aesthetics or driver safety.

 Regulation of Our Insurance Business

GIG and its subsidiaries intend to transact their insurance business in many U.S. states and will be subject to regulation in the various states and jurisdictions in which they intend to operate. The extent of regulation varies, but generally derives from statutes that delegate regulatory, supervisory and administrative authority to a department of insurance in each state and jurisdiction. The regulation, supervision and administration relate, among other things, to standards of solvency that must be met and maintained, the licensing of insurers and their agents, the nature of and limitations on investments, premium rates, restrictions on the size of risks that may be insured under a single policy, reserves and provisions for unearned premiums, losses and other obligations, deposits of securities for the benefit of policyholders, approval of policy forms and the regulation of market conduct, including the use of credit information in underwriting as well as other underwriting and claims practices. State insurance departments also conduct periodic examinations of the financial condition and market conduct of insurance companies and require the filing of financial and other reports on a quarterly and annual basis.  The states in which GIG and its subsidiaries intend to operate may limit the payment of dividends from GIG to us and, as a result, to our stockholders if and when we ever declare a dividend from the operations of GIG and its subsidiaries.  Currently, we do not anticipate issuing dividends for the foreseeable future.  UC&S is a Massachusetts corporation licensed by the Massachusetts Division of Insurance, and currently has certificates of authority to conduct business in nine states.  We intend to expand the number of states in which UC&S is licensed to conduct business and intend to use a portion of the proceeds of this financing to provide the capital reserves we anticipate will be required as we seek to expand the size and scope of its business.  See "Use of Proceeds."

Rate and Rule Approvals.  GIG's domestic insurance subsidiaries will be subject to each state's laws and regulations regarding rate, form, and rule approvals. The applicable laws and regulations generally establish standards to ensure that rates are not excessive, inadequate, unfairly discriminatory or used to engage in unfair price competition. An insurer's ability to adjust rates and the relative timing of the process are dependent upon each state's requirements. Many states have enacted variations of competitive ratemaking laws, which allow insurers to set certain premium rates for certain classes of insurance without having to obtain the prior approval of the state insurance department.

Requirements for Exiting Geographic Markets and/or Canceling or Nonrenewing Policies.  Several states have laws and regulations which may impact the timing and/or the ability of an insurer to either discontinue or substantially reduce its writings in that state. These laws and regulations typically require prior notice, and in some instances insurance department approval, prior to discontinuing a line of business or withdrawing from that state, and they allow insurers to cancel or non-renew certain policies only for certain specified reasons.

Insurance Regulatory Information System.  The National Association of Insurance Commissioners ("NAIC") developed the Insurance Regulatory Information System ("IRIS") to help state regulators identify companies that may require regulatory attention. Financial examiners review annual financial statements and the results of key financial ratios based on year-end data with the goal of identifying insurers that appear to require immediate regulatory attention. Each ratio has an established "usual range" of results. A ratio result falling outside the usual range, however, is not necessarily considered adverse; rather, unusual values are used as part of the regulatory early monitoring system. Furthermore, in some years, it may not be unusual for financially sound companies to have several ratios with results outside the usual ranges. Generally, an insurance company may become subject to regulatory scrutiny or, depending on the company's financial condition, regulatory action if certain of its key IRIS ratios fall outside the usual ranges and the insurer's financial condition is trending downward.

Risk-Based Capital (RBC) Requirements.  The NAIC has an RBC requirement for most property and casualty insurance companies, which determines minimum capital requirements and is intended to raise the level of protection for policyholder obligations. Our future U.S. insurance subsidiaries may be subject to these NAIC RBC requirements based on laws that have been adopted by individual states. These requirements subject insurers having policyholders' surplus less than that required by the RBC calculation to varying degrees of regulatory action, depending on the level of capital inadequacy.

Investment Regulation.  Insurance company investments must comply with applicable laws and regulations which prescribe the kind, quality and concentration of investments. In general, these laws and regulations permit investments in federal, state and municipal obligations, corporate bonds, certain preferred and common equity securities, mortgage loans, real estate and certain other investments, subject to specified limits and certain other qualifications. If certain investments fail to meet these criteria, these investments may be excluded or limited in calculating our compliance in meeting these and other testing criteria.

Other Factors in Our Business Strategy

Acquisition Selection

Our management will have broad discretion in identifying and selecting prospective target acquisitions, and acquisitions are not likely to be submitted to shareholders for their consideration, and approval or rejection.  In evaluating a prospective target acquisition, our management will consider, among other factors, the following:

* Management's understanding of conditions of the particular market;
* Management's assessment of the financial attractiveness of a particular target relative to other available targets, and its potential for upside appreciation and return on investment; and
* Capital requirements and management's assessment of the ability to finance a particular target.

 Issuance of senior and additional securities

To the extent that our Board of Directors determines to obtain additional capital, it may issue debt or equity securities, including senior securities.  Existing shareholders will have no preemptive rights to common or preferred stock issued in any securities offering by us, and any such offering might cause a dilution of a stockholder's investment in our company.  Additional possible effects of such an offering are described in the risk factor captioned "We may need a significant amount of additional capital, which could substantially dilute your investment."

Borrowing of money

We currently expect that the proceeds from this offering will be sufficient to fund future acquisitions and operations for at least the next 12 months.  Although we have no current plans to do so, we may in the future use a number of different sources to finance our acquisitions and operations, including cash flows from operations, seller financing, private financings (such as bank credit facilities, which may or may not be secured by our assets), additional common or preferred equity issuances or any combination of these sources, to the extent available to us, or other sources that may become available from time to time, which could include asset sales and issuance of debt securities.  Any debt that we incur may be recourse or non-recourse and may be secured or unsecured. We also may take advantage of joint venture or other partnering opportunities as such opportunities arise in order to acquire properties that would otherwise be unavailable to us. We may use the proceeds of any future borrowings to acquire assets or for general corporate purposes. We expect to use leverage conservatively, assessing the appropriateness of new equity or debt capital based on market conditions, including assumptions regarding future cash flow, the creditworthiness of customers and future rental rates.  Our certificate of incorporation and bylaws do not limit the amount of debt that we may incur. Our board of directors has not adopted a policy limiting the total amount of debt that we may incur. Our board of directors will consider a number of factors in evaluating the amount of debt that we may incur. If we adopt a debt policy, our board of directors may from time to time modify such policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our common stock if then trading on any exchange, growth and acquisition opportunities and other factors.  Our decision to use leverage in the future to finance our assets will be at our discretion and will not be subject to the approval of our stockholders, and we are not restricted by our governing documents or otherwise in the amount of leverage that we may use.

Purchase and sale (or turnover) of acquired businesses

We do not currently intend to dispose of any of our properties in the near future as our strategy is to acquire assets which have the potential to generate significant cash flow over an extended period of time.  However, we reserve the right to do so if, based upon management's periodic review of our portfolio, our board of directors determines that such action would be in our best interest.

Offering of securities in exchange for property

Although we have no current plans to do so, we may in the future issue shares of common stock or units in connection with acquisitions of businesses.  For issuances of shares in connection with acquisitions, our board of directors will determine the timing and size of the issuances.  Our board of directors intends to use its reasonable business judgment to fulfill its fiduciary obligations to our then existing shareholders in connection with any such issuance. Nonetheless, future issuances of additional shares could cause immediate and substantial dilution to the net tangible book value of shares of our common stock issued and outstanding immediately before such transaction.  Any future decrease in the net tangible book value of such issued and outstanding shares could materially and adversely affect the market value of the shares.

Activities in which we do not expect to participate

We do not currently intend to invest in publicly traded stock, bonds or other securities, or the securities of other issuers, for the purpose of exercising control, underwrite securities of other issuers, or repurchase or otherwise reacquire our shares or other securities.  Moreover, we have not engaged in any of the preceding activities since our inception.

Legal Proceedings

Due to the nature of our business, we are, from time to time and in the ordinary course of business, involved in routine litigation or subject to disputes or claims related to our business activities, including workers' compensation claims and employment-related disputes. In the opinion of our management, none of the pending litigation, disputes or claims against us, if decided adversely, will have a material adverse effect individually or in the aggregate on our financial condition, cash flows or results of operations.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our board of directors and executive officers upon completion of this offering.

The following table lists the current members of our Board, and our executive officers. The address for our directors and officers is c/o Boston Omaha Corporation, 292 Newbury Street, Suite 333, Boston, Massachusetts 02115.

Name	Age	Position(s)

Alex B. Rozek	38	Co-Chairperson of the Board, President and Co-Chief Executive Officer

Adam K. Peterson	35	Co-Chairperson of the Board, Co- Chief Executive Officer and Executive Vice President

Joshua P. Weisenburger	33	Controller and Chief Accounting Officer and Treasurer

Sean Cash	48	President of Link Media Holdings, LLC

Michael J. Scholl	49	President of General Indemnity Group, LLC

Bradford B. Briner	39	Director

Brendan J. Keating	35	Director

Each executive officer is elected or appointed by, and serves at the discretion of, our Board. The elected officers of the Company will hold office until their successors are duly elected and qualified, or until their earlier resignation or removal.

Alex B. Rozek, age 38, has been Co-Chairperson of our Board of Directors, Co-Chief Executive Officer and President since February 12, 2015, when he became a member of our Board of Directors.  Since July 2007, Mr. Rozek has served as the Manager of Boulderado Group, LLC, which is the investment manager of Boulderado Partners, LLC, a private investment partnership.  From 2004 to 2007, Mr. Rozek served as an analyst for Water Street Capital and Friedman Billings Ramsey Group.  Mr. Rozek graduated with a B.S.in Biology and a Minor in Chemistry from the University of North Carolina.  Our Board has determined that Mr. Rozek's 13 years' experience in investments and financial analysis qualifies him to be a member of the Board in light of the Company's business and structure.

Adam K. Peterson, age 35, has been Co-Chairperson of our Board of Directors since February 12, 2015, when he became a member of our Board of Directors.  Since June 2014, Mr. Peterson has served as the Manager of The Magnolia Group, LLC, an SEC registered investment advisor and the general partner of Magnolia Capital Fund, LP.  From November 2005 through August 2014, Mr. Peterson served as the Chief Investment Officer of Magnolia Capital Partners, LP and related entities.  From May 2004 through June 2006, Mr. Peterson was a financial analyst for Peter Kiewit Sons, Inc.  Mr. Peterson graduated with a B.S. in Finance from Creighton University.  Our Board has determined that Mr. Peterson's 12 years' experience in investments and financial analysis qualifies him to be a member of the Board in light of the Company's business and structure.
Joshua P. Weisenburger, age 33, has served as our Chief Accounting Officer since August 2016 and as our Controller since June 2016.  From July 2011 through June 2016, Mr. Weisenburger was employed by Ecolab, Inc. a global leader in water, hygiene and energy technologies and services.  At Ecolab, Mr. Weisenburger served first as a finance manager and then as a finance controller throughout various divisions within the company.  Prior to his time at Ecolab, Mr. Weisenburger was employed from June 2005 through August 2009 by Kiewit Corporation, a construction, engineering and mining services company, and held several different treasury roles.  Mr. Weisenburger graduated with a B.S. in Finance from Creighton University and an MBA from the University of Minnesota - Carlson School of Management.

Sean Cash, age 48, has served as the President of Link Holdings, LLC, the holding company for our various billboard business, since its inception in June 2015.  From October 2012 through June 2015, Mr. Cash served as Chief Marketing Officer for Pixius Communications, a provider of high speed wireless Internet and managed services technology provider in Kansas. From April 2010 through October 2012, Mr. Cash served as President of LED Ventures, which provided management, business development, sales and marketing strategies, and financial resources for the purpose of developing and managing digital billboards nationwide.  From 1996 through 2010, Mr. Cash held a number of senior marketing roles in advertising and food supply businesses.  Mr. Cash received his B.S. from the University of Kansas and his MBA from Webster University.  Mr. Cash also serves as an adjunct professor of marketing at Friends University.

Michael J. Scholl, age 49, has served as President of General Indemnity Group LLC since October 2015. From May 2013 through October 2015, Mr. Scholl served as Senior Vice President for Allied Public Risk, a division of Aegis General Insurance Agency, which provides customized insurance products for public entity pools, cities, counties, schools and special service districts.  From November 2013 through May 2014, he served as Chief Operating Officer for American Public Risk, when its business was moved to Allied Public Risk. From November 2009 through October 2013, Mr. Scholl served as Vice President of Business and Product Development at the Argonaut Group.  He also served as Vice President for its Commercial Deposit Insurance Agency subsidiary, a direct provider of cyber-security and crime insurance, from August 2012 through September 2013.  From 1992 through November 2009, Mr. Scholl has held various positions as an actuary and in management at several different insurance firms.  Mr. Scholl is a credentialed actuary, and holds both a B.S. in Statistics, and a B.A. in Business (Economics) from the University of Miami and an M.S. in Statistics from Purdue University.

Bradford B. Briner, age 39, has served as a member of our board of directors since April 2016.  Mr. Briner joined Willett Advisors in 2012 and is the Co-Chief Investment Officer.  Willett is the investment management arm of the Bloomberg Family and for the Bloomberg Philanthropies.  Previously, Mr. Briner was the Managing Director of Private Investments for Morgan Creek Capital, a $10 billion fund of funds that he co-founded in 2004.  Mr. Briner graduated from the University of North Carolina at Chapel Hill as a Morehead Scholar with a degree in economics with distinction.  Mr. Briner also received an MBA with distinction from Harvard Business School.  Our Board has determined that Mr. Briner's 12 years' experience in real estate, investment and management services qualifies him to be a member of the Board in light of the Company's business and structure.

Brendan J. Keating, age 35, has since August 2015 been Manager and CEO of Logic Real Estate Companies, LLC, a company based in Las Vegas, Nevada and formed in 2015 which provides commercial property brokerage and property management services. A trust controlled by members of Mr. Keating's family owns a majority of the membership interest in Logic Real Estate Companies, LLC.  From 2005 to 2015, Mr. Keating was employed at The Equity Group, a company providing services to the commercial real estate market in brokerage, investment, management, development, consulting, tax appeal and facility maintenance services.  Mr. Keating served as a principal of The Equity Group from 2007 to 2015.  Mr. Keating has a B.S. in Finance and Entrepreneurship from Creighton University.  Our Board has determined that Mr. Keating's 12 years' experience in commercial real estate brokerage, investment and management services qualifies him to be a member of the Board in light of the Company's business and structure.

 Board of Directors

Family Relationships

None of our officers or directors has any family relationship with any director or other officer. "Family relationship" for this purpose means any relationship by blood, marriage or adoption, not more remote than first cousin.

Board Composition

Upon completion of this offering, our board of directors will have four members, comprised of a director affiliated with Magnolia, a director affiliated with Boulderado, a director affiliated with Logic Real Estate Companies, LLC, and one independent director. Other than members elected by the holders of our Class A common stock, members of the board of directors will be elected at our annual meeting of stockholders to serve for a term of one year or until their successors have been elected and qualified, subject to prior death, resignation, retirement or removal from office.  Under the terms of our certificate of incorporation, the holders of our Class A common stock elect two members to our board of directors, which members currently are Mr. Rozek and Mr. Peterson.

Director Independence

Our board of directors has affirmatively determined that Bradford B. Briner is an independent director under the applicable rules of the NASDAQ and as such term is defined in Rule 10A-3(b)(1) under the Exchange Act.  We are currently seeking to retain additional outside directors who will qualify as independent directors.

Controlled Company

Upon completion of this offering, Magnolia and Boulderado will jointly control a majority of our outstanding common stock. As a result, we are a "controlled company" within the meaning of the NASDAQ corporate governance standards. Under NASDAQ rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain NASDAQ corporate governance requirements, including:

•	the requirement that a majority of the board of directors consist of independent directors;

•
the requirement that we have director nominees selected or recommended for the board's selection, either by a majority vote of only the independent directors or by a nominations committee comprised solely of independent directors, with a written charter or board resolution addressing the nominations process; and

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities.

Following this offering, we intend to utilize these exemptions. As a result, we do not expect that we will have a majority of independent directors nor will our nominating and corporate governance and compensation committees consist entirely of independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ corporate governance requirements.

In the event that we cease to be a controlled company within the meaning of these rules, we will be required to comply with these provisions after specified transition periods.

More specifically, if we cease to be a controlled company within the meaning of these rules, we will be required to (i) satisfy the majority independent board requirement within one year of our status change, and (ii) have (a) at least one independent member on each of our nominating and corporate governance committee and compensation committee by the date of our status change, (b) at least a majority of independent members on each committee within 90 days of the date of our status change and (c) fully independent committees within one year of the date of our status change.

Board Leadership Structure

Our board of directors does not have a formal policy on whether the roles of Co-Chief Executive Officers and Co-Chairmen of the board of directors should be separate. However, Alex Rozek and Adam Peterson currently serve as both Co-Chief Executive Officers and Co-Chairman. Our board of directors has considered its leadership structure and believes at this time that our company and its stockholders are best served by having both persons serve in both positions. Combining the roles fosters accountability, effective decision-making and alignment between interests of our board of directors and management.

Our board of directors expects to periodically review its leadership structure to ensure that it continues to meet the company's needs.

Role of Board in Risk Oversight

While the full board of directors has the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our audit and risk committee oversees management of enterprise risks as well as financial risks. Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements and the incentives created by the compensation awards it administers. Our compliance committee is responsible for overseeing the management of compliance and regulatory risks facing our company and risks associated with business conduct and ethics. Our nominating and corporate governance committee oversees risks associated with corporate governance. Pursuant to our board of directors' instruction, management regularly reports on applicable risks to the relevant committee or the full board of directors, as appropriate, with additional review or reporting on risks conducted as needed or as requested by our board of directors and its committees.

Board Committees

Our board of directors has assigned certain of its responsibilities to permanent committees consisting of board members appointed by it.

Audit and Risk Committee

Upon completion of this offering, our audit and risk committee will consist of [_________________] and [____________], with [_________________] serving as chair of the committee. The committee assists the board in its oversight responsibilities relating to the integrity of our financial statements, our compliance with legal and regulatory requirements (to the extent not otherwise handled by our compliance committee), our independent auditor's qualifications and independence, and the establishment and performance of our internal audit function and the performance of the independent auditor. Under the applicable corporate governance standards of the NASDAQ, a company listing in connection with its initial public offering is permitted to phase in its compliance with the independent audit committee requirements set forth in the rules of NASDAQ on the same schedule as it is permitted to phase in its compliance with the independent audit committee requirement pursuant to Rule 10A-3 under the Exchange Act, that is: (1) one independent member at the time of listing; (2) a majority of independent members within 90 days of listing; and (3) all independent members within one year of listing. Mr. Briner qualifies as an independent director under the corporate governance standards of the rules of the NASDAQ and the independence requirements of Rule 10A-3 of the Exchange Act. Within one year of our listing on the NASDAQ, we expect that Mr. [___________] will resign from our audit committee and be replaced with a new director who is independent under the rules of the NASDAQ and Rule 10A-3 of the Exchange Act. Our board of directors has determined that Mr. [___________] qualifies as an "audit committee financial expert" as such term is currently defined in Item 407(d)(5) of Regulation S-K. Each member of the audit committee is able to read and understand fundamental financial statements, including our balance sheet, statement of operations and cash flows statements. The audit committee has adopted a charter that will be posted on our website upon the closing of the offering.

Our board of directors has adopted a written charter under which the audit and risk committee operates. A copy of the audit and risk committee charter, which will satisfy the applicable standards of the SEC and the NASDAQ, will be available on our website.

Compensation Committee

Upon completion of this offering, our compensation committee will consist of [_______________] and [____________], with [___________] serving as chair of the committee. The compensation committee of the board of directors is authorized to review our compensation and benefits plans to ensure they meet our corporate objectives, approve the compensation structure of our executive officers and evaluate our executive officers' performance and advise on salary, bonus and other incentive and equity compensation. A copy of the compensation committee charter will be available on our website.

Nominating and Corporate Governance Committee

Upon completion of this offering, our nominating and corporate governance committee will consist of [_______________] with [______________] serving as chair of the committee. The nominating and corporate governance committee is primarily concerned with identifying individuals qualified to become members of our board of directors, selecting the director nominees for the next annual meeting of the stockholders, selection of the director candidates to fill any vacancies on our board of directors and the development of our corporate governance guidelines and principles. A copy of the nominating and corporate governance committee charter will be available on our website.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has at any time during the past year been an officer or employee of ours. None of our executive officers serves as a member of the compensation committee or board of directors of any other entity that has an executive officer serving as a member of our board of directors or compensation committee.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics will be available on our website. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Corporate Governance Guidelines

We have adopted corporate governance guidelines in accordance with the corporate governance rules of the NASDAQ, as applicable, that serve as a flexible framework within which our board of directors and its committees operate. These guidelines cover a number of areas, including the size and composition of the board, board membership criteria and director qualifications, director responsibilities, board agenda, roles of the Chairman and Chief Executive Officer, executive sessions, standing board committees, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines will be posted on our website.

EXECUTIVE COMPENSATION

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to "smaller reporting companies," as such term is defined in the rules promulgated under the Securities Act. These rules require compensation disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer. We refer to these officers as our named executive officers or "NEOs." Our NEOs for the year ended December 31, 2016 are:

• Alex B. Rozek, our current Co-Chairman, Co-Chief Executive Officer and President;

• Adam K. Peterson, our current Co-Chairman, Co-Chief Executive Officer and Executive Vice President;

• Jeffrey C. Piermont, our former Chief Administrative Officer, Treasurer and Secretary who resigned these positions effective December 31, 2016 to assume a position within our General Indemnity Group, LLC subsidiary; and

•  Michael J. Scholl, the current President of General Indemnity Group, LLC.

The following table sets forth information with respect to the compensation of our executive officers for fiscal years 2016 and 2015:

Name and principal position	Year	Salary ($)	Bonus ($)	All other compensation ($)	Total ($)
Alex B. Rozek	2016	$23,660	-	-	$23,660
Co-Chief Executive Officer and President	2015	$9,230	-	-	$9,230
(Principal Executive Officer)

Adam K. Peterson	2016	$23,660	-	-	$23,660
Co-Chief Executive Officer and Executive Vice President	2015	$9,858	-	-	$9,858

Jeffrey C. Piermont	2016	$150,000	-	-	$150,000
Chief Administrative Officer and Treasurer	2015	$14,787	-	-	$14,787

Michael J. Scholl	2016	$250,000	-	-	$250,000
President of General Indemnity Group, LLC	2015	$51,915	-	-	$51,915

Outstanding Equity Awards at Fiscal Year-End

We had no outstanding equity awards at December 31, 2016.  We do not currently have any equity incentive plans established and, as a result, none of our officers and directors is a party to any equity incentive plan.

Director Compensation

We reimburse all of our directors for reasonable travel and other expenses incurred in attending Board and committee meetings. No director currently receives additional compensation for serving as a director.

Compensation Committee Interlocks and Insider Participation

Except as described below, none of our executive officers serve as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.  An entity controlled by Mr. Keating serves as the Manager of Logic. Mr. Keating and Mr. Peterson serve as the Managers of The Aligned Group, LLC, which serves as the Manager of TAG SW 1, LLC.  See "Certain Transactions".

Employment Contracts, Termination of Employment and Change in Control Arrangements

Rozek and Peterson Employment Agreements

 On August 1, 2015, we entered into employment agreements with each of Alex B. Rozek and Adam K. Peterson.  Mr. Rozek and Mr. Peterson each serve as our Co-Chief Executive Officer.  Each of the employment agreements has a one-year term, with automatic successive one-year renewal terms unless we or the executive decline to renew the agreement.  Each of the employment agreements provides for a base salary at $23,660 per year through December 31, 2016, and an annualized base salary of $275,000 for calendar year 2017.  However, each of these agreements has been amended to delay an increase in the base salary from $23,660 until such time as approved by the Board, which is not expected to occur prior to December 31, 2017.  Each of the employment agreements also provides for certain severance payments to the executives in the event their employment is terminated by us without cause or if the executive terminates his employment for good reason.

Each of Messrs. Rozek and Peterson participate in a management incentive bonus plan (the "MIBP"), effective as of August 1, 2015, under which participants of such plan are eligible to receive cash bonus awards based on achievement by the company of certain net growth target objectives.  Each of Alex B. Rozek and Adam K. Peterson are eligible to participate in the management incentive bonus plan pursuant to their respective employment agreements.  The MIBP provides for a bonus pool, determined on an annual basis by the compensation committee of the board of directors, equal to up to 20% of the amount by which our stockholders' equity for the applicable fiscal year (excluding increases or decreases in stockholders' equity resulting from purchases or redemptions of our securities) exceeds 106% of our stockholders' equity for the preceding fiscal year.

In the event that either Mr. Rozek or Mr. Peterson's employment is terminated without cause or if either elects to terminate his employment for good reason, he is entitled to receive severance payments equal to the amounts which would have been payable to him under the MIBP if he had remained with us through the remainder of the fiscal year in which his employment terminated multiplied by a fraction equal to the number of days during the fiscal year that he remained employed by us divided by 365. If either Mr. Rozek or Mr. Peterson becomes our full-time employee, severance payments also will include an amount equal to four months base salary for each full 12 month period that each is employed by us commencing August 1, 2015, except that in no event shall severance payments exceed the then current base salary on a monthly basis multiplied by 12.

Scholl Employment Agreement

We entered into an employment agreement with Mr. Scholl in October 2015 providing for an annual base salary of not less than $250,000, plus benefits in accordance with our standard benefits package.  Mr. Scholl's employment agreement also provides for an annual cash incentive bonus and a long term bonus plan.  Under the annual cash incentive bonus, Mr. Scholl is entitled to receive an annual bonus in an amount equal to twelve and one-half percent (12.5%) of the difference, if any, between (x) the pre-tax earnings of GIG for the applicable calendar year (determined in accordance with U.S. generally accepted accounting principles) minus (y) an amount equal to ten percent (10%) of the Company's average total equity for such calendar year, as calculated on a quarterly basis. Mr. Scholl is also eligible to receive a long-term cash bonus, the receipt of which is subject to vesting. The long term bonus, if any, with respect to any particular calendar year will equal ten percent (10%) of the increase in book value for GIG based on pre-tax earnings commencing at the end of the calendar year following the year in which the long term bonus was earned.  The long term bonus is reduced by any annual bonus paid to Mr. Scholl.  If Mr. Scholl's employment is terminated without cause, Mr. Scholl is entitled to an amount equal to the amount of base salary otherwise payable for a period of three (3) months following the effective date of such termination, payable over three (3) months in accordance with the Company's customary payroll practices as well as all earned bonus payments, whether vested or unvested.

Carrigan Employment Agreement

On May 20, 2016, in connection with the acquisition of UC&S, UC&S entered into an employment agreement with Todd S. Carrigan providing for an annual base salary of $300,000, an annual bonus and standard benefits.  In the event Mr. Carrigan is terminated without cause, resigns for good reason or is terminated following a change in control of UC&S, he is entitled to receive severance payments equal to his base salary through the end of his initial employment term of May 2021, or through the end of any applicable subsequent one-year renewal term.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following discussion is a brief summary of certain material arrangements, agreements and transactions we have with related parties. It does not include all of the provisions of our material arrangements, agreements and transactions with related parties, does not purport to be complete and is qualified in its entirety by reference to the arrangements, agreements and transactions described. We enter into transactions with our stockholders and other entities owned by, or affiliated with, our direct and indirect stockholders in the ordinary course of business. These transactions include, amongst others, professional advisory, consulting and other corporate services.

 On February 13, 2015, Boulderado and Magnolia acquired from Richard Church, the former President and former sole member of our Board of Directors, approximately 95% of our issued and outstanding shares. Mr. Church also sold to each of Boulderado and Magnolia a 50% interest in a promissory note issued by us to Mr. Church in the principal amount of $298,224.  Mr. Church also conveyed to each of Boulderado and Magnolia a 50% interest in another promissory note issued by us to Mr. Church in the principal amount of $100,000.  Finally, Mr. Church retained a non-recourse promissory note issued by Ananda Holding, LLC, our then wholly-owned subsidiary, in the principal amount of $135,494.  These debt instruments, which in their principal amounts total $533,718, replaced all prior debt instruments issued by us to Mr. Church.

In addition to the two notes payable sold to Boulderado and Magnolia in the aggregate original principal amounts of $100,000 and $298,224, on April 10, 2015, we issued notes payable to Boulderado and Magnolia in the principal amount of $100,000 each, bearing interest at 5% per annum and due March 31, 2016. The notes were payable in cash or any or all of the promissory notes could be converted to shares of common stock.  The conversion could not occur until we raised $1,000,000 in gross proceeds from one or a series of equity offerings.  The conversion price was to be equal to 80% of the price paid by investors in the financing for identical securities.  On June 19, 2015, Boulderado and Magnolia converted their notes payable, together with accrued interest of $932 each, into 12,616 shares of Class A common stock and 1,262 warrants each.  The warrants are for the purchase of Class A common stock exercisable at a price of $8.00 per share, are exercisable at any time and expire on June 18, 2025.

On June 19, 2015, and in connection with the acquisition of certain outdoor billboard assets of Bell Media, LLC, we entered into subscription agreements with each of Boulderado and Magnolia, whereby each of Boulderado and Magnolia purchased 500,000 shares of our newly established Class A common stock at a purchase price of $10.00 per share, resulting in gross proceeds to us of $10,000,000. Each of Boulderado and Magnolia also extinguished all principal and interest due under two promissory notes, each in the principal amount of $149,112, assigned to us on February 13, 2015 from Richard Church, the original holder of the notes.  As a result of this note extinguishment, each of Boulderado and Magnolia received 15,164 additional shares of Class A common stock.  At the same time, Boulderado and Magnolia also converted all sums due under the $100,000 convertible promissory notes we issued to each of them on April 10, 2015, such that each of Boulderado and Magnolia received 12,616 shares of Class A common stock at a conversion price of $8.00 per share.  In addition, each of Boulderado and Magnolia received warrants to purchase one share of Class A common stock at a price of $10.00 per share for each 10 shares of Class A common stock purchased, resulting in each of Boulderado and Magnolia receiving warrants to purchase 52,778 shares of Class A common stock.  These warrants are exercisable at any time on or before June 18, 2025. Each of the two holders of these warrants are entitled to purchase 51,516 shares of Class A common stock at an exercise price of $10.00 per share and 1,262 shares of Class A common stock at an exercise price of $8.00 per share.

Each of Boulderado and Magnolia agreed as part of the Voting and First Refusal Agreement also entered into on June 19, 2015 to elect as the Class A Directors each of Alex B. Rozek, as a nominee of Boulderado and Adam Peterson, as a nominee of Magnolia.  In the event of (a) the death of a Class A Director, (b) the incapacitation of a Class A Director as a result of illness or accident, which makes it reasonably unlikely that the Class A Director will be able to perform his normal duties for the Company for a period of ninety (90) days, or (c) a change of control of Boulderado or Magnolia, then the Class A stockholder which nominated such dead or incapacitated Class A Director, or the Class A stockholder undergoing such change of control, shall convert all of such Class A common stock into shares of our Common Stock, in accordance with the procedures set forth in the Amended and Restated Certificate of Incorporation.  The Voting and First Refusal Agreement also provides each of us and the other parties to the Voting Agreement with the right of first refusal to purchase the Class A common stock proposed to be sold by the other holder of Class A common stock.  The holders of record of the shares of Class A common stock, exclusively and as a separate class, shall be entitled to elect two directors to our Board of Directors (the "Class A Directors"), which number of Class A Directors may be reduced pursuant to the terms and conditions of the Voting and First Refusal Agreement.  Any Class A Director may be removed without cause by, and only by, the affirmative vote of the holders of eighty percent (80%) of the shares of Class A common stock exclusively and as a separate class, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders.  Matters requiring the unanimous approval of the Class A Directors are described in the risk factor entitled "Our currently outstanding Class A common stock allows the holders of Class A common stock to elect two Directors who can each veto many important matters requiring approval of our board of directors".

On July 22, 2015, we entered into subscription agreements with each of Boulderado and Magnolia whereby Boulderado purchased 250,000 shares of our common stock and Magnolia purchased 1,200,000 shares of our common stock, each at a purchase price of $10.00 per share, resulting in gross proceeds to us of $14,500,000.

During September 2015, Ananda made a distribution to its members.  Our share of the distribution was $32,000 and was distributed directly to Mr. Church as a principal payment on the Holding Note, reducing the outstanding principal balance to $103,494.  On December 31, 2015, we transferred our interest in Ananda Investments, LLC ("Ananda") to Mr. Church in full satisfaction of our note payable in the principal amount of $103,494 and accrued interest of $6,436.  In connection with the transfer of its interest in Ananda, we were released in early 2016 from our limited guaranty of Ananda's mortgage note payable.

 On December 7, 2015, we acquired a 30% ownership position in Logic Real Estate Companies, LLC, a Delaware limited liability company ("Logic"), which provides brokerage and management services for commercial real estate.  Brendan J. Keating holds a controlling interest in Logic and subsequently joined our Board of Directors in February 2016.  We paid $195,000 for our ownership position in Logic, and made a subsequent capital contribution of $99,000 on June 21, 2016.  On December 8, 2015, we acquired a 15% interest in TAG SW1, LLC ("TAG"), a Nevada limited liability company, whose business is to invest in retail centers.  As of December 31, 2015, TAG had acquired investments in two retail centers located in Las Vegas, Nevada.  Our equity contribution was $97,500. In addition to our equity interest in TAG, Logic manages both the brokerage and property management services of the assets owned by TAG and is compensated for such services.  The Aligned Group, LLC, an entity owned by each of Mr. Keating, Mr. Peterson and an entity controlled by Mr. Peterson, is the Manager of TAG. No asset management fees or carry fees are charged to TAG by The Aligned Group, LLC.

In January 2016, we commenced our 2016 Offering. In February, 2016, we commenced an offering of shares of our Common Stock to accredited investors, at an offering price of $10.15 per share (the "2016 Offering").  The 2016 Offering ended on June 30, 2016, and pursuant to the 2016 Offering, we received investments totaling approximately $41,863,306 from 33 investors and issued 4,124,463 shares of common stock. Magnolia purchased $26,053,000 and Boulderado purchased $3,553,018 of our common stock in the 2016 Offering.  In addition, trusts controlled by each of Mr. Briner and Mr. Keating purchased $456,750 and Mr. Piermont purchased $49,989 of our common stock in the 2016 Offering.

On February 29, 2016, Boulderado and Magnolia converted the remaining promissory note in the principal amount of $100,000, together with accrued interest in the amount of $6,028 into 10,446 shares of our common stock.

Policy and Procedures for the Review, Approval or Ratification of Transactions with Related Persons

Prior to the completion of this offering, our board of directors will adopt a written policy (the "Related Party Policy") and procedures for the review, approval or ratification of "Related Party Transactions" by the independent members of the audit and risk committee of our board of directors. For purposes of the Related Party Policy, a "Related Party Transaction" is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including the incurrence or issuance of any indebtedness or the guarantee of indebtedness) in which (1) the aggregate amount involved will or may be reasonably expected to exceed $120,000 in any fiscal year, (2) the company or any of its subsidiaries is a participant, and (3) any Related Party (as defined herein) has or will have a direct or indirect material interest.

The Related Party Policy defines "Related Party" as any person who is, or, at any time since the beginning of the company's last fiscal year, was (1) an executive officer, director or nominee for election as a director of the company or any of its subsidiaries, (2) a person with greater than five percent (5%) beneficial interest in the company, (3) an immediate family member of any of the individuals or entities identified in (1) or (2) of this paragraph, and (4) any firm, corporation or other entity in which any of the foregoing individuals or entities is employed or is a general partner or principal or in a similar position or in which such person or entity has a five percent (5%) or greater beneficial interest. Immediate family members (each, a "Family Member") includes a person's spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone residing in such person's home, other than a tenant or employee.

Prior to the company entering into any Related Party Transaction, such Related Party Transaction will be reported to our outside corporate counsel who will report the same to the audit and risk committee. Our outside corporate counsel will conduct an investigation and evaluation of the Related Party Transaction and will report his or her findings to the audit and risk committee, including a summary of material facts. The audit and risk committee will review the material facts of all Related Party Transactions which require the audit and risk committee's approval and either approve or disapprove of the Related Party Transaction, subject to the exceptions described below. If advance notice of a Related Party Transaction has been given to the audit and risk committee and it is not possible to convene a meeting of the audit and risk committee, then the chairman of the audit and risk committee will consider whether the Related Party Transaction is appropriate and, if it is, will approve the Related Party Transaction, with the audit and risk committee being asked to ratify the Related Party Transaction at the next regularly scheduled meeting of the audit and risk committee. In the event the audit and risk committee does not ratify any such Related Party Transaction, management shall make all reasonable efforts to cancel or annul such Related Party Transaction. In determining whether to approve or ratify a Related Party Transaction, the audit and risk committee, or its chairman, as applicable, will consider all factors it deems appropriate, including the factors listed below in "—Review Criteria."

Entering into a Related Party Transaction without the approval or ratification required by the terms of the Related Party Policy is prohibited and a violation of such policy. In the event the company's directors, executive officers or Chief Accounting Officer become aware of a Related Party Transaction that was not previously approved or ratified under the Related Party Policy, such person will promptly notify the audit and risk committee (or, if it is not practicable for the company to wait for the audit and risk committee to consider the matter, the chairman of the audit and risk committee) will consider whether the Related Party Transaction should be ratified or rescinded or other action should be taken, with such review considering all of the relevant facts and circumstances regarding the Related Party Transaction, including the factors listed below in "—Review Criteria." The chairman of the audit and risk committee will report to the committee at its next regularly scheduled meeting any actions taken under the Related Party Policy pursuant to the authority delegated in this paragraph. The audit and risk committee will also review all of the facts and circumstances pertaining to the failure to report the Related Party Transaction to the audit and risk committee and will take, or recommend to our board of directors, any action the audit and risk committee deems appropriate.

No member of the audit and risk committee or director of our board will participate in any discussion or approval of a Related Party Transaction for which he or she is a Related Party, except that the audit and risk committee member or board director will provide all material information concerning the Related Party Transaction to the audit and risk committee.

If a Related Party Transaction will be ongoing, the audit and risk committee may establish guidelines for the company's management to follow in its ongoing dealings with the Related Party. Thereafter, the audit and risk committee, on at least an annual basis, will review and assess ongoing relationships with the Related Party to ensure that they are in compliance with the audit and risk committee's guidelines and that the Related Party Transaction remains appropriate.

Review Criteria

All Related Party Transactions will be reviewed in accordance with the standards set forth in the Related Party Policy after full disclosure of the Related Party's interests in the transaction. As appropriate for the circumstances, the audit and risk committee or its chairman, as applicable, will review and consider:

•	the Related Party's interest in the Related Party Transaction;

•
the terms of the Related Party Transaction, including the approximate dollar value of the amount involved in the Related Party Transaction and the approximate dollar value of the amount of the Related Party's interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction is being undertaken in the ordinary course of business of the company;

•	whether the transaction with the Related Party is proposed to be, or was, entered into on terms no less favorable to the company than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to the company of, the Related Party Transaction;

•	a description of any provisions or limitations imposed as a result of entering into the Related Party Transaction;

•	whether the proposed transaction includes any potential reputational risk issues for the company which may arise as a result of or in connection with the Related Party Transaction;

•	whether the proposed transaction would violate any requirements of the company's financing or other material agreements; and

•	any other relevant information regarding the Related Party Transaction or the Related Party.

The audit and risk committee, or its chairman, as applicable, may approve or ratify the Related Party Transaction only if the audit and risk committee, or its chairman, as applicable, determines in good faith that, under all of the circumstances, the transaction is fair to the company. The audit and risk committee, in its sole discretion, may impose such conditions as it deems appropriate on the company or the Related Party in connection with approval of the Related Party Transaction.

Pre-Approved Related Party Transactions

The audit and risk committee has determined that the following transactions will be deemed pre-approved or ratified and will not require review or approval of the audit and risk committee, even if the aggregate amount involved will exceed $120,000, unless otherwise specifically determined by the audit and risk committee.

•
Any employment by the company of an executive officer of the company or any of its subsidiaries if the related compensation conforms with our company's compensation policies and if the executive officer is not a Family Member of another executive officer or of a director of our board; and

•	Any compensation paid to a director of our board if the compensation is consistent with the company's bylaws and any compensation policies.

Notwithstanding anything to the contrary in the Related Party Policy, in the event the bylaws of the company require review by our board of directors and/or approval of a Related Party Transaction, the audit and risk committee, and its chairman, will not have the authority to review or approve a Related Party Transaction but will provide a recommendation to our board of directors for the board's use in its consideration of a given Related Party Transaction.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of February 1, 2017, by:

•	each person who is known by us to beneficially own 5% or more of our outstanding shares of capital stock;

•	each member of our board of directors;

•	each of our executive officers named in the Summary Compensation Table under "Executive Compensation"; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. None of the persons listed in the following table owns any securities that are convertible into common stock at his or her option currently or within 60 days of our listing date on the NASDAQ. Unless otherwise indicated, the address for each 5% stockholder, director and executive officer listed below is c/o Boston Omaha Corporation, 292 Newbury Street, Suite 333, Boston, Massachusetts 02115.

		Shares Beneficially Owned Prior to this Offering				Shares Beneficially Owned After this Offering
Name of Beneficial owner	Title of Class of Stock	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Class of Stock	Percentage of Aggregate Voting Power of Class A Common Stock and Common Stock (1)	Percentage of Aggregate Economic Interest of Class A Common Stock and Common Stock(2)	Percentage of Aggregate Voting Power of Class A Common Stock and Common Stock
5% Shareholders
Magnolia Capital Fund, L.P. (3)	Class A Common	580,558	50%
	Common	3,893,623	66.66%	55.57%	63.89%
Boulderado Partners, LLC (4)	Class A Common	580,558	50%
	Common	726,876	12.44%	37.43%	18.673%
Directors and Named Executive Officers
Adam K. Peterson (3)(5)	Class A Common	580,558	50%
	Common	3,893,623	66.66%	55.57%	63.89%

Alex B. Rozek (4)(6)	Class A Common	580,558	50%
	Common	726,876	12.44%	37.43%	18.67%
Brendan J. Keating (7)	Common	35,000	*	*	*

Bradford B. Briner (8)	Common	10,000	*	*	*

Jeffrey C. Piermont	Common	4,925	*	*	*

Sean B. Cash		0	*	*	*

Michael J. Scholl		0	*	*	*

All directors and officers as a group (5 persons)	Class A Common	1,161,116	100%
	Common	4,670,424	79.78%	93.23%	83.17%
_______________________
* Less than 1%
(1) The percent of Percentage of Aggregate Voting Power of Class A common stock and Common Stock reflects that each share of Class A common stock has 10 votes for each share of common stock and assumes all outstanding, Class A common stock warrants are exercised.
(2) The percent of aggregate economic interest is based on both our Class A common stock and common stock combined.  The Class A common stock converts to common stock on a 1:1 basis.
(3) Includes warrants to purchase 52,778 shares of our Class A common stock.
(4) Includes warrants to purchase 52,778 shares of our Class A common stock.
(5) Represents current amount of shares and warrants owned by Magnolia Capital Fund, LP.  Mr. Peterson serves as the manager of the general partner of Magnolia Capital Fund, LP.
(6) Represents current amount of shares and warrants owned by Boulderado Partners, LLC.  Mr. Rozek serves as the manager of Boulderado Capital, LLC, the manager of Boulderado Partners, LLC.
(7) Represents shares of common stock held by a trust established for the benefit of Mr. Keating and members of his family.
(8) Represents shares of common stock held by a limited liability company of which Mr. Briner is the Managing Member.

DESCRIPTION OF CAPITAL STOCK

The following summarizes the most important terms of our common stock and related provisions of the certificate of incorporation and our bylaws that will be in effect upon the closing of this offering. This description also summarizes the principal agreements relating to our common stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our certificate of incorporation and bylaws and the agreements referred to below, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

General

Our authorized capital stock will consist of [15,000,000] shares of common stock, par value $0.001 per share, of which 1,300,000 shares have been designated as Class A common stock and the remaining [13,700,000] shares are common stock.  In addition, we have authorized 1,000,000 shares of preferred stock, par value $0.001 per share, none of which are outstanding.

Upon the closing of the 2017 Concurrent Offering and this offering, there will be [________] shares of our common stock outstanding and 1,055,560 shares of Class A common stock outstanding.

Common Stock

Our general common stock is identical to the Class A common stock with respect to all rights and privileges, except that (i) the Class A common stock is convertible into shares of general common stock at a 1:1 ratio; (ii) each share of Class A common stock is entitled to 10 votes in connection with stockholder votes, while each share of general common stock is entitled to one vote; and (iii) certain directors are elected exclusively by the holders of Class A common stock as a separate class as described below.

Dividend Rights

Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our common stock and Class A common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Voting Rights

Each holder of our common stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders. A majority vote is required for all action to be taken by stockholders, except as otherwise provided for in our certificate of incorporation and bylaws or as required by law, including the election of directors in an election that is determined by our board of directors to be a contested election, which requires a plurality. Our certificate of incorporation provides that our board of directors are expressly authorized to make, alter or repeal our bylaws with the approval of at least two-thirds of the total voting power of the outstanding shares of our capital stock.

Liquidation Rights

In the event of our liquidation, dissolution or winding-up, the holders of our common stock and Class A common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities and the liquidation preference of any outstanding preferred stock.

Other Rights

Neither our Class A common stock nor our common stock has any preemptive rights, cumulative voting rights or redemption or sinking fund provisions.

Special Provisions Regarding our Class A Common Stock

 The holders of record of the shares of Class A Common Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors to our Board of Directors (the "Class A Directors"), which number of Class A Directors may be reduced pursuant to the terms and conditions of the Voting and First Refusal.  Any Class A Director may be removed without cause by, and only by, the affirmative vote of the holders of eighty percent (80%) of the shares of Class A Common Stock exclusively and as a separate class, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders.

At any time when shares of Class A Common Stock are outstanding, we may not, without the affirmative vote of all of the Class A Directors:

*           Amend, alter or otherwise change the rights, preferences or privileges of the Class A Common Stock, or amend, alter or repeal any provision of our Certificate of Incorporation or Bylaws in a manner that adversely affects the powers, preferences or rights of the Class A Common Stock.

*           Liquidate, dissolve or wind-up our business, effect any merger or consolidation or any other deemed liquidation event or consent to any of the foregoing.

  *           Create, or authorize the creation of, or issue or issue additional shares of Class A Common Stock, or increase the authorized number of shares of any additional class or series of capital stock.

*           Increase or decrease the authorized number of directors constituting the Board of Directors.

*           Hire, terminate, change the compensation of, or amend the employment agreements of, our executive officers.

*           Purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of our capital stock.

*           Create, or authorize the creation of, or issue, or authorize the issuance of any debt security, if our aggregate indebtedness for borrowed money following such action would exceed $10,000, or guarantee, any indebtedness except for our own trade accounts arising in the ordinary course of business.

*           Make, or permit any subsidiary to make, any loan or advance outside of the ordinary course of business to any employee or director.

*           Create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by us or permit any direct or indirect subsidiary to sell, lease, or otherwise dispose of all or substantially all of the assets of any subsidiary.

*           Change our principal business, enter new lines of business, or exit the current line of business.

*           Enter into any agreement involving the payment, contribution, or assignment by us or to us of money or assets greater than $10,000.

*           Enter into or be a party to any transaction outside of the ordinary course of business with any our directors, officers, or employees or any "associate" (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) of any such person or entity.

*           Acquire, by merger, stock purchase, asset purchase or otherwise, any material assets or securities of any other corporation, partnership or other entity.

Preferred Stock

Our board of directors is authorized, by resolution or resolutions, to issue up to 1,000,000 shares of our preferred stock. Our board of directors is authorized, by resolution or resolutions, to provide, out of the unissued shares of our preferred stock, for one or more series of preferred stock and, with respect to each such series, to fix, without further stockholder approval, the designation, powers, preferences and relative, participating, option or other special rights, including voting powers and rights, and the qualifications, limitations or restrictions thereof, of each series of preferred stock pursuant to Section 151 of the Delaware General Corporate Law (the "DGCL"). Our board of directors could authorize the issuance of preferred stock with terms and conditions that could discourage a takeover or other transaction that some holders of our common stock might believe to be in their best interests or in which holders of common stock might receive a premium for their shares over and above market price. We have no current plan to issue any shares of preferred stock.

Composition of our Board of Directors

Upon the closing of this offering, it is anticipated that we will have four directors.  We are currently seeking to retain additional outside directors who will qualify as independent directors.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Some provisions of Delaware law and of our certificate of incorporation and bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals, other than proposals made by or at the direction of our board of directors. Our bylaws also establish advance notice procedures with respect to the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or by a committee appointed by our board of directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed, and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of us.

Calling Special Stockholder Meetings

Our certificate of incorporation and bylaws provide that special meetings of our stockholders may be called only by our board of directors or by stockholders owning at least 25% in amount of our entire capital stock issued and outstanding, and entitled to vote.

Stockholder Action by Written Consent

The DGCL permits stockholder action by written consent unless otherwise provided by our certificate of incorporation. Prior to the 50% Trigger Date, the Designated Controlling Stockholder may take any action that may be taken at a meeting by written consent. On or after the 50% Trigger Date, no action may be taken by written consent in lieu of a stockholders' meeting.

Undesignated Preferred Stock

Our board of directors is authorized to issue, without stockholder approval, preferred stock with such terms as our board of directors may determine. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the company.

Delaware Anti-Takeover Statute

We have elected not to be governed by Section 203 of the DGCL, an anti-takeover law ("Section 203"). This law prohibits a publicly held Delaware corporation from engaging under certain circumstances in a business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines "business combination" to include: any merger or consolidation involving us and the interested stockholder; any sale, transfer, pledge or other disposition of 10% or more of our assets involving the interested stockholder; in general, any transaction that results in the issuance or transfer by us of any of our stock to the interested stockholder; or the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through us. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any such entity or person. A Delaware corporation may opt out of this provision by express provision in its original certificate of incorporation or by amendment to its certificate of incorporation or bylaws approved by its stockholders. We have opted out of this provision. Accordingly, we will not be subject to any anti-takeover effects of Section 203.

Removal of Directors; Vacancies

Our certificate of incorporation provides that, other than the two directors elected by the holders of our Class A common stock, directors may be removed with or without cause upon the affirmative vote of holders of at least two-thirds of the total voting power of the outstanding shares of the capital stock of the company entitled to vote in any annual election of directors or class of directors, voting together as a single class. In addition, our certificate of incorporation provides that vacancies, including those resulting from newly created directorships or removal of directors, may only be filled by a majority of the directors then in office or by a sole remaining director. This may deter a stockholder from increasing the size of our board of directors and gaining control of the board of directors by filling the remaining vacancies with its own nominees.

Limitation on Directors' Liability

Our certificate of incorporation and bylaws will indemnify our directors to the fullest extent permitted by the DGCL. The DGCL permits a corporation to limit or eliminate a director's personal liability to the corporation or the holders of its capital stock for breach of duty. This limitation is generally unavailable for acts or omissions by a director which (i) were in bad faith, (ii) were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (iii) involved a financial profit or other advantage to which such director was not legally entitled. The DGCL also prohibits limitations on director liability for acts or omissions which resulted in a violation of a statute prohibiting certain dividend declarations, certain payments to stockholders after dissolution and particular types of loans. The effect of these provisions is to eliminate the rights of our company and our stockholders (through stockholders' derivative suits on behalf of our company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under the federal securities laws of the United States.

Choice of Forum

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for: (a) any derivative action or proceeding brought on our behalf; (b) any action asserting a breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders; (c) any action asserting a claim pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws; or (d) any action asserting a claim governed by the internal affairs doctrine. However, it is possible that a court could find our forum selection provision to be inapplicable or unenforceable.

Voting and First Refusal Agreement

  Each of Boulderado and Magnolia agreed as part of the Voting and First Refusal Agreement to elect as the Class A Directors each of Alex B. Rozek, as a nominee of Boulderado and Adam K. Peterson, as a nominee of Magnolia.  In the event of (a) the death of a Class A Director, (b) the incapacitation of a Class A Director as a result of illness or accident, which makes it reasonably unlikely that the Class A Director will be able to perform his normal duties for the Company for a period of ninety (90) days, or (c) a change of control of Boulderado or Magnolia, then the Class A stockholder which nominated such dead or incapacitated Class A Director, or the Class A stockholder undergoing such change of control, shall convert all of such Class A Common Stock into shares of our Common Stock, in accordance with the procedures set forth in the Amended and Restated Certificate of Incorporation.  The Voting and First Refusal Agreement also provides each of the Company and the other party to the Voting Agreement with the right of first refusal to purchase the Class A Common Stock proposed to be sold by the other holder of Class A Common Stock.

Listing

We intend to list our common stock on the NASDAQ under the symbol "BOMN."

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be Colonial Stock Transfer Co. Inc.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our capital stock other than our recent listing on the OTCQX. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

After giving effect to the 2017 Concurrent Offering, upon the closing of this offering, [_______] shares of common stock will be outstanding, assuming the number of shares sold in this offering is the number of shares set forth on the cover of this prospectus. All of the shares sold in this offering will be freely tradable. Shares held by our affiliates, as that term is defined in Rule 144, including shares held by Magnolia and Boulderado, may only be sold in compliance with the limitations described below.

The remaining shares of our common stock outstanding after this offering are restricted securities, as such term is defined in Rule 144, or are subject to lock-up agreements with the underwriters of this offering, as described below. Following the expiration of the lock-up period pursuant to any such lock-up agreements, restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 (as defined herein) promulgated under the Securities Act, described in greater detail below.

Rule 144

In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•
1% of the number of shares of our common stock outstanding at the time of such sale, which will equal [______] shares as of the closing of this offering (assuming that the underwriters' option to purchase additional shares from the selling stockholder is not exercised); or

•	the average weekly trading volume of our common stock on the NASDAQ during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information, and notice provisions of Rule 144.

Notwithstanding the availability of Rule 144, the holders of all of our restricted shares will have entered into lock-up agreements as described under "Underwriting," and their restricted shares will become eligible for sale only following expiration of the restrictions set forth in those agreements.

Lock-Up Agreements

We and our officers, directors and holders of substantially all of our common stock on the date of this prospectus will have entered into lock-up agreements with the underwriters providing, subject to certain exceptions, that we and they will not, subject to certain exceptions, dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date that is 180 days after the date of this prospectus unless extended pursuant to its terms. Pursuant to this agreement, among other exceptions, we may enter into an agreement providing for the issuance of our common stock in connection with the acquisition, merger or joint venture with another publicly traded entity during the 180-day restricted period after the date of this prospectus. For a more complete description of the lock-up restrictions and specified exceptions, see "Underwriting."

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS
TO NON-U.S. HOLDERS

The following is a summary of certain United States federal income and estate tax consequences to a non-U.S. holder (as defined herein) of the purchase, ownership and disposition of our common stock as of the date hereof. This summary deals only with common stock that is held as a capital asset.

Except as modified for estate tax purposes (as discussed below), a "non-U.S. holder" means a beneficial owner of our common stock that, for United States federal income tax purposes, is an individual, corporation, estate or trust that is not any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not address the effects of any other United States federal tax laws (including gift tax or the Medicare tax on certain investment income) and does not deal with foreign, state, local or other tax considerations that may be relevant to holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income or estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, "controlled foreign corporation," "passive foreign investment company" or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If an entity treated as a partnership for United States federal income tax purposes holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership considering an investment in our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

Subject to the discussion of backup withholding and FATCA (as defined herein) below, dividends paid to a non-U.S. holder of our common stock generally will be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States are generally not subject to the United States federal withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in generally the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, on its effectively connected earnings and profits, subject to adjustments.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable Internal Revenue Service Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

Subject to the discussion of backup withholding and FATCA below, any gain realized on the sale, exchange or other taxable disposition of our common stock generally will not be subject to United States federal income or withholding tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States;

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a "United States real property holding corporation" for United States federal income tax purposes.

A non-U.S. holder described in the first bullet point immediately above will be subject to United States federal income tax on the net gain derived from the disposition on a net income basis in generally the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it may also be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

Unless an applicable income tax treaty provides otherwise, an individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% United States federal income tax on the gain derived from the disposition, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States.

We believe we are not and do not anticipate becoming a "United States real property holding corporation" for United States federal income tax purposes. However, even if we become a "United States real property holding corporation," if our common stock is considered to be regularly traded on an established securities market for United States federal income tax purposes, only a non-U.S. holder who, actually or constructively, holds or held (at any time during the shorter of the five-year period preceding the date of disposition or the holder's holding period) more than 5% of our common stock will be subject to United States federal income tax on any gain derived from the disposition of our common stock.

Federal Estate Tax

Common stock held (or deemed held) at the time of death by an individual non-U.S. holder who is neither a citizen or resident of the United States (as specifically defined for United States estate tax purposes) will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder, or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a disposition of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder, or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as "FATCA"), a 30% United States federal withholding tax may apply to any dividends paid on our common stock and, for a disposition of our common stock occurring after December 31, 2018, the gross proceeds from such disposition, in each case paid to (i) a "foreign financial institution" (as specifically defined in the Code), whether such foreign financial institution is the beneficial owner or an intermediary, which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a "non-financial foreign entity" (as specifically defined in the Code), whether such non-financial foreign entity is the beneficial owner or an intermediary, which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under "—Dividends," the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisor regarding these requirements and whether they may be relevant to your purchase, ownership and disposition of our common stock.

UNDERWRITING

LEGAL MATTERS

Gennari Aronson, LLP, Needham, Massachusetts, will pass upon the validity of the common stock offered hereby. [___________________________], is counsel for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements of Boston Omaha Corporation as of December 31, 2015 and December 31, 2014, and for the years then ended, the financial statements for JAG as of December 31, 2015 and for the year then ended, have been included herein in reliance on the reports of MaloneBailey, LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.  The financial statements of UC&S as of December 31, 2015 and 2014 and for the years then ended have been included herein in reliance on the reports of Stowe & Degon, LLC, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register our common stock being offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all the information included in the registration statement and the amendments, exhibits and schedules thereto. For further information about us and the common stock being offered in this prospectus, we refer you to the registration statement and the exhibits and schedules thereto.  Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Statements made in this prospectus about legal documents may not necessarily be complete, and you should read the documents which are filed as exhibits to the registration statement otherwise filed with the SEC.

INDEX TO FINANCIAL STATEMENTS

Boston Omaha Corporation Financial Statements:

Audited Financial Statements

Unaudited Interim Financial Statements

Jag, Inc.  Financial Statements:

Audited Financial Statements
United Casualty and Surety Insurance Company

Audited Financial Statements

Unaudited Financial Statements

 BOSTON OMAHA CORPORATION (December 31, 2015)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders of
Boston Omaha Corporation
Boston, Massachusetts

We have audited the accompanying consolidated balance sheets of Boston Omaha Corporation (formerly known as REO Plus, Inc.) and its subsidiaries (collectively the "Company") as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Boston Omaha Corporation and its subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
March 30, 2016

BOSTON OMAHA CORPORATION
(formerly known as REO Plus, Inc.)
and SUBSIDIARIES

Consolidated Balance Sheets

ASSETS

	December 31,
	2015	2014

Current Assets:
Cash	$13,189,066	$1,461
Accounts receivable, net	276,750	-
Prepaid expense	70,484	-

Total Current Assets	13,536,300	1,461

Property and Equipment:
Structures and displays	4,548,473	-
Office Equipment	2,633	-
Accumulated depreciation	(307,367)	-

Total Property and Equipment, net	4,243,739	-

Other Assets:
Goodwill	4,389,664	-
Intangible assets, net	958,265	-
Investment in unconsolidated affiliates	657,528	47,263

Total Other Assets	6,005,457	47,263

Total Assets	$23,785,496	$48,724

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
Accounts payable and accrued expenses	$152,672	$373
Accounts payable, stockholder	2,721	-
Notes payable, stockholders	100,000	-
Note payable, former stockholder	-	494,460
Accrued interest, stockholders	4,384	-
Accrued interest, former stockholder	-	21,270
Deferred revenue	30,204	-

Total Current Liabilities	289,981	516,103

Commitments	-	-

Total Liabilities	289,981	516,103

Stockholders' Equity (Deficit):
Preferred stock, $.001 par value, 3,000,000 shares
authorized, 0 shares issued and outstanding	-	-
Common stock, $.001 par value, 28,700,000 shares
authorized, 1,716,954 and 266,954 shares
issued and outstanding, respectively	1,717	267
Class A common stock, $.001 par value, 1,300,000 shares
authorized, 1,055,560 and 0 shares issued
and outstanding, respectively	1,056	-
Additional paid-in capital	25,062,544	54,733
Accumulated deficit	(1,569,802)	(522,379)

Total Stockholders' Equity (Deficit)	23,495,515	(467,379)

Total Liabilities and Stockholders' Equity (Deficit)	$23,785,496	$48,724

The accompanying notes are an integral part of the financial statements.

BOSTON OMAHA CORPORATION
(formerly known as REO Plus, Inc.)
and SUBSIDIARIES

Consolidated Statements of Operations

	For the Years Ended
	December 31,
	2015	2014

Revenues:
Billboard rentals	$713,212	$-
Consulting fees, related party	9,700	43,874

Total Revenues	722,912	43,874

Costs and Expenses:
Cost of revenues (exclusive of depreciation and amortization)	229,507	-
Professional fees	737,451	66,715
Depreciation	307,367	-
Leased employees	241,803	-
General and administrative	153,715	-
Amortization	150,436	-
Bad debt expense	9,511	-

Total Costs and Expenses	1,829,790	66,715

Net Loss from Operations	(1,106,878)	(22,841)

Other Income (Expense):
Equity in income (loss) of unconsolidated affiliates	3,813	(15,805)
Gain on sale of investment in unconsolidated affiliate	78,150	-
Interest expense	(22,508)	(28,132)

Net Loss Before Income Tax	(1,047,423)	(66,778)

Income Tax (Provision) Benefit	-	-

Net Loss	$(1,047,423)	$(66,778)

Basic and Diluted Net Loss per Share	$(0.71)	$(0.25)

Basic and Diluted Weighted Average Shares Outstanding	1,481,310	266,954

The accompanying notes are an integral part of the financial statements.

BOSTON OMAHA CORPORATION
(formerly known as REO Plus, Inc.)
and SUBSIDIARIES

Consolidated Statements of Changes in Stockholders' Equity (Deficit)
	No. of shares
	Common Stock	Class A Common Stock	Common Stock	Class A Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total

Stockholders' (deficit),
January 1, 2014	266,954	-	$267	$-	$54,733	$(455,601)	$(400,601)

Net loss	-	-	-	-	-	(66,778)	(66,778)

Stockholders' (deficit),
December 31, 2014	266,954	-	267	-	54,733	(522,379)	(467,379)

Capital contributions	-	-	-	-	5,163	-	5,163

Stock and warrants
issued for cash	1,450,000	1,000,000	1,450	1,000	24,497,550	-	24,500,000

Note conversions		55,560	-	56	505,098	-	505,154

Net loss	-	-	-	-	-	(1,047,423)	(1,047,423)

Stockholders' equity,
December 31, 2015	1,716,954	1,055,560	$1,717	$1,056	$25,062,544	$(1,569,802)	$23,495,515

The accompanying notes are an integral part of the financial statements.

BOSTON OMAHA CORPORATION
(formerly known as REO Plus, Inc.)
and SUBSIDIARIES

Consolidated Statements of Cash Flows

	For the Years Ended
	December 31,
	2015	2014

Cash Flows from Operating Activities:
Net Loss	$(1,047,423)	$(66,778)
Adjustments to reconcile net loss to cash
used in operating activities:
Depreciation and amortization	457,803	-
Bad debts	9,511	-
Equity in (income) loss of unconsolidated affiliates	(3,813)	15,805
Gain on sale of investment in unconsolidated affiliate	(78,150)	-
Changes in operating assets and liabilites:
Accounts receivable	(286,262)	-
Prepaid expenses	(70,484)	3,000
Accounts payable and accrued expenses	155,020	(6,127)
Accrued interest	20,238	4,249
Deferred revenue	30,204	-

Net Cash Used in Operating Activities	(813,356)	(49,851)

Cash Flows from Investing Activities:
Business acquisitions of structures, displays,
and intangible assets	(9,924,565)	-
Purchase of display and equipment	(124,905)	-
Acquisitions of investments in unconsolidated affiliates	(670,232)	-

Net Cash Used in Investing Activities	(10,719,702)	-

Cash Flows from Financing Activities:
Proceeds from notes payable to stockholders	219,000	43,500
Payments on notes payable to stockholders	(3,500)	(20,000)
Proceeds from issuance of stock and warrants	24,500,000	-
Contribution of capital	5,163	-

Net Cash Provided in Financing Activities	24,720,663	23,500

Net Increase (Decrease) in Cash	13,187,605	(26,351)

Cash, Beginning of Year	1,461	27,812

Cash, End of Year	$13,189,066	$1,461

Interest Paid in Cash	$2,270	$23,883

Income Taxes Paid in Cash	$-	$-

The accompanying notes are an integral part of the financial statements.

BOSTON OMAHA CORPORATION
(formerly known as REO Plus, Inc.)
and SUBSIDIARIES

Consolidated Statements of Cash Flows (Continued)

Supplemental Schedules of Non-cash Investing and Financing Activities

	For the Years Ended
	December 31,
	2015	2014

Restructure of notes payable, stockholders	$398,224	$-

Restructure of note payable, related party	135,494	-

Notes payable and accrued interest converted
to Class A common stock	505,154	-

Distribution from unconsolidated affiliate applied to
note payable, related party	32,000	-

Note payable and accrued interest
exchanged for investment in unconsolidated affiliate	109,930	-

Decrease in investment in unconsolidated affiliate	31,780	-

The accompanying notes are an integral part of the financial statements.

BOSTON OMAHA CORPORATION
(formerly known as REO Plus, Inc.)
And SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2015 and 2014

NOTE 1.   ORGANIZATION AND BACKGROUND

Boston Omaha Corporation (formerly known as REO Plus, Inc.) ("the Company") was organized on August 11, 2009 for the purpose of investing in real estate.  The Company's operations include its ownership of multiple billboards in Florida, Georgia and Alabama and equity method investments in several real estate companies.  During 2016 the Company will begin operations in the insurance industry through its subsidiary, General Indemnity Group, LLC.

Previously, the Company realized revenues from consulting services which were attributable to one client that was related to a former officer and director of the Company.

On March 16, 2015, the Company converted its charter from Texas to Delaware.

The Company completed an acquisition of outdoor advertising assets and entered the outdoor advertising business on June 19, 2015.  On July 23, 2015 and August 31, 2015, the Company completed two additional acquisitions of outdoor advertising assets.

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation Policy

The financial statements of Boston Omaha Corporation include the accounts of the Company and its wholly-owned subsidiaries, as follows:

Ananda Holdings, LLC ("AHLLC")
Link Media Holdings, LLC ("LMH")
Link Media Alabama, LLC ("LMA")
Link Media Florida, LLC ("LMF")
General Indemnity Group, LLC ("GIG")

AHLLC is a Texas limited liability company and was formed on February 6, 2015 for the purpose of holding the Company's 40% interest in Ananda Investments, LLC ("Ananda".)  LMH is a Delaware limited liability company and was formed on June 9, 2015 for the purpose of holding the investment in LMA, LMF and future entities which will be in the outdoor advertising business.  LMA is an Alabama limited liability company and was formed on June 10, 2015 to acquire outdoor advertising assets.  LMF is a Florida limited liability company and was formed on July 9, 2015 to acquire outdoor advertising assets.  GIG was formed on September 11, 2015 and began operations during October 2015 for the purpose of holding the Company's future insurance operations.

All significant intercompany profits, losses, transactions and balances have been eliminated in consolidation.

Concentrations

All of the Company's billboard operations are located in the southeastern United States, primarily in Alabama.

One vendor provided 45% and two vendors provided 58% of the Company's professional services for the years ended December 31, 2015 and 2014, respectively.

BOSTON OMAHA CORPORATION
(formerly known as REO Plus, Inc.)
And SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2015 and 2014
NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.  At December 31, 2015, the Company had approximately $13,000,000 in excess of federally insured limits on deposit with one financial institution

Accounts Receivable

Accounts receivable are recorded at the invoiced amount, net of advertising agency commissions, sales discounts, and allowances for doubtful accounts.  The Company evaluates the collectability of its accounts receivable based on its knowledge of its customers and historical experience of bad debts.  In circumstances where the Company is aware of a specific customer's inability to meet its financial obligations, it records a specific allowance to reduce the amounts recorded to what it believes will be collected.  For all other customers, the Company recognizes reserves for bad debt based upon historical experience of bad debts as a percentage of revenue, adjusted for relative improvement or deterioration in its agings and changes in current economic conditions.  As of December 31, 2015, the allowance for doubtful accounts was $2,111.

Property and Equipment

Property and equipment are carried at cost less depreciation.  Depreciation and amortization are provided principally on the straight-line method over the estimated useful lives of the assets, which range from three years to fifteen years as follows:

Structures	15 years
Digital displays and electrical	3 to 10 years
Static and tri-vision displays	7 to 15 years
Office equipment	5 years

Maintenance and repair costs are charged against income as incurred.  Significant improvements or betterments are capitalized and depreciated over the estimated life of the asset.

Goodwill

Prior to 2015, the Company had no goodwill.  Beginning in 2015, goodwill is recorded at cost and is tested annually for impairment.  Management monitors events and changes in circumstances that could indicate goodwill may not be recoverable.  Whenever events and changes in circumstances indicate that the carrying amount of goodwill may not be recoverable, an impairment loss is recorded.  The Company recorded no impairment of goodwill during the year ended December 31, 2015.

BOSTON OMAHA CORPORATION
(formerly known as REO Plus, Inc.)
And SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2015 and 2014

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Purchased Intangibles and Other Long-Lived Assets

The Company amortizes intangible assets with finite lives over their estimated useful lives, which range between two years and ten years as follows:

Customer relationships	2 to 3 years
Permits, Licenses, and Lease Acquisition Costs	10 years
Noncompetition and Non-solicitation Agreements	2 to 5 years

Prior to 2015, the Company had no intangible assets.  Beginning in 2015, intangible assets are periodically reviewed for impairment.  Management monitors events and changes in circumstances that could indicate long-lived assets, including intangible assets, may not be recoverable.  Whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable, an impairment loss is recorded.  The Company recorded no impairment on its long-lived assets during the year ended December 31, 2015.

Investments in Unconsolidated Entities

The Company accounts for investments in less than 50% owned and more than 20% owned entities using the equity method of accounting.  In accordance with ASC 323-30, the Company accounts for investments in limited partnerships and limited liability companies using the equity method of accounting when its investment is more than minimal.  The Company's share of earnings (loss) of such entities is recorded as a single amount as equity (loss) in earnings of unconsolidated entities.  Dividends, if any, are recorded as a reduction of the investment.

Land Leases

Most of the advertising structures are located on leased land.  Land leases related to the structures are typically paid in advance for periods ranging from one to twelve months.  The lease contracts include those with fixed payments and those with escalating payments.  Some of the lease contracts contain a base rent payment plus an additional amount up to a particular percentage of revenue.  Prepaid land leases are recorded as assets and expensed ratably over the related term and rent payments in arrears are recorded as an accrued liability.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The more significant areas requiring the use of management estimates relate to allocation of asset acquisition price between tangible and intangible assets, useful lives for depreciation and amortization, and the valuation of deferred tax assets.  Accordingly, actual results could differ from those estimates.

BOSTON OMAHA CORPORATION
(formerly known as REO Plus, Inc.)
And SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2015 and 2014

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

The Company recognizes revenue from consulting services when earned, according to the accrual basis of accounting.

The Company generates revenue from outdoor advertising through the leasing of billboards.  The terms of the operating leases range from less than one month to three years and are generally billed monthly.  Revenue for advertising space rental is recognized ratably over the term of the contract.  Advertising revenue is reported net of agency commissions.  Agency commissions are calculated based on a stated percentage applied to gross billing revenue for operations.  Payments received in advance of being earned are recorded as deferred revenue.

Advertising agency commissions for the years ended December 31, 2015 and 2014 were $6,007 and $0, respectively.

Earnings Per Share

Basic loss per common share is computed by dividing the net income (loss) available to common stockholders and Class A common stockholders by the weighted average number of common and Class A common shares outstanding during the year.  Diluted earnings per share reflect the potential dilution of securities that could share in earnings of an entity.  In a loss year, dilutive common equivalent shares are excluded from the loss per share calculation as the effect would be anti-dilutive.  For the year ended December 31, 2015, the Company had potentially dilutive securities in the form of stock warrants.  However, such securities were excluded due to their anti-dilutive effect.  For the year ended December 31, 2014 the Company had no potentially dilutive securities.

Liquidity

In the prior year, the Company disclosed a substantial doubt about its ability to continue as a going concern as a result of its accumulated net losses.  The financing activities both in fiscal 2015 as well as subsequent to year end have alleviated such doubt.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the bases of certain assets and liabilities for financial and income tax reporting.  Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.  Deferred taxes also are recognized for operating losses that are available to offset future federal income taxes.  Valuation allowances are established when necessary to reduce deferred tax assets to amounts expected to be realized.

BOSTON OMAHA CORPORATION
(formerly known as REO Plus, Inc.)
And SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2015 and 2014

NOTE 3.   BUSINESS ACQUISITIONS

Bell Media, LLC

On June 19, 2015, the Company's subsidiary, LMA entered into a purchase agreement with Bell Media, LLC for the purchase of thirty-five billboard structures and related personal property from Bell Media, LLC.  The assets acquired are located in Alabama.  Bell Media, LLC sold only assets related to its outdoor advertising business.  The transaction was accounted for as a business combination under the provisions of ASC 805.  The cash purchase price was $6,684,604, including $300,000 for which payment was deferred until approvals for LMA to assume certain land leases were obtained.  The approvals were obtained in July, 2015 and the payment was made.  The business acquisition was effected for the purpose of the Company's entry into the outdoor advertising market.

The allocation of the purchase price is as follows:

Property and Equipment:
Structures and displays	$3,468,700

Intangible Assets:
Customer relationships	170,000
Permits, licenses, and lease acquisition costs	200,000
Noncompetition and non-solicitation agreements	98,000
Goodwill	2,747,904

3,215,904

Total	$6,684,604

The allocation of the purchase price is based on an appraisal by an independent third party valuation firm.

Noncompetition and non-solicitation agreements, customer relationships, permits, licenses, and lease acquisition costs are amortized over the average period of expected benefit determined from the information contained in the independent appraisal.  Amortization of noncompetition and non-solicitation agreements, customer relationships, permits, licenses, and lease acquisition costs for the years ended December 31, 2015 and 2014 was $72,042 and $0, respectively.

Net earnings of $15,396 for the period from June 19 through June 30, 2015 was credited to the gross purchase price of $6,700,000 as an adjustment of the purchase price.  Revenues included in the Company's consolidated net loss for the year ended December 31, 2015 were $597,309.

Fair Outdoor, LLC

On July 23, 2015, the Company's subsidiary, LMF entered into a purchase agreement with Fair Outdoor, LLC for the purchase of one billboard structure and two digital displays and related personal property from Fair Outdoor, LLC.  The assets acquired are located in Florida.  The transaction was accounted for as a business combination under the provisions of ASC 805.  The cash purchase price was $1,945,061.  The business acquisition was effected for the purpose of expanding the Company's presence in the outdoor advertising market.

BOSTON OMAHA CORPORATION
(formerly known as REO Plus, Inc.)
And SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2015 and 2014

NOTE 3.   BUSINESS ACQUISITIONS (Continued)

The allocation of the purchase price is as follows:

Property and Equipment:
Structures and displays	$370,000

Intangible Assets:
Permits	52,200
Customer relationships	536,300
Goodwill	986,561

1,575,061

Total	$1,945,061

The allocation of purchase price is based on an appraisal by an independent third party valuation firm.

Permits and customer relationships are amortized over the average period of expected benefit determined from the information contained in the independent appraisal.  Amortization of permits and customer relationships for the year ended December 31, 2015 and 2014 was $76,654 and $0, respectively.

Adjustments to the gross purchase price of $2,000,000 were $54,939 and included net earnings of $13,939 for the period from July 23 through August 23, 2015.  Since the date of acquisition, revenues of $85,853 were included in the Company's consolidated net loss for the year ended December 31, 2015.

I-85 Advertising, LLC

On August 31, 2015, the Company's subsidiary, LMA entered into a purchase agreement with I-85 Advertising, LLC for the purchase of five billboard structures with ten faces and related personal property from I-85 Advertising, LLC.  The assets acquired are located in Georgia.  The transaction was accounted for as a business combination under the provisions of ASC 805.  The cash purchase price was $1,294,900.  The business acquisition was effected for the purpose of expanding the Company's presence in the outdoor advertising market.

BOSTON OMAHA CORPORATION
(formerly known as REO Plus, Inc.)
And SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2015 and 2014

NOTE 3.   BUSINESS ACQUISITIONS (Continued)

I-85 Advertising, LLC (continued)

The allocation of the purchase price is as follows:

Property and Equipment:
Structures and displays	$587,500

Intangible Assets:
Easements	11,000
Permits	52,200
Goodwill	644,200

707,400

Total	$1,294,900

The allocation of purchase price is based on an appraisal by an independent third party valuation firm.

The easements are permanent easements which grant the Company the right to use real property not owned by the Company.  Since these rights are perpetual, they are not amortized.  Permits are amortized over the average period of expected benefit determined from the information contained in the independent appraisal.  Amortization of permits for the year ended December 31, 2015 and 2014 was $1,740 and $0, respectively.

Net earnings of $5,100 for the period from August 31 through November 30, 2015 were credited to the gross purchase price of $1,300,000 as an adjustment to the purchase price.  Since the date of acquisition, revenues of $30,050 were included in the Company's consolidated net loss for the year ended December 31, 2015.

Pro Forma Information

The following is the unaudited pro forma information assuming all three acquisitions occurred on January 1, 2014. For all of the business acquisitions depreciation and amortization have been included in the calculation of the below pro forma information based upon the actual acquisition costs.  Depreciation is computed on the straight line method over the estimated remaining economic lives of the assets, ranging from three years to fifteen years.  Amortization is computed on the straight-line method over the estimated useful lives of the assets, ranging from two years to ten years.

BOSTON OMAHA CORPORATION
(formerly known as REO Plus, Inc.)
And SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2015 and 2014

NOTE 3.   BUSINESS ACQUISITIONS (Continued)

Pro Forma Information (continued)

	For the Years Ended
	December 31,
	2015	2014

Revenue	$1,601,093	$1,554,123

Net (Loss) Income	$(1,066,070)	$19,576

Basic and Diluted
(Loss) Earnings per Share	$(0.72)	$0.07

Basic and Diluted Weighted
Average Class A and Common
Shares Outstanding	1,481,310	266,954

With respect to Bell Media, the above pro-forma does not contain allocation of management overhead and other shared expenses for lines of business under common ownership that were not acquired.

Future Amortization

The future amortization associated with the intangible assets acquired in the abovementioned acquisitions is as follows:

	2016	2017	2018	2019	2020	Thereafter	Total

Customer relationships	$263,749	$217,707	$104,324	$-	$-	$-	$585,780
Permits, licenses and
lease acquisition costs	30,440	30,440	30,440	30,440	30,440	137,451	289,651
Noncompete agreement	14,000	14,000	14,000	14,000	6,417	-	62,417
Nonsolicitation agreement	14,000	6,417	-	-	-	-	20,417

	$322,189	$268,564	$148,764	$44,440	$36,857	$137,451	$958,265

BOSTON OMAHA CORPORATION
(formerly known as REO Plus, Inc.)
And SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2015 and 2014

NOTE 3.   BUSINESS ACQUISITIONS (Continued)

The weighted average amortization period, in months, for intangible assets is as follows:

Customer relationships	27
Permits, licenses and lease acquisition costs	114
Noncompete agreement	53
Nonsolicitation agreement	18

Acquisition costs incurred during 2015 for the above acquisitions were $186,220 and are included in professional fees on the consolidated statement of operations.

NOTE 4.   INVESTMENT IN AFFILIATES

Ananda Investments, LLC

On January 2, 2010 the Company acquired a 40% interest in Ananda Investments, LLC, a Texas member managed limited liability company which owns a commercial real estate rental property in Houston, Texas.  The investment was acquired from a controlling stockholder.

On December 31, 2015, the Company transferred its interest in Ananda Investments, LLC ("Ananda") to the former controlling stockholder in full satisfaction of its note payable, and realized a gain on the sale of $78,150.  At the time of the transfer, the book value of the investment was $31,780.  (See Note 5.)

Summary financial results of Ananda for the years ended December 31, 2015 and 2014 are as follows:

	Years Ended
	December 31,
	2015	2014

Rental income	$115,612	$38,400

Net income (loss)	$41,294	$(39,512)

Equity in income (loss) of unconsolidated affiliate	$16,518	$(15,805)

DFH Leyden, LLC

On October 16, 2015 the Company acquired an 8.33% interest in DFH Leyden, LLC ("DFH"), a Florida, LLC whose business is to manage the acquisition, holding, operation, management, financing and sale of residential real estate.  The Company considers its investment to be more than minimal and accounts for the investment using the equity method. The Company's equity contribution was $377,732.

DFH was formed during 2015 and had no operations for the period ended December 31, 2015.

BOSTON OMAHA CORPORATION
(formerly known as REO Plus, Inc.)
And SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2015 and 2014

NOTE 4.   INVESTMENT IN AFFILIATES (Continued)

Logic Real Estate Companies, LLC

On December 7, 2015 the Company acquired a 30% interest in Logic Real Estate Companies, LLC ("Logic"), a Delaware limited liability company, whose business is to engage in property management, and in the brokerage and capital market industries.  The Company considers its investment to be more than minimal and accounts for the investment using the equity method.  The Company's equity contribution was $195,000.  Brendan Keating, who was elected to the Company's Board of Directors in 2016, is the Manager of Logic. (See Note 10.)

Logic began operations on August 1, 2015.  Summary financial results of Logic for the period from August 1 (Inception) through December 31, 2015 are as follows:

Logic Real Estate Companies, LLC

Revenue	$501,178

Gross profit	$284,128

Net (loss)	$(258,536)

Equity in income (loss) of unconsolidated affiliate	$(12,674)

TAG SW1, LLC

On December 8, 2015 the Company acquired a 15% interest in TAG SW1, LLC ("TAG"), a Nevada limited liability company, whose business is to invest in retail centers.  At December 31, 2015 TAG had acquired investments in two retail centers located in Las Vegas, Nevada.  The Company considers its investment to be more than minimal and accounts for the investment using the equity method.  The Company's equity contribution was $97,500. An entity controlled by two of the Company's directors is the Manager of TAG.

Summary financial results of TAG for the period from December 8 (inception) through December 31, 2015 are as follows:

Revenue	$-

Gross profit	$-

Net (loss)	$(207)

Equity in income (loss) of unconsolidated affiliate	$(31)

BOSTON OMAHA CORPORATION
(formerly known as REO Plus, Inc.)
And SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2015 and 2014

NOTE 4.   INVESTMENT IN AFFILIATES (Continued)

The following table is a reconciliation of the Company's investments in equity affiliates as presented on the consolidated balance sheets:

	2015	2014

Beginning of year	$47,263	$63,068
Additional investments in unconsolidated affiliates	670,232	-
Distributions received	(32,000)	-
Sale of investment in unconsolidated affiliate	(31,780)	-
Equity in net income (loss) of unconsolidated affiliates	3,813	(15,805)

End of year	$657,528	$47,263

NOTE 5.   NOTES PAYABLE, FORMER STOCKHOLDER

At December 31, 2015 and 2014 notes payable, former stockholder consisted of the following:

	December 31,
	2015	2014
Note payable to an individual, bearing
interest at 5% per annum, unsecured,
principal and interest due February 9, 2017	$-	$290,960

Note payable to an individual, bearing
interest at 5% per annum, unsecured,
principal and interest due April 6, 2017	-	10,000

Note payable to an individual, non-interest
bearing, unsecured and due on demand	-	3,500

Note payable to an individual, bearing
interest at 7% per annum, unsecured,
interest due quarterly and principal due
January 1, 2020	-	190,000

	$-	$494,460

During January 2015 the Company borrowed $19,000 from the former controlling stockholder.

BOSTON OMAHA CORPORATION
(formerly known as REO Plus, Inc.)
And SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2015 and 2014

NOTE 5.   NOTES PAYABLE, FORMER STOCKHOLDER (Continued)

On February 13, 2015, the former controlling stockholder sold his entire interest in the Company to a limited liability company and a limited partnership who became the two majority stockholders as a result of this transaction, owning an equal interest in 95% of the Company's common stock.  In connection with the sale, the former controlling stockholder restructured the notes payable in the principal amount of $509,960 and accrued interest of $23,758 into three separate promissory notes totaling $533,718.

Two of the notes payable, totaling $398,224 were sold by the former controlling stockholder to the two new stockholders.  (See Note 6.) The restructure of the notes payable was accounted for as an extinguishment of the debt.  There was no gain or loss on the extinguishment since the fair value of the restructured notes was equivalent to the fair value of the notes prior to restructure.  (See Note 6.)

The note payable to the former controlling stockholder was restructured into an original principal amount of $135,494, bearing interest at 5.76% per annum, due February 12, 2016 and secured by the Company's 40% interest in Ananda.  The Company may elect to fully satisfy the outstanding principal and accrued interest by transferring the Company's 40% interest in Ananda to the former controlling stockholder.  The former controlling stockholder may also elect to accept the transfer of the Company's 40% interest in Ananda in full satisfaction of the unpaid principal and accrued interest.

On February 13, 2015, the former controlling stockholder resigned his positions of Chief Executive Officer and director of the Company.

In connection with the foregoing, the Company appointed the former controlling stockholder as proxy to act on behalf of the Company with respect to the Company's ownership interest in Ananda.  The proxy extends to all actions, other than "extraordinary actions" defined in the Proxy Agreement.

During September 2015, Ananda made a distribution to its members.  The Company's share of the distribution was $32,000 and was distributed directly to the former controlling stockholder instead of to the Company.  In accordance with the terms of the note payable, the distribution made by Ananda to the former controlling stockholder was treated as a reduction of principal, thus reducing the outstanding principal balance to $103,494.

On December 31, 2015, the Company transferred its interest in Ananda Investments, LLC ("Ananda") to the former controlling stockholder in full satisfaction of its note payable in the principal amount of $103,494 and accrued interest of $6,436.  On January 22, 2016, In connection with the transfer of its interest in Ananda the Company was released from its guaranty of Ananda's mortgage note payable.

BOSTON OMAHA CORPORATION
(formerly known as REO Plus, Inc.)
And SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2015 and 2014

NOTE 6.   NOTES PAYABLE, STOCKHOLDERS

At December 31, 2015 and 2014 notes payable, stockholders consists of the following:

	December 31,
	2015	2014

Note payable to a limited liability company,
bearing interest at 5% per annum, unsecured,
principal and interst due February 12, 2016	$50,000	$-

Note payable to a limited partnership,
bearing interest at 5% per annum, unsecured,
principal and interst due February 12, 2016	50,000	-

	$100,000	$-

As discussed in Note 5, the two new majority stockholders purchased two notes payable in the original principal amounts of $100,000 and $298,224 from the former controlling stockholder.

On June 19, 2015 the two stockholders extinguished two of their notes payable, each in the principal amount of $149,112 with accrued interest on each note of $2,533.  Each note was extinguished in exchange for 15,164 shares of Class A common stock and 1,516 warrants for the purchase of Class A common stock at a price of $10 per share.  The warrants are exercisable at any time and expire on June 18, 2025.  The exchange of the notes payable for class A common stock was accounted for as an extinguishment.  There was no gain or loss on the extinguishment since the fair value of the stock issued was equivalent to the fair value of the notes prior to conversion.

On April 10, 2015, the Company issued notes payable to the two majority stockholders of $100,000 each, bearing interest at 5% per annum and due March 31, 2016. The notes were payable in cash or any or all of the promissory notes could be converted to shares of common stock.  The conversion could not occur until the Company raised $1,000,000 in gross proceeds from one or a series of equity offerings.  The conversion price was to be equal to 80% of the price paid by investors in the financing for identical securities.  On June 19, 2015, the stockholders converted their notes payable, together with accrued interest of $932 each, into 12,616 shares of Class A common stock and 1,262 warrants each.  The warrants are for the purchase of Class A common stock at a price of $8 per share, are exercisable at any time and expire on June 18, 2025.

Management has evaluated the conversion option for derivative accounting consideration under ASC Topic 815-40, Derivatives and Hedging – Contracts in Entity's Own Stock and concluded that the conversion option meets the criteria for classification in stockholders' equity.  Therefore, derivative accounting is not applicable for the conversion option.

BOSTON OMAHA CORPORATION
(formerly known as REO Plus, Inc.)
And SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2015 and 2014

NOTE 6.   NOTES PAYABLE, STOCKHOLDERS (Continued)

Management evaluated the conversion feature for whether it was beneficial as described in ASC Topic 470-30 and concluded it was not beneficial because the conversion price at commitment date was equal to the fair value of the Company's common stock.

NOTE 7.   CAPITAL STOCK

On March 16, 2015, the Company converted its charter from Texas to Delaware.  In connection with its conversion the Company changed its authorized shares of preferred stock from 10,000,000 shares to 3,000,000 shares.

On the same date, the Company changed its authorized shares of common stock from 500,000,000 shares to 30,000,000 shares.

As of April 2015, the former controlling stockholder made $5,163 in capital contributions to the Company in accordance with the purchase and sale agreement for the sale of his controlling interest in the Company.

On June 17, 2015 the Company effected a 7:1 reverse split.  On the same day, the Company amended its Certificate of Incorporation to authorize 12,000,000 shares of Class A common stock from the 30,000,000 shares of authorized common stock, reducing common stock authorized to 18,000,000 shares.  Each share of Class A common stock is identical to the Company's common stock in liquidation, dividend and similar rights.  Additionally, each share of Class A common stock has 10 votes for each share held, while the Company's common stock has one vote per share.  The holders of record of the Class A common stock are entitled to elect two directors to the Company's board of directors.  Class A and Common shares are combined for purposes of computing earnings per share.

The financial statements for the years ended December 31, 2015 and 2014 have been retroactively restated to reflect the reverse stock split.

On June 19, 2015, the Company issued 500,000 shares of Class A common stock at a price of $10 per share to each of its majority stockholders, resulting in gross proceeds to the Company of $10,000,000.  In connection with the stock issue, the Company issued 50,000 warrants to each of its majority stockholders to purchase additional shares of the Company's Class A common stock at a price of $10 per share.  The warrants are exercisable at any time and expire on June 18, 2025.

As of December 31, 2015, the Company has issued 103,032 warrants for the purchase of Class A common stock at a price of $10 per share and 2,524 warrants for the purchase of Class A common stock at a price of $8 per share.  None of the warrants have been exercised, forfeited, or have expired.

On July 22, 2015, the controlling stockholders, Boulderado Partners, LLC ("Boulderado") and Magnolia Capital Fund, LP ("Magnolia") purchased common stock at $10 per share.  Boulderado purchased 250,000 shares and Magnolia purchased 1,200,000 shares resulting in gross proceeds to the Company of $14,500,000.  The proceeds were used to fund Link Media Florida, LLC ("LMF") the Company's new subsidiary, in its purchase of outdoor advertising assets.  Each holder of common stock will be eligible to participate in an offering of common stock and Class A common stock, under a future rights offering.

BOSTON OMAHA CORPORATION
(formerly known as REO Plus, Inc.)
And SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2015 and 2014

NOTE 7.   CAPITAL STOCK (Continued)

On October 19, 2015, the Company changed the number of authorized shares of Class A common stock from 12,000,000 shares to 1,300,000 shares and authorized shares of common stock from 18,000,000 shares to 28,700,000 shares.

NOTE 8.   INCOME TAX BENEFIT

The Company accounts for income taxes in accordance with ASC Topic 740 which requires the Company to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting and any available operating loss or tax credit carry forwards.

The components of the income tax (provision) benefit for the years ended December 31, were as follows:

	December 31,
	2015	2014

Current tax benefit:
Federal	$443,173	$63,572
State	37,936	-

Total	481,109	63,572

Deferred tax (expense):
Federal	(88,719)	-
State	(16,914)	-

Total	(105,633)	-

Total Income Tax Benefit Before Valuation Allowance	375,476	63,572

Valuation allowance	(375,476)	(63,572)

Total Income Tax Benefit	$-	$-

Deferred tax assets:
Net operating loss carryforward	$367,926	$63,572
Less valuation allowance	(367,926)	(63,572)

	$-	$-

The Company has available at December 31, 2015, tax operating loss carry forwards of approximately $1,295,000, net of the loss of $276,000 of tax operating loss carry forwards due to the change in control of the Company.  Such carry forwards may be applied against future taxable income and expire in 2035.

BOSTON OMAHA CORPORATION
(formerly known as REO Plus, Inc.)
And SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2015 and 2014
NOTE 8.   INCOME TAX BENEFIT (Continued)

The amount and ultimate realization of the benefits from the deferred tax assets for income tax purposes is dependent, in part, upon the tax laws in effect, the Company's future earnings, and other future events, the effects of which cannot be determined.

At December 31, 2015, the Company has recorded a valuation allowance of $367,926 to fully offset the deferred tax asset.  The change in the valuation allowance for the year ended December 31, 2015 is $311,904.

As of December 31, 2015, deferred tax assets and the valuation allowance were adjusted by $71,122 due to the loss of tax operating loss carry forwards associated with the change in control of the Company

The reconciliation of the provision (benefit) for income taxes computed at the U.S. federal statutory graduated tax rates to the Company's effective tax rate for the years ended December 31, 2015 and 2014 is as follows:

	Years Ended
	December 31,
	2015	2014

Federal provision (benefit) at statutory
graduated tax rates	(35.00%)	(17.51%)
Change in valuation allowance	35.00%	17.51%

	0.00%	0.00%

The Company has no tax positions at December 31, 2015 and 2014 for which the ultimate deductibility is highly uncertain nor is there uncertainty about the timing of such deductibility.

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.  During the years ended December 31, 2015 and 2014, the Company recognized no interest and penalties.  The Company had no accruals for interest and penalties at December 31, 2015 and 2014.

All tax years from inception are open to examination by the Internal Revenue Service.

BOSTON OMAHA CORPORATION
(formerly known as REO Plus, Inc.)
And SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2015 and 2014

NOTE 9.   FUTURE MINIMUM LEASE PAYMENTS

In connection with the business acquisitions (See Note 3.), the Company acquired the leases for thirty-three billboard locations.  The leases are non-cancelable operating leases having remaining terms ranging from month-to-month to two hundred fourteen months.  Ground rents for the years ended December 31, 2015 and 2014 were $114,587 and $0, respectively.  Contingent rents included in ground rents for the years ended December 31, 2015 and 2014 were $1,733 and $0, respectively.

Future minimum rents are as follows:

2016	$256,124
2017	256,703
2018	253,266
2019	235,939
2020	217,051
Thereafter	1,511,063

$2,730,146

NOTE 10.   SUBSEQUENT EVENTS

On January 12, 2016 the Company purchased a 7.15% interest in DFH Leyden 2, LLC, a Florida Limited Liability Company, whose business is to manage the acquisition, holding, operation, management, financing and sale of residential real estate and all matters incidental to or related thereto.  The purchase price of the investment was $159,167.  DFH Leyden 2 is related to DFH Leyden, LLC through common ownership and management.  (See Note 4.)

On January 22, 2016, LMH formed Link Media Wisconsin, LLC ("LMW"), a Wisconsin limited liability company, to acquire outdoor advertising assets.  On February 16, 2016, LMW acquired 422 billboard structures, directional signs and other related assets from Jag, Inc.  The purchase price for the acquired assets was $6,954,246 of which $687,500 was escrowed.  The purchase price is subject to certain post-closing working capital adjustments.  The acquired assets are located in Wisconsin.  The purchase price allocation has not been provided since the accounting has not been finalized.

On February 1, 2016 the Company increased its Board of Directors from two to three.  On that date, Brendan Keating was elected to serve as a director.  Mr. Keating is the manager of two of the Company's investments, Logic and TAG. (See Note 4.)

On February 9, 2016 GIG formed a subsidiary, General Indemnity Direct Insurance Services, LLC ("GIDIS"), a Delaware limited liability company to own insurance brokerage operations that will be acquired.  Also in February 2016, General Indemnity Insurance Company PCC, LLC, a District of Columbia limited liability company limited liability company, was formed to act as a protected cell captive insurer.

BOSTON OMAHA CORPORATION
(formerly known as REO Plus, Inc.)
And SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2015 and 2014

NOTE 10.   SUBSEQUENT EVENTS (Continued)

On February 16, 2016, LMF acquired a digital display and related personal property from Rose City Outdoor of Florida, LLC.  The purchase price for the acquired assets was $287,320.  The acquired assets are located in Florida.  The purchase price allocation has not been provided since the accounting has not been finalized.

On February 29, 2016, the two controlling stockholders extinguished notes payable each in the principal amount of $50,000, together with accrued interest on each note of $3,014. Each note was extinguished in exchange for 5,223 shares of common stock at a price of $10.15 per share.  The conversion of the notes payable was accounted for as an extinguishment of the debt.  There was no gain or loss on the extinguishment since the fair value of the stock issued was equivalent to the fair value of the notes prior to conversion.  (See Note 6.)

On March 11, 2016 the Company amended its certificate of incorporation to reduce authorized shares of common stock from 18,000,000 shares to 11,000,000 shares, authorized shares of Class A common stock from 1,300,000 shares to 1,161,116 shares, and preferred stock from 3,000,000 shares to 1,000,000 shares.

As of March 24, 2016, the Company has raised approximately $25,016,005 , in cash, from the issuance of its common stock.  The stock was issued at a price of $10.15 per share and represents the issuance of 2,464,631 shares.  As a group, entities related to the Company's directors purchased 2, 044,705 shares for a total consideration of $20,753,756.

 BOSTON OMAHA CORPORATION (September 30, 2016)

BOSTON OMAHA CORPORATION
and SUBSIDIARIES

Consolidated Balance Sheets
Unaudited

ASSETS

	September 30,	December 31,
	2016	2015

Current Assets:
Cash	$42,375,758	$13,189,066
Restricted cash	227,943	-
Accounts receivable, net	469,796	276,750
Prepaid expense	377,091	70,484

Total Current Assets	43,450,588	13,536,300

Property and Equipment:
Structures and displays	9,289,542	4,548,473
Vehicles, equipment and furniture	112,063	2,633
Accumulated depreciation	(961,492)	(307,367)

Total Property and Equipment, net	8,440,113	4,243,739

Other Assets:
Goodwill	7,917,853	4,389,664
Intangible assets, net	2,887,800	958,265
Investment in unconsolidated affiliates	866,221	657,528
Convertible note receivable	100,000	-

Total Other Assets	11,771,874	6,005,457

Total Assets	$63,662,575	$23,785,496

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$342,505	$152,672
Accounts payable, stockholder	-	2,721
Notes payable, stockholders	-	100,000
Accrued interest, stockholders	-	4,384
Deferred revenue	101,536	30,204

Total Current Liabilities	444,041	289,981

Long-term payable for acquisition	126,500	-

Total Liabilities	570,541	289,981

Stockholders' Equity:
Preferred stock, $.001 par value, 1,000,000 shares
authorized, 0 shares issued and outstanding	-	-
Common stock, $.001 par value, 11,000,000 shares
authorized, 5,841,815 and 1,716,954 shares
issued and outstanding, respectively	5,842	1,717
Class A common stock, $.001 par value, 1,161,161 shares
authorized, 1,055,560 shares issued and outstanding	1,056	1,056
Additional paid-in capital	66,925,766	25,062,544
Accumulated deficit	(3,840,630)	(1,569,802)

Total Stockholders' Equity	63,092,034	23,495,515

Total Liabilities and Stockholders' Equity	$63,662,575	$23,785,496

See accompanying notes to the unaudited financial statements.

BOSTON OMAHA CORPORATION
and SUBSIDIARIES

Consolidated Statements of Operations
Unaudited

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues:
Billboard rentals	$959,148	$349,161	$2,273,210	$349,161
Insurance commissions	83,089	-	276,850	-
Consulting fees	-	-	-	9,700

Total Revenues	1,042,237	349,161	2,550,060	358,861

Costs and Expenses:
Cost of billboard revenues (exclusive
of depreciation and amortization)	379,913	166,902	874,174	166,902
Leased employees	504,117	70,729	1,140,009	77,391
Professional fees	281,719	335,322	974,214	547,867
Depreciation	245,787	154,427	654,125	160,842
Amortization	255,295	34,904	596,601	50,462
General and administrative	159,930	36,877	517,885	44,296
Bad debt expense	-	-	28,682	-

Total Costs and Expenses	1,826,761	799,161	4,785,690	1,047,760

Net Loss from Operations	(784,524)	(450,000)	(2,235,630)	(688,899)

Other Income (Expense):
Equity in income (loss) of
unconsolidated affiliate	(6,623)	4,151	(32,958)	12,565
Interest expense	(182)	(3,442)	(2,240)	(19,745)

Net Loss before Income Tax	(791,329)	(449,291)	(2,270,828)	(696,079)

Income Tax (Provision) Benefit	-	-	-	-

Net Loss	$(791,329)	$(449,291)	$(2,270,828)	$(696,079)

Basic and Diluted Net Loss per Share	$(0.11)	$(0.18)	$(0.40)	$(0.67)

Basic and Diluted Weighted Average
Shares Outstanding	6,896,923	2,441,536	5,744,898	1,046,178

See accompanying notes to the unaudited financial statements.

BOSTON OMAHA CORPORATION
and SUBSIDIARIES

Consolidated Statement of Stockholders' Equity
Unaudited

	No. of shares
	Common Stock	Class A Common Stock	Comon Stock	Class A Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total

Stockholders' equity
December 31, 2015	1,716,954	1,055,560	$1,717	$1,056	$25,062,544	$(1,569,802)	$23,495,515

Stock issued for cash	4,114,415	-	4,115	-	41,757,204	-	41,761,319

Stock issued for notes	10,446	-	10	-	106,018	-	106,028

Net loss	-	-	-	-	-	(2,270,828)	(2,270,828)

Stockholder's equity
September 30, 2016	5,841,815	1,055,560	$5,842	$1,056	$66,925,766	$(3,840,630)	$63,092,034

See accompanying notes to the unaudited financial statements.

BOSTON OMAHA CORPORATION
and SUBSIDIARIES

Consolidated Statements of Cash Flows
Unaudited

	For the Nine Months Ended
	September 30,
	2016	2015

Cash Flows from Operating Activities:
Net Loss	$(2,270,828)	$(696,079)
Adjustments to reconcile net loss to cash
used in operating activities:
Depreciation and amortization	1,250,726	211,304
Bad debt expense	28,682	-
Equity in loss (income) of unconsolidated affiliates	32,958	(12,565)
Changes in operating assets and liabilities:
Accounts receivable	(93,503)	(226,112)
Prepaid expenses	(306,607)	(57,181)
Accounts payable and accrued expenses	187,112	214,116
Accrued interest	1,644	17,475
Deferred revenue	71,332	6,000

Net Cash Used in Operating Activities	(1,098,484)	(543,042)

Cash Flows from Investing Activities:
Deposits to restricted cash	(227,943)	-
Purchase of equipment	(504,597)	-
Business acquisitions, net of cash acquired	(10,401,952)	(9,924,565)
Acquisition of investment in unconsolidated affiliate	(258,166)	-
Distributions from unconsolidated affiliates	16,515	-
Purchase of convertible note receivable	(100,000)	-

Net Cash Used in Investing Activities	(11,476,143)	(9,924,565)

Cash Flows from Financing Activities:
Proceeds from notes payable to stockholders	-	219,000
Payments on notes payable to stockholders	-	(3,500)
Proceeds from issuance of stock	41,761,319	24,500,000
Contribution of capital	-	5,163

Net Cash Provided by Financing Activities	41,761,319	24,720,663

Net Increase in Cash	29,186,692	14,253,056

Cash, Beginning of Period	13,189,066	1,461

Cash, End of Period	$42,375,758	$14,254,517

Interest Paid in Cash	$596	$2,270

Income Taxes Paid in Cash	$-	$-

See accompanying notes to the unaudited financial statements.

BOSTON OMAHA CORPORATION
and SUBSIDIARIES

Consolidated Statements of Cash Flows (Continued)

Supplemental Schedules of Non-cash Financing Activities
Unaudited

	For the Nine Months Ended
	September 30,
	2016	2015

Restructure of notes payable, stockholders	$-	$398,224

Restructure of note payable, former stockholder	-	135,494

Payables due on acquisitions	126,500	-

Notes payable and accrued interest converted
to common stock	106,028	505,154

Distribution from unconsolidated
affiliate applied to note payable,
former stockholder	-	32,000

See accompanying notes to the unaudited financial statements.

BOSTON OMAHA CORPORATION
And SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2016

NOTE 1.   ORGANIZATION AND BACKGROUND

Boston Omaha Corporation was organized on August 11, 2009 with present management taking over operations in February 2015.  The Company's operations include (i) its outdoor advertising business with multiple billboards across Alabama, Florida, Georgia, and Wisconsin, (ii) its insurance business that specializes in surety bonds, and (iii) equity method investments in several real estate and real estate service companies.  The Company's billboard operations are conducted through its subsidiary, Link Media Holdings, LLC and its insurance operations are conducted through its subsidiary, General Indemnity Group, LLC.

During the first quarter of 2015, the Company realized revenues from consulting services which were attributable to one client that was related to a former officer and director of the Company.  Beginning with the second quarter of 2015, the Company ceased rendering consulting services.

On December 31, 2015, the Company transferred its interest in Ananda Investments, LLC ("Ananda") to the former controlling stockholder in full satisfaction of its note payable.  On January 22, 2016, in connection with the transfer of its interest in Ananda, the Company was released from its guaranty of Ananda's mortgage payable.  In connection with the sale of its interest in Ananda, the Company's subsidiary Ananda Holdings, LLC ceased operations. During March 2016, the ownership of Ananda Holdings, LLC was transferred to the former controlling stockholder.

The Company completed an acquisition of an outdoor advertising business and entered the outdoor advertising industry on June 19, 2015.  On July 23, 2015, August 31, 2015, February 16, 2016 and June 15, 2016, the Company completed five additional acquisitions.

On April 20, 2016, the Company completed an acquisition of a surety bond business, thus expanding its operations in insurance.

In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of consolidated financial position and the consolidated results of operations for the interim periods presented have been reflected herein.  The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year.  Notes to the interim consolidated financial statements which would substantially duplicate the disclosures contained in the audited financial statements for the years ended December 31, 2015 and 2014 as reported in the Company's financial statements for the years ended December 31, 2015 and 2014 have been omitted.

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation Policy

The financial statements of Boston Omaha Corporation include the accounts of the Company and its wholly-owned subsidiaries, as follows:

Ananda Holdings, LLC ("AHLLC")
Link Media Holdings, LLC ("LMH")
Link Media Alabama, LLC ("LMA")
Link Media Florida, LLC ("LMF")
Link Media Wisconsin, LLC ("LMW")
General Indemnity Group, LLC ("GIG")
General Indemnity Direct Insurance Services, LLC ("GIDIS")
General Indemnity Insurance Company PCC, LLC ("GIIC")
The Warnock Agency, Inc. ("TWA")

BOSTON OMAHA CORPORATION
And SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2016

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Consolidation Policy (continued)

AHLLC is a Texas limited liability company and was formed on February 6, 2015 for the purpose of holding the Company's 40% interest in Ananda Investments LLC ("Ananda".)  LMH is a Delaware limited liability company and was formed on June 9, 2015 for the purpose of holding the investments in LMA, LMF and LMW and future entities which will be in the outdoor advertising business.  LMA is an Alabama limited liability company and was formed on June 10, 2015 to acquire outdoor advertising assets.  LMF is a Florida limited liability company and was formed on July 9, 2015 to acquire outdoor advertising assets.  LMW is a Wisconsin limited liability company and was formed on January 22, 2016 to acquire outdoor advertising assets.  GIG was formed on September 11, 2015 and began operations during October 2015 for the purpose of holding the Company's insurance operations.  The Company acquired TWA on April 20, 2016 for the purpose of expanding its insurance operations.

Reclassifications

Certain accounts in the prior year financial statements have been reclassified for comparative purposes to conform with the presentation in the current-year financial statements.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount, net of advertising agency commissions, sales discounts, and allowances for doubtful accounts.  The Company evaluates the collectability of its accounts receivable based on its knowledge of its customers and historical experience of bad debts.  In circumstances where the Company is aware of a specific customer's inability to meet its financial obligations, it records a specific allowance to reduce the amounts recorded to what it believes will be collected.  For all other customers, the Company recognizes reserves for bad debt based upon historical experience of bad debts as a percentage of revenue, adjusted for relative improvement or deterioration in its agings and changes in current economic conditions.  As of September 30, 2016 and December 31, 2015, the allowance for doubtful accounts was $25,177 and $2,111, respectively.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation.  Depreciation and amortization are provided principally on the straight-line method over the estimated useful lives of the assets, which range from:

Structures	15 years
Digital displays and electrical	3 to 10 years
Static and tri-vision displays	7 to 15 years
Vehicles, equipment, and furniture	2 to 5 years

Maintenance and repair costs are charged against income as incurred.  Significant improvements or betterments are capitalized and depreciated over the estimated life of the asset.

BOSTON OMAHA CORPORATION
And SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2016

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Purchased Intangibles and Other Long-Lived Assets

The Company amortizes intangible assets with finite lives over their estimated useful lives, which range between eighteen months and fifty years as follows:

Customer relationships	2 to 3 years
Permits, licenses, and lease acquisition costs	18 months to 50 years
Noncompetition and non-solicitation agreements	2 to 5 years
Contracts, forms library, domain names, and proprietary software	2 to 3 years

Intangible assets are periodically reviewed for impairment.  Management monitors events and changes in circumstances that could indicate long-lived assets, including intangible assets, may not be recoverable.  Whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable, an impairment loss is recorded.  The Company recorded no impairment on its long-lived assets during the nine months ended September 30, 2016 and 2015.

Revenue Recognition

The Company recognizes revenue from consulting services when earned, according to the accrual basis of accounting.

The Company generates revenue from outdoor advertising through the leasing of billboards.  The terms of the operating agreements range from less than one month to three years and are generally billed monthly.  Revenue for advertising space rental is recognized ratably over the term of the contract.  Advertising revenue is reported net of agency commissions.  Agency commissions are calculated based on a stated percentage applied to gross billing revenue for operations.  Payments received in advance of being earned are recorded as deferred revenue.

Advertising agency commissions for the nine months ended September 30, 2016 and 2015 were $50,531 and $3,218, respectively.

The Company generates revenue from commissions on surety bond sales.   The insurance commissions are calculated based upon a stated percentage applied to the gross premiums on bonds.  Payments received for gross premiums are held in escrow until the bond is written.  When the bond is written, funds are disbursed from escrow for the payment of the bond and the commission earned on the bond.

Segment Information

The Company's current operations for the nine months ended September 30, 2016 include the outdoor advertising industry and the insurance industry.  For the nine months ended September 30, 2015, the Company's operations do not include insurance since the Company's insurance operations began in October 2015.

BOSTON OMAHA CORPORATION
And SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2016

NOTE 3.   BUSINESS ACQUISITIONS

From June 19, 2015 through August 31, 2015, the Company completed three acquisitions which consisted of billboard structures, displays, and related personal property, from Bell Media, LLC, Fair Outdoor, LLC and I-85 Advertising, LLC.  All of the acquisitions were accounted for as business combinations under the provisions of ASC 805.

Jag, Inc.

On February 16, 2016, the Company's subsidiary, LMW entered into a purchase agreement with Jag, Inc. for the purchase of 422 billboard displays, directional signs, equipment and related assets from Jag, Inc.  The assets acquired are located in Wisconsin.  The transaction was accounted for as a business combination under the provisions of ASC 805.  The cash purchase price for the acquired business was $6,954,246 of which $687,500 was escrowed.  The purchase price is subject to certain post-closing adjustments.  The assets were acquired for the purpose of expanding the Company's presence in the outdoor advertising market.

The provisional allocation of the purchase price is as follows:

Property and Equipment:

Structures and displays	$3,252,940
Vehicles, tools and equipment	79,737

Total Property and Equipment	3,332,677

Intangible Assets:

Customer relationships	694,400
Permits and lease acquisition costs	589,491
Noncompetition agreement	104,300
Easement	55,000
Goodwill	2,072,038

Total Intangible Assets	3,515,229

Accounts receivable	106,340

Total	$6,954,246

BOSTON OMAHA CORPORATION
And SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2016

NOTE 3.   BUSINESS ACQUISITIONS (Continued)

Jag, Inc. (continued)

The allocation of the purchase price is based on internal information and will be revised when an independent appraisal has been completed.

The Company amortizes the noncompetition agreement according to the terms of the asset purchase agreement.  Permits and lease acquisition costs, and customer relationships are amortized over the average period of expected benefit determined from internal information.  Amortization of customer relationships, permits, lease acquisition costs, and the noncompetition agreement for the nine months ended September 30, 2016 and 2015 was $186,724 and $0, respectively.

Since the date of acquisition, revenues of $1,003,665 were included in the Company's consolidated net loss for the nine months ended September 30, 2016.

In addition on February 16, 2016, the Company made an insignificant acquisition, Rose City Outdoor, LLC and Rose City Outdoor of Florida, LLC, for a cash purchase price of $287,321.

The Warnock Agency, Inc.

On April 20, 2016, the Company's subsidiary, GIG, acquired the stock of The Warnock Agency.  The transaction was accounted for as a business combination under the provisions of ASC 805.  The cash purchase price was $1,345,000, of which $126,500 is not payable until eighteen months after closing.  TWA was acquired for the purpose of expanding the Company's presence in the insurance market.

The provisional allocation of the purchase price is as follows:

Property and Equipment:

Office furniture and equipment	$20,325

Intangible Assets:

Insurance contracts and licenses	281,500
Domain names	78,050
Proprietary software and bond form library	292,800
Goodwill	592,325

Total Intangible Assets	1,244,675

Cash	80,000

Total	$1,345,000

BOSTON OMAHA CORPORATION
And SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2016

NOTE 3.   BUSINESS ACQUISITIONS (Continued)

The Warnock Agency, Inc. (continued)

The allocation of the purchase price is based on internal information and will be revised when an independent appraisal has been completed.

Insurance contracts and licenses, domain names, proprietary software and the bond form library are amortized over the average period of expected benefit determined from internal information.  Amortization for the nine months ended September 30, 2016 and 2015 was $117,517 and $0, respectively.

Since the date of acquisition, revenues of $276,850 were included in the Company's consolidated net loss for the nine months ended September 30, 2016.

Kelley Outdoor Media LLC

On June 15, 2016, the Company's subsidiary, LMA entered into a purchase agreement for the purchase of twenty billboard displays and related assets from Kelley Outdoor Media, LLC and ArtRod Displays, Inc.  The assets acquired are located in Georgia.  The transaction was accounted for as a business combination under the provisions of ASC 805.  The cash purchase price for the acquired business was $2,021,885.  The assets were acquired for the purpose of expanding the Company's presence in the outdoor advertising market.

The provisional allocation of the purchase price is as follows:

Property and Equipment:

Structures and displays	$762,900

Intangible Assets:

Customer relationships	427,731
Permits	16,600
Noncompetition agreement	15,164
Goodwill	777,605

Total Intangible Assets	1,237,100

Accounts receivable	21,885

Total	$2,021,885

The allocation of the purchase price is based on internal information and will be revised when an independent appraisal has been completed.

During July 2016, Management determined that the provisional value assigned to customer relationships should be decreased from $712,886 to $427,731.  The decrease in customer relationships resulted in an increase in the provisional value of goodwill from $492,450 to $777,605.  The decrease in customer relationships also resulted in a decrease of $7,919 in amortization expense for the current period.

BOSTON OMAHA CORPORATION
And SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2016

NOTE 3.   BUSINESS ACQUISITIONS (Continued)

The Company amortizes the noncompetition agreement according to the terms of the asset purchase agreement.  Customer relationships and permits are amortized over the average period of expected benefit determined from internal information.  Amortization of customer relationships, permits, and the noncompetition agreement for the nine months ended September 30, 2016 and 2015 was $49,086 and $0, respectively.

Since the date of acquisition, revenues of $114,281 were included in the Company's consolidated net loss for the nine months ended September 30, 2016.

Pro Forma Information

The following is the unaudited pro forma information assuming all seven business acquisitions occurred on January 1, 2015.  For all of the business acquisitions depreciation and amortization have been included in the calculation of the below pro forma information based upon the actual acquisition costs.  Depreciation is computed on the straight-line method over the estimated remaining economic lives of the assets, ranging from two years to fifteen years.  Amortization is computed on the straight-line method over the estimated useful lives of the assets ranging from eighteen months to fifty years.

Pro Forma Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Revenue	$1,042,237	$1,170,244	$3,359,015	$3,201,935

Net Income (Loss)	$(791,329)	$(502,241)	$(2,277,900)	$(1,290,598)

Basic and Diluted Earnings
(Loss) per Share	$(0.11)	$(0.21)	$(0.40)	$(1.23)

Basic and Diluted Weighted
Average Class A and Common
Shares Outstanding	6,896,923	2,441,536	5,744,898	1,046,178

The information included in the pro forma amounts is derived from historical information obtained from the sellers of the businesses. With respect to Bell Media and Kelley Outdoor Media, the above pro forma does not contain allocation of management overhead and other shared expenses for lines of business under common ownership, that were not acquired.

BOSTON OMAHA CORPORATION
And SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2016

NOTE 4.   INTANGIBLE ASSETS

Intangible assets consist of the following:

	September 30, 2016			December 31, 2015
		Accumulated			Accumulated
	Cost	Amortization	Balance	Cost	Amortization	Balance

Customer relationships	$1,828,431	$(510,506)	$1,317,925	$706,300	$(120,520)	$585,780
Permits, licenses, and lease acquistion costs	964,591	(76,575)	888,016	304,400	(14,748)	289,652
Noncompete agreements	189,464	(32,132)	157,332	70,000	(7,583)	62,417
Insurance contracts and domain names	331,550	(69,073)	262,477	-	-	-
Proprietary software	280,800	(39,000)	241,800	-	-	-
Bond form library	12,000	(1,667)	10,333	-	-	-
Non-solicitation agreement	28,000	(18,083)	9,917	28,000	(7,584)	20,416

	$3,634,836	$(747,036)	$2,887,800	$1,108,700	$(150,435)	$958,265

Future Amortization

The future amortization associated with the intangible assets is as follows:

	September 30,
	2017	2018	2019	2020	2021	Thereafter	Total

Customer relationships	$612,964	$552,755	$152,206	$-	$-	$-	$1,317,925
Permits, licenses and lease acquisition costs	99,832	82,721	81,165	81,165	81,165	461,968	888,016
Noncompete agreements	37,893	37,893	37,892	33,810	9,844	-	157,332
Insurance contracts	165,775	96,702	-	-	-	-	262,477
Proprietary software	93,600	93,600	54,600	-	-	-	241,800
Bond form library	4,000	4,000	2,333	-	-	-	10,333
Nonsolicitation agreement	9,917						9,917

	$1,023,981	$867,671	$328,196	$114,975	$91,009	$461,968	$2,887,800

BOSTON OMAHA CORPORATION
And SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2016

NOTE 4.   INTANGIBLE ASSETS (Continued)

Future Amortization (continued)

The weighted average amortization period, in months, for intangible assets is as follows:

Customer relationships	25
Permits, licenses, and lease acquisition costs	107
Non-compete agreements	50
Insurance contracts and domain names	19
Proprietary software	31
Bond form library	31
Nonsolicitation agreement	9

NOTE 5.   INVESTMENT IN AFFILIATES

The Company has various investments in equity method affiliates, whose businesses are in real estate and real estate services.  The Company's interests in its affiliates ranges from 7.15% to 30%.

The following table is a reconciliation of the Company's investments in equity affiliates as presented on the consolidated balance sheet:

	September 30,	December 31,
	2016	2015

Beginning of year	$657,528	$47,263
Additional investments in unconsolidated affiliates	258,166	670,232
Distributions received	(16,515)	(32,000)
Sale of investment in unconsolidated affiliate	-	(31,780)
Equity in net income (loss) of unconsolidated affiliates	(32,958)	3,813

End of period	$866,221	$657,528

BOSTON OMAHA CORPORATION
And SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2016

NOTE 6.   CONVERTIBLE NOTE RECEIVABLE

On September 13, 2016, the Company purchased an unsecured convertible note receivable from Breezeway Homes, Inc. ("Breezeway") for the principal sum of $100,000.  The note bears interest at three percent (3%) per annum.  Principal and accrued interest are payable on demand at the earlier of December 31, 2018 or the closing of Breezeway's next equity financing.  The conversion provisions will be determined by the amount, date and timing of Breezeway's next equity financing.

NOTE 7.   NOTE PAYABLE, FORMER STOCKHOLDER

In connection with the former controlling stockholder's sale of his entire interest in the Company, the Company became obligated on a note payable to the former stockholder in the principal amount of $135,494.  The note bore interest at 5.76% per annum, was due February 12, 2016 and was secured by the Company's 40% interest in Ananda Investments, LLC ("Ananda".)  During September 2015, Ananda made a distribution to its members.  The Company's share of the distribution was $32,000 and was distributed directly to the former controlling stockholder instead of to the Company.  In accordance with the terms of the note payable, the distribution made by Ananda to the former controlling stockholder was treated as a reduction of principal, thus reducing the outstanding principal balance to $103,494.

NOTE 8.   NOTES PAYABLE, STOCKHOLDERS

	September 30,	December 31,
	2016	2015

Note payable to a limited liability company,
bearing interest at 5% per annum, unsecured,
prinicpal and interest due February 12, 2016	$-	$50,000

Note payable to a limited partnership,
bearing interest at 5% per annum, unsecured,
principal and interest due February 12, 2016	-	50,000

	$-	$100,000

The notes were payable to the two majority stockholders.  On February 29, 2016, the two controlling stockholders extinguished the notes payable, together with accrued interest on each note of $3,014.  Each note was extinguished in exchange for 5,223 shares of common stock at a price of $10.15 per share.  The conversion of the notes payable was accounted for as an extinguishment of debt.  There was no gain or loss on the conversion since the fair value of the stock issued was equivalent to the fair value of the notes prior to conversion.

NOTE 9.   CAPITAL STOCK

As discussed in Note 8, the Company issued 5,223 shares of common stock to each of the two controlling stockholders at a price of $10.15 per share in exchange for the extinguishment of notes payable and accrued interest, totaling $106,028.

On March 11, 2016, the Company amended its certificate of incorporation to reduce authorized shares of common stock from 18,000,000 to 11,000,000 shares; authorized shares of Class A common stock from 1,300,000 shares to 1,161,116 shares; and, preferred stock from 3,000,000 shares to 1,000,000 shares.

During the nine months ended September 30, 2016 the Company raised $41,761,319, in cash, from the issuance of its common stock.  The stock was issued at a price of $10.15 per share and represents the issuance of 4,114,415 shares.  Of that amount, the controlling stockholders had purchased, for cash, 2,906,403 shares for a total cash consideration of $29,499,990.  As a group, entities related to the Company's officers and directors purchased 3,001,254 shares for a total cash consideration of $30,462,729.

BOSTON OMAHA CORPORATION
And SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2016

NOTE 10.   FUTURE MINIMUM LEASE PAYMENTS

In connection with the business acquisitions (See Note 3.), the Company acquired the leases for three hundred sixty-nine billboard locations.  Some of the leases are non-cancelable operating leases having remaining terms ranging from month-to-month to two hundred twenty-four months.  In many instances, the Company can cancel the lease with little or no penalty.  Ground rents for the nine months ended September 30, 2016 and 2015 were $366,987 and $56,146, respectively.  Contingent rents included in ground rents for the nine months ended September 30, 2016 and 2015 were $36,989 and $2,134 respectively.

Future minimum rents are as follows for the twelve months ending September 30:
2017	$591,837
2018	546,866
2019	509,418
2020	474,982
2021	448,819
Thereafter	2,527,708

$5,099,630

NOTE 11.   INDUSTRY SEGMENTS

This summary presents the Company's current segments, as described below.

General Indemnity Group, LLC ("GIG")

GIG conducts the Company's insurance operations through its subsidiary, The Warnock Agency ("TWA".)  TWA's clients are nationwide.  TWA's revenue consists of surety bond sales and insurance commissions.  Currently, GIG's corporate resources are used to support TWA and to make additional business acquisitions in the insurance industry.

BOSTON OMAHA CORPORATION
And SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2016

NOTE 11.   INDUSTRY SEGMENTS (Continued)

Link Media Holdings, LLC ("LMH")

LMH conducts the Company's billboard rental operations.  LMH advertisers are located in Alabama, Florida, Georgia, and Wisconsin.
				Total
Nine Months Ended September 30, 2016	GIG	LMH	Unallocated	Consolidated

Revenue	$276,850	$2,273,210	$-	$2,550,060
Segment loss from operations	(480,585)	(663,387)	(1,091,658)	(2,235,630)
Capital expenditures	1,265,000	9,639,824	-	10,904,824
Depreciation and amortization	119,926	1,130,800	-	1,250,726

				Total
Nine Months Ended September 30, 2015	GIG	LMH	Unallocated	Consolidated

Revenue	$-	$349,161	$9,700	$358,861
Segment loss from operations	-	(206,737)	(482,162)	(688,899)
Capital expenditures	-	9,924,565	-	9,924,565
Depreciation and amortization	-	211,304	-	211,304

				Total
Three Months Ended September 30, 2016	GIG	LMH	Unallocated	Consolidated

Revenue	$83,089	$959,148	-	$1,042,237
Segment loss from operations	(237,342)	(203,649)	(343,533)	(784,524)
Capital expenditures	-	445,451	-	445,451
Depreciation and amortization	71,851	429,231	-	501,082

				Total
Three Months Ended September 30, 2015	GIG	LMH	Unallocated	Consolidated

Revenue	$-	$349,161	$-	$349,161
Segment loss from operations	-	(174,776)	(275,224)	(450,000)
Capital expenditures	-	3,239,961	-	3,239,961
Depreciation and amortization	-	189,331	-	189,331

				Total
As of September 30, 2016	GIG	LMH	Unallocated	Consolidated

Goodwill	$592,325	$7,325,528	$-	$7,917,853
Total assets	1,653,998	19,371,609	42,636,968	63,662,575

				Total
As of September 30, 2015	GIG	LMH	Unallocated	Consolidated

Goodwill	$-	$3,742,465	$-	$3,742,465
Total assets	-	10,094,712	14,184,187	24,278,899

BOSTON OMAHA CORPORATION
And SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2016

NOTE 12.   SUBSEQUENT EVENTS

On May 19, 2016, General Indemnity Group, LLC, Boston Omaha Corporation's wholly-owned subsidiary entered into a Stock Purchase Agreement with the shareholders of United Casualty and Surety Insurance Company ("UC&S",) a Massachusetts corporation, pursuant to which General Indemnity Group, LLC purchased would purchase all of the outstanding capital stock of UC&S.  UC&S is an insurance company headquartered in Quincy, Massachusetts, specializing in providing surety bonds.  UC&S is authorized to conduct business in Massachusetts, Rhode Island, New Hampshire, Maine, New York, New Jersey, Connecticut, Pennsylvania, and Florida.  The closing was contingent upon certain conditions, including the approval by the Massachusetts Division of Insurance of an acquisition of control statement on Form A which was submitted following the signing of the Stock Purchase Agreement.  The approval was received from the Massachusetts Division of Insurance and the purchase was closed on December 7, 2016.

On October 27, 2016, the Company's Board of Directors approved an increase in its size from four directors to five directors.  Robert T. Slezak was elected to the Board of Directors on October 27, 2016 to fill the position, but was unable to serve.  The Company is in the process of identifying another candidate for the position.

On January 9, 2017, the Company's subsidiary Link Media Georgia, LLC, entered into a purchase agreement for the purchase of 37 billboard structures and related assets from Clear Channel Outdoor, Inc.  The cash purchase price of the acquired business was $2,983,444.  The assets were acquired for the purpose of expanding the Company's presence in the outdoor advertising market in the Southeastern United States.

On January 31, 2017, the Company's subsidiary Link Media Wisconsin, LLC entered into a purchase agreement for the purchase of 91 billboard structures and related assets from Hartlind Outdoor.  The cash purchase price of the acquired business was $2,817,000.  The assets were acquired for the purpose of expanding the Company's presence in the outdoor advertising market in Wisconsin.

 JAG, INC. (December 31, 2015)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Jag, Inc.
Algoma, Wisconsin

We have audited the accompanying balance sheet of Jag, Inc. (the "Company") as of December 31, 2015, and the related statements of operations and stockholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jag, Inc. as of December 31, 2015 and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
December 19, 2016

JAG, INC.
(a Wisconsin Corporation)

Balance Sheet

December 31, 2015

ASSETS

Current Assets:
Cash	$40,876
Accounts receivable, net	86,450
Prepaid expense	43,673

Total Current Assets	170,999

Property and Equipment:
Structures and displays	1,270,912
Land,building and improvements	14,950
Vehicles and equipment	539,741
Accumulated depreciation	(1,625,747)

Total Property and Equipment, net	199,856

Total Assets	$370,855

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$42,692
Deferred compensation payable	317,756
Deferred revenue	50,433
Note payable, related party	70,000
Current portion of long-term debt, including related party debt of $24,200	94,650

Total Current Liabilities	575,531

Long-term debt, including related party debt of $78,602	285,627

Total Liabilities	861,158

Stockholders' Deficit:
Common stock, no par value, 17,000 shares authorized, 6,220 shares issued and outstanding	18,056
Treasury stock	(232,412)
Accumulated deficit	(275,947)

Total Stockholders' Deficit	(490,303)

Total Liabilities and Stockholders' Deficit	$370,855

The accompanying notes are an integral part of the financial statements.

JAG, INC.
(a Wisconsin Corporation)

Statement of Operations

For the Year Ended December 31, 2015

Revenues:
Billboard rentals	$1,518,693
Service income	152,995

Total Revenues	1,671,688

Costs and Expenses:
Cost of revenues (exclusive of depreciation)	617,252
Salaries, taxes, and benefits	731,276
General and administrative	195,575
Rent, related party	66,000
Depreciation	64,098
Bad debt expense	1,588

Total Costs and Expenses	1,675,789

Net Loss from Operations	(4,101)

Other Income (Expense):
Interest income	586
Interest expense	(16,751)

Net Loss	$(20,266)

The accompanying notes are an integral part of the financial statements.

JAG, INC.
(a Wisconsin Corporation)

Statement of Changes in Stockholders' Deficit

	No. of shares
	Common Stock	Treasury Stock	Common Stock	Treasury Stock	Accumulated Deficit	Total

Balance,
January 1, 2015	6,220	3,880	$18,056	$(232,412)	$(247,594)	$(461,950)

Net loss	-	-	-	-	(20,266)	(20,266)
Dividends paid	-	-	-	-	(8,087)	(8,087)

Balance,
December 31, 2015	6,220	3,880	$18,056	$(232,412)	$(275,947)	$(490,303)

The accompanying notes are an integral part of the financial statements.

JAG, INC.
(a Wisconsin Corporation)

Statement of Cash Flows

For the Year Ended December 31, 2015

Cash Flows from Operating Activities:
Net Loss	$(20,266)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	64,098
Bad debts	1,588
Changes in operating assets and liabilities:
Accounts receivable	(35,314)
Prepaid expense	(10,274)
Accounts payable and accrued expenses	(60,979)
Deferred compensation payable	41,571
Deferred revenue	(3,902)

Net Cash Used in Operating Activities	(23,478)

Cash Flows From Investing Activities:
Purchases of structures and displays	(45,211)
Leasehold improvements	(999)
Purchases of vehicles and equipment	(2,266)

Net Cash Used in Investing Activities	(48,476)

Cash Flows from Financing Activities:
Proceeds from notes payable	318,180
Payments on notes payable	(274,695)
Payments on note payable, related party	(23,340)
Dividends paid	(8,087)

Net Cash Provided in Financing Activities	12,058

Net Decrease in Cash	(59,896)

Cash, Beginning of Year	100,772

Cash, End of Year	$40,876

Interest Paid in Cash	$16,751

Income Taxes Paid in Cash	$-

The accompanying notes are an integral part of the financial statements.

JAG, INC.
(a Wisconsin Corporation)
Notes to Financial Statements
For the Year Ended December 31, 2015

NOTE 1.  ORGANIZATION AND BACKGROUND

The accompanying financial statements have been prepared in connection with Jag, Inc.'s sale of outdoor advertising assets to Link Media Wisconsin ("LMW"), a wholly-owned subsidiary of Boston Omaha Corporation, and to comply with the rules and regulations of the Securities and Exchange Commission ("SEC") for inclusion by Boston Omaha Corporation in its current report on Form 8-K/A.

Jag, Inc. was organized on June 12, 1959.  The Company's operations include the ownership and leasing of billboards and directional signs in multiple counties in Wisconsin.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Concentrations

All of the Company's operations are located in Wisconsin.

For the year ended December 31, 2015, 57% of the Company's loans were from one bank.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount, net of advertising agency commissions, sales discounts, and allowances for doubtful accounts.  The Company evaluates the collectability of its accounts receivable based on its knowledge of its customers and historical experience of bad debts.  In circumstances where the Company is aware of a specific customer's inability to meet its financial obligations, it records a specific allowance to reduce the amounts recorded to what it believes will be collected.  For all other customers, the Company recognizes reserves for bad debt based upon historical experience of bad debts as a percentage of revenue, adjusted for relative improvement or deterioration in its agings and changes in current economic conditions.  As of December 31, 2015, the allowance for doubtful accounts was zero.

Property and Equipment

Property and equipment are carried at cost.  Depreciation and amortization are provided principally on the straight-line method over the estimated useful lives of the assets, which range from five to fifteen years as follows:

Building and leasehold improvements	7 to 15 years
Billboard structures and displays	5 to 15 years
Equipment	5 to 7 years
Vehicles	5 years

Maintenance and repair costs are charged against income as incurred.  Significant improvements or betterments are capitalized and depreciated over the estimated life of the asset.

JAG, INC.
(a Wisconsin Corporation)
Notes to Financial Statements
For the Year Ended December 31, 2015

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Land Leases

Most of the advertising structures are located on leased land.  Land leases related to the structures are typically paid in advance for periods ranging from one to twelve months.  The lease contracts include those with fixed payments and those with escalating payments.  Some of the lease contracts contain a base rent payment plus an additional amount up to a particular percentage of net revenue.  In months in which the net revenue does not support a percentage payment, a stated minimum monthly payment is required.  Prepaid land leases are recorded as assets and expensed ratably over the related term and rent payments in arrears are recorded as an accrued liability.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The more significant areas requiring the use of management estimates relate to useful lives for depreciation.  Accordingly, actual results could differ from those estimates.

Revenue Recognition

The Company generates revenue from outdoor advertising through the leasing of billboards and directional signs.  The terms of the operating leases range from less than one month to one year and are generally billed monthly.  Revenue for advertising space rental is recognized ratably over the term of the contract.  Advertising revenue is reported net of agency commissions.  Agency commissions are calculated based on a stated percentage applied to gross billing revenue for operations.  Payments received in advance of being earned are recorded as deferred income.

There were no advertising agency commissions for the year ended December 31, 2015.

Income Taxes

The Company elected Subchapter S status on July 7, 1959.  Taxable income or losses of the Company are passed through to the Company's stockholders, in accordance with each stockholder's percentage of ownership, for inclusion in each individual stockholder's income tax return.

The Company has no tax positions at December 31, 2015 for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Tax years 2013 through 2015 are open to examination by the Internal Revenue Service.

JAG, INC.
(a Wisconsin Corporation)
Notes to Financial Statements
For the Year Ended December 31, 2015

NOTE 3.  NOTE PAYABLE, RELATED PARTY

As of December 31, 2015, note payable, related party consists of a note in the principal amount of $70,000 payable to an entity related to the controlling stockholder.  The note is non-interest bearing, unsecured, and due on demand.

NOTE 4.  LONG-TERM DEBT

For the year ended December 31, 2015, long-term debt consists of the following:

Installment note payable, due in monthly installments
of $565 including interest, due January, 2016;
secured by a vehicle with a carrying value of $607.	$348

Installment note payable to a bank, due in monthly
installments of $530, bearing interest at 4.40% per annum,
due November, 2017; secured by a vehicle with a carrying
value of $11,385.	11,677

Installment note payable to a bank, due in monthly
installments of $262, bearing interest at 6.74% per annum,
due during 2018; secured by a vehicle with a carrying value
of $10,231.	8,193

Note payable to a former stockholder, due in monthly
installments of $2,263, bearing interest at 3.25% per annum,
due December, 2019; unsecured.	102,802

Line of credit payable to a bank, bearing interest
at 4.99% per annum and secured by all of Company's assets,
assignment of rents from the sign locations,
and guaranteed by an entiity related to the Company.	24,969

Installment note payable to a bank, due in monthly
installments of $6,000, bearing interest at 4.99% per annum, due July, 2019; secured by all of the Company's assets,
assignment of rents from the sign locations,
and guaranteed by an entiity related to the Company.	232,288

380,277

Less current portion	(94,650)

Total	$285,627

JAG, INC.
(a Wisconsin Corporation)
Notes to Financial Statements
For the Year Ended December 31, 2015

NOTE 4.  LONG-TERM DEBT (Continued)

Maturities of long-term debt are as follows:

2016	$94,650
2017	123,550
2018	96,677
2019	65,400

$380,277

NOTE 5. COMMON STOCK

The Company is authorized to issue 17,000 shares of common stock, of which 2,000 shares are voting shares.  As of December 31, 2015, 6,220 shares of the Company's common stock were issued and outstanding.

NOTE 6.  FUTURE MINIMUM LEASE PAYMENTS

The Company has leases for three hundred, twenty billboard locations.  The leases are non-cancelable operating leases having remaining terms ranging from month-to-month to two hundred ninety-six months.  Ground rents for the year ended December 31, 2015 were $326,172.  No contingent rents were included in ground rents for the year ended December 31, 2015.

Future minimum rents are as follows:

2016	$319,215
2017	205,229
2018	172,277
2019	148,359
2020	129,693
Thereafter	504,942

$1,479,715

NOTE 7.  FAIR VALUE

The Company's financial instruments consist of cash, trade receivables and payables, a note payable and long-term debt, including the current portion.  The carrying values of cash, trade receivables and payables, and the short-term note approximate their fair values.

The carrying value of notes payable approximates their fair values based on the current rates offered by financial institutions for notes of the same remaining maturity.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between independent and knowledgeable parties who are willing and able to transact for an asset or liability at the measurement date.

JAG, INC.
(a Wisconsin Corporation)
Notes to Financial Statements
For the Year Ended December 31, 2015

NOTE 8.  RELATED PARTIES

At December 31, 2015, the Company was indebted on notes payable in the aggregate amount of $172,802, to entities related to the controlling stockholder.  During 2015 $23,340 in principal and $3,816 in interest was paid to the related parties.  (See Notes 3 and 4.)

As of December 31, 2015, the Company paid $8,067 in dividends.

Additionally, the Company leases office space for $5,500 per month, from an entity related to its controlling stockholder.  Rent paid by the Company was $66,000 for the year ended December 31, 2015.

NOTE 9.  LIQUIDITY

As of December 31, 2015, the Company has an accumulated deficit of approximately $276,000.  The controlling stockholder has advanced funds to the Company in the form of deferred compensation in the cumulative amount of $317,756 to fund operations.  The controlling stockholder has the ability and intent to fund the Company's operations and debt service, as needed.  Additionally, management believes that billboard revenues will increase in the coming year.

On February 16, 2016, the Company sold substantially all of its assets for a gross sales price of $6,954,246. (See Note 11.)

NOTE 10.  CONTINGENCIES

The Company is a guarantor on three notes payable by entities related to the controlling stockholder of the Company.  All of the notes are payable to one bank.  The debts were incurred between September, 2014 and June, 2015.  The original amount of the debts was $556,590.  The notes mature between December, 2016 and June, 2020.  The notes are secured by all of the Company's assets, including the contract rights of payments from the sign locations.  The notes are not recorded on the Company's books and were not in default as of December 31, 2015.  The notes were paid in full on February 17, 2016.

NOTE 11.  SUBSEQUENT EVENTS

On February 16, 2016, the Company sold 422 billboard displays, directional signs, equipment, and related assets to Link Media Wisconsin ("LMW") for a gross sales price of $6,954,246 of which $687,500 was escrowed.  The sales price is subject to certain post-closing adjustments.

On February 16, 2016 LMW executed a twelve month lease agreement for office space from the entity related to the seller. (See Note 8.)

On February 17, 2016, the Company's notes payable to a financial institution, whose principal amounts totaled $265,632, were paid in full.  On the same date, notes totaling $515,002 on which the Company was a guarantor, were also paid in full.

 UNITED CASUALTY AND SURETY INSURANCE COMPANY (December 31, 2015)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of
United Casualty and Surety Insurance Company
Quincy, Massachusetts
We have audited the accompanying balance sheets of United Casualty and Surety Insurance Company (the "Company") as of December 31, 2015 and 2014 and the related statements of income, changes in stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2015.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on the financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United Casualty and Surety Insurance Company as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years in the two-year period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

/s/ Stowe & Degon LLC
Westborough, MA
January 9, 2017

UNITED CASUALTY AND SURETY INSURANCE COMPANY

BALANCE SHEETS
DECEMBER 31, 2015 AND 2014

ASSETS	2015	2014

CURRENT ASSETS:
Cash and cash equivalents	$884,609	$848,047
Investments, short-term	1,766,686	523,716
Receivables:
Premiums	230,312	261,846
Anticipated salvage and subrogation	29,675	37,263
Total receivables	259,987	299,109
Prepaid reinsurance premiums	97,545	90,102
Deferred policy acquisition costs	289,812	261,976

Total current assets	3,298,639	2,022,950

Other assets	4,864	4,864
Investments, long-term	3,346,861	4,291,216
Funds held as collateral assets	2,145,513	3,377,331
Property and equipment, net	22,511	36,652

TOTAL ASSETS	$8,818,388	$9,733,013

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accrued underwriting expenses	$89,817	$85,974
Dividends payable	81,798	7,542
Unearned premiums	1,174,208	1,084,285
Accrued losses and loss adjustment expenses	22,000	20,000
Federal income taxes payable	-	12,500
Funds held as collateral	2,145,513	3,377,331

Total current liabilities	3,513,336	4,587,632

LONG-TERM LIABILITIES:
Deferred tax liability	155,000	147,000

TOTAL LIABILITIES	3,668,336	4,734,632

STOCKHOLDERS' EQUITY:
Common stock, $75 par value – 20,000 shares authorized, 14,484 shares
issued and outstanding at December 31, 2015 and 2014	1,086,300	1,086,300
Additional paid-in capital	1,459,445	1,459,445
Retained earnings	2,604,307	2,452,636

Total Stockholders' Equity	5,150,052	4,998,381

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$8,818,388	$9,733,013

The accompanying notes are an integral part of the financial statements.

UNITED CASUALTY AND SURETY INSURANCE COMPANY

STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014

OPERATING REVENUES:

Premiums earned	$2,585,127	$2,383,071
Salvage and subrogation	19,276	86,989
Net investment income	96,741	82,897

Total Operating Revenues	2,701,144	2,552,957

OPERATING EXPENSES:

Underwriting, acquisition and insurance expenses	2,002,230	1,883,403
Losses and loss adjustment expenses	19,283	99,840
Other (income) expense	(5,378)	(1,612)
Depreciation and amortization expense	14,141	13,525

Total Operating Expenses	2,030,276	1,995,156

INCOME BEFORE FEDERAL INCOME TAXES	670,868	557,801

FEDERAL INCOME TAXES	219,200	216,300

NET INCOME	$451,668	$341,501

The accompanying notes are an integral part of the financial statements.

UNITED CASUALTY AND SURETY INSURANCE COMPANY

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2015 AND 2014

			Additional		Total
	Common Stock		Paid-in	Retained	Stockholders'
	Shares	Amount	Capital	Earnings	Equity

BALANCE, JANUARY 1, 2014	14,484	$1,086,300	$1,459,445	$2,286,133	$4,831,878

Dividend declared	-	-	-	(174,998)	(174,998)

Net income	-	-	-	341,501	341,501

BALANCE, DECEMBER 31, 2014	14,484	1,086,300	1,459,445	2,452,636	4,998,381

Dividend declared	-	-	-	(299,997)	(299,997)

Net income	-	-	-	451,668	451,668

BALANCE, DECEMBER 31, 2015	14,484	$1,086,300	$1,459,445	$2,604,307	$5,150,052

The accompanying notes are an integral part of the financial statements.

UNITED CASUALTY AND SURETY INSURANCE COMPANY

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$451,668	$341,501
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax expense	8,000	5,000
Depreciation and amortization	14,141	13,525
Amortization of held to maturity investments	3,279	5,940
Change in carrying value of certificates of deposit	(59,032)	(55,669)
Changes in operating assets and liabilities:
Decrease (increase) in receivables	39,122	(15,686)
Increase in prepaid reinsurance premiums	(7,443)	(907)
Increase in deferred policy acquisition costs	(27,836)	(18,167)
Increase in accrued underwriting expenses	3,843	14,232
Increase in unearned premiums	89,923	47,979
Increase in accrued losses and loss adjustment expenses	2,000	1,000
Decrease in federal income taxes payable	(12,500)	(22,500)

Net cash provided by operating activities	505,165	316,248

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	-	(3,707)
Proceeds from the sale of investments	497,138	1,502,601
Investment purchases	(740,000)	(1,825,000)

Net cash used in investing activities	(242,862)	(326,106)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid to stockholders	(225,741)	(272,319)

Net cash used in financing activities	(225,741)	(272,319)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	36,562	(282,177)

CASH AND CASH EQUIVALENTS:
Beginning of year	848,047	1,130,224

End of year	$884,609	$848,047

NONCASH CHANGE IN FINANCING ACTIVITIES:
Dividends declared but not paid	$74,256	$-

SUPPLEMENTAL DISCLOSURES:
Interest paid	$-	$-
Federal income taxes paid	$223,700	$233,800

The accompanying notes are an integral part of the financial statements.

UNITED CASUALTY AND SURETY INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014
1.	BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Organization and Background – United Casualty and Surety Insurance Company ("UCSIC" or the "Company"), originally a Georgia corporation, redomesticated to the Commonwealth of Massachusetts in June 1993. The Company is licensed and authorized to issue Fidelity and Surety bonds in Massachusetts, New York, Connecticut, New Hampshire, Rhode Island, Maine, Pennsylvania, New Jersey, and Florida. The Company also holds a certificate of authority from the United States Department of the Treasury to act as a Surety and Reinsurer on Federal Bonds.
Basis of Accounting – The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).
Use of Estimates – The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities.  Management reviews its estimates and assumptions annually.  Amounts reported for anticipated salvage and subrogation, accrued losses and loss adjustment expenses, and litigation contingencies are based, in part, on management estimates.  Management estimates have been made as to the recoverability and value of the collateral held, deferred tax liabilities, and incurred but not reported losses.  Actual results could differ from management estimates.
Cash and Cash Equivalents – The Company considers all investments with original maturities of 90 days or less to be cash equivalents.  The carrying value of the Company's cash and cash equivalents approximates fair value.
Concentration of Credit Risks – During 2015 and 2014, cash and cash equivalents and certificates of deposit at various financial institutions exceeded the FDIC limit of $250,000.  These funds are deposited with institutions that management believes are financially sound.  The Company limits its collection risk exposure on accounts receivable by obtaining collateral from the policyholders.
Investments – Investments are classified as held-to-maturity and are accounted for at amortized cost, or carrying value with regards to certificates of deposit, with no adjustments for changes in fair value.  Premiums and discounts are amortized or accreted over the lives of the related fixed maturities as an adjustment to the yield using the effective interest method.  Dividend and interest income are recognized when earned.  Realized investment gains or losses are included in earnings.
Deferred Policy Acquisition Costs – Policy acquisition costs, primarily commissions to agents and brokers and premium taxes, directly related to the successful acquisition of new or renewal insurance contracts are deferred and amortized over the related policy period, generally one year.  The recoverability of these costs is analyzed by management quarterly and if determined to be impaired, is charged to expense.  The Company does not consider anticipated investment income in determining whether a premium deficiency exists.  All other acquisition expenses are charged to operations as incurred.
Funds Held as Collateral Assets – Funds held as collateral assets consist principally of cash collateral received from principals to guarantee performance on surety bonds issued by the Company, as well as all other contractual obligations of the principals to the surety. The Company also holds other non-cash collateral.

1.	BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Property and Equipment – Property and equipment are stated at cost less accumulated depreciation and amortization.  Depreciation and amortization of property and equipment are calculated using the straight-line method over the estimated useful lives (generally, the life of the leasehold improvement and three to five years for furniture and equipment.)
Premium and Unearned Premium Reserves – Premiums written are recognized as revenues based on a pro-rata daily calculation over the respective term of the policies in-force.  Unearned premiums represent the portion of premiums written applicable to the unexpired term of the policies in-force.  The cost of reinsurance ceded is initially written as prepaid reinsurance premiums and is amortized over the reinsurance contract period in proportion to the amount of insurance protection provided.  Premiums ceded are netted against premiums written.
Losses and Loss Adjustment Expenses – Unpaid losses and loss adjustment expenses represent estimates for the ultimate cost of unpaid reported and unreported claims incurred and related expense.  Estimates for losses and loss adjustment expenses are based on past experience of unreported losses, experience of investigating and adjusting claims and consideration of the level of premiums written during 2015 and 2014, among other things.  Since the reserves are based on estimates, the ultimate liability may be more or less than such reserves.  At December 31, 2015 and 2014, the Company is unaware of any significant incurred losses not specifically reserved for.  The effects of changes in such estimated reserves are included in the results of operations in the periods in which the estimates are changed.  In spite of the variability of such estimates, management believes that the liabilities for losses and loss adjustment expenses are adequate.
Income Taxes – The Company calculates deferred income taxes using the "asset and liability method."  Under this method, deferred income tax assets and liabilities arise from temporary differences between the tax basis of the assets and liabilities and their reported amount in the financial statements and are measured using enacted tax rates.  Current and deferred tax assets and liabilities are aggregated on the balance sheets.
The Company has concluded that there are no significant uncertain tax positions requiring recognition in the financial statements.  The Company will report any tax-related interest and penalties related to uncertain tax positions as a component of federal income tax expense.
Premium taxes assessed in each licensed state are typically based on premiums written in each respective state.  However, there are several states that assess a retaliatory premium tax which permits the state taxing authority to assess a premium tax at least equal to the premium tax paid to the state in which the insurer is domiciled.  Premium taxes, which amounted to $105,700 and $98,000 in 2015 and 2014, respectively are reported in the Statements of Income as a component of underwriting, acquisition and insurance expenses.
Advertising Costs – Advertising costs are charged to expense as incurred.  Total advertising costs were approximately $11,900 and $6,700 for the years ended December 31, 2015 and 2014, respectively.
Recent Accounting Pronouncements – In November 2015, the Financial Accounting Standards Board (FASB) issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, which, effective for annual and interim reporting periods beginning after December 15, 2016, simplifies the presentation of deferred income taxes, requiring that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. Since early application is permitted, the new standard has been applied in the Company's financial statements as of December 31, 2015.

1.	BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
In May 2015 the FASB issued ASU No. 2015-09, Financial Services-Insurance (Topic 944): Disclosures about Short-Duration Contracts. The guidance requires additional disclosures related to the liability for unpaid claims and claim adjustment expenses in an effort to increase transparency and comparability. The standard is effective for fiscal years beginning after December 15, 2015, and is to be applied retroactively. Management believes that the new guidance will have no material impact on the Company's results of operations or financial position.
In May 2014 the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606).  Insurance contracts have been excluded from the scope of the guidance. In August 2015 the FASB issued an ASU to defer the effective date from fiscal years beginning after December 15, 2016, to fiscal years beginning after December 15, 2017. Management does not expect the adoption of this standard to have a material impact on the Company's financial condition or results of operations.
Subsequent Events – The Company has evaluated all subsequent events through January 9, 2017, the date the financial statements were available to be issued.
2.     INVESTMENTS
        The carrying value and estimated fair value of investments are as follows:
	December 31, 2015
	Amortized Cost/ Carrying Value	Gross Unrealized Gains	Gross Unrealized Loss	Estimated Fair Value

U.S. Treasury securities	$814,620	$6,295	$-	$820,915
Certificates of deposit, less than 12 months*	1,766,686	-	-	1,761,240
Certificates of deposit, greater than 12 months*	2,532,241	-	-	2,532,241

Total investments, held-to-maturity	5,113,547	$6,295	$-	$5,114,396
Amount reported as investments, short-term	1,766,686

Investments, long-term	$3,346,861

	December 31, 2014
	Amortized Cost/ Carrying Value	Gross Unrealized Gains	Gross Unrealized Loss	Estimated Fair Value

U.S. Treasury securities	$817,899	$14,065	$-	$831,964
Certificates of deposit, less than 12 months*	523,716	-	-	497,138
Certificates of deposit, greater than 12 months*	3,473,317	-	-	3,473,317

Total investments, held-to-maturity	4,814,932	$14,065	$-	$4,802,419
Amount reported as investments, short-term	523,716

Investments, long-term	$4,291,216

* Certificates of deposit are stated at carrying value which estimates fair value.

3.	DEFERRED POLICY ACQUISITION COSTS
The following table presents the amounts of policy acquisition costs deferred and amortized for the years ended December 31:
	2015	2014

Deferred policy acquisition costs, beginning of year	$261,976	$243,809
Policy acquisition costs deferred	665,884	593,945
Policy acquisition costs expensed	(638,048)	(575,778)

Deferred policy acquisition costs, end of year	$289,812	$261,976
The following table presents the components of underwriting, acquisition and insurance expenses for the years ended December 31:
	2015	2014

Policy acquisition costs expensed	$638,048	$575,778
Payroll and payroll taxes	844,897	810,573
Other operating expenses	519,285	497,052

Underwriting, acquisition and insurance expenses	$2,002,230	$1,883,403
4.	PROPERTY AND EQUIPMENT
The following table presents the components of property and equipment at December 31:
	2015	2014

Equipment	$80,667	$80,667
Furniture and fixtures	40,266	40,266
Leasehold improvements	24,265	24,265
	145,198	145,198

Accumulated depreciation and amortization	(122,687)	(108,546)

Property and equipment, net	$22,511	$36,652
Depreciation expense was $14,141 and $13,525 for the years ended December 31, 2015 and 2014, respectively.
5.	LIABILITY FOR ACCRUED LOSSES AND LOSS ADJUSTMENT EXPENSES
Activity in the liability for accrued losses and loss adjustment expenses (net of revenue from salvage and subrogation) for 2015 and 2014 is summarized as follows:
	2015	2014

Balance at January 1:	$20,000	$19,000
Incurred related to current year	2,000	1,000
Balance at December 31:	$22,000	$20,000
Revenue from salvage and subrogation amounted to $19,276 and $86,989 in 2015 and 2014, respectively.

6.	FEDERAL INCOME TAXES
The following is a reconciliation of income taxes at the federal statutory rate of 34% to the effective provision for federal income taxes as shown in the Statements of Income:
	2015	2014

Earnings before federal income taxes	$670,868	$557,801

Income taxes at federal statutory rate	$228,100	$189,600
Effect of:
Change in unearned premium balance	22,303	12,721
Other, net	(31,203)	13,979
Provision for federal income taxes as reported
on the Statements of Income	$219,200	$216,300
The provision for federal income taxes consists of the following for the years ended December 31:
	2015	2014

Current	$211,200	$211,300
Deferred	8,000	5,000

Provision for federal income taxes	$219,200	$216,300
The following summarizes the estimated tax effects of temporary difference that are included in the net deferred federal income tax provision:
	2015	2014

Deferred policy acquisition costs	$11,000	$7,000
Property and equipment	(5,000)	(5,000)
Accrued losses and loss adjustment expenses	2,000	3,000

	$8,000	$5,000
Deferred income taxes reflect the net tax effect of temporary difference between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  The tax effects of significant items comprising the Company's net deferred income tax liability are as follows, as of December 31:
	2015	2014

Deferred federal income tax liabilities:
Deferred policy acquisition costs	$116,000	$105,000
Property and equipment	6,000	11,000
Accrued losses and loss adjustment expenses	33,000	31,000

Net deferred federal income tax liability	$155,000	$147,000
Management believes that all U.S. federal income and state tax matters have been concluded through 2012.

7.	RELATED-PARTY TRANSACTION
During 2015 and 2014, the Company paid the life insurance premiums for several policies, of which one of its Directors is the beneficiary.  Premiums under these policies amounted to $15,870 in 2015 and 2014, respectively.  In 2004 the Company entered into a split-dollar agreement with the beneficiary of the life insurance policy, whereby the beneficiary has agreed to pay back to the Company the premiums paid on the related policies.  The cash surrender value of the policies and death benefit serve as collateral to the agreement.  The life insurance held by the related party is term coverage.  The Company has conservatively elected not to reflect the premiums paid in 2015 and 2014, as a receivable due from related party as there is no cash surrender value to cover the premiums paid.
8.	REINSURANCE
The Company reinsures certain portions of its surety business in order to limit the amount of loss on individual claims.  Under the terms of the reinsurance agreement, the Company is responsible for $125,000 ($150,000 in 2014) of losses on contract surety for each principal for losses up to $2,500,000.  The Company is also responsible for 20% of the losses on contract surety covered under the reinsurance agreement between $2,500,000 and $3,000,000, subject to a maximum of $100,000 for each principal and in the aggregate.  The reinsurer covers amounts in excess of $125,000.  This excess loss coverage, however, is limited, in the aggregate, to losses of $3,000,000 and, in the case of each principal, to losses of $2,875,000.  Under the excess of loss reinsurance agreement the Company has coverage up to $5,500,000 on any one principal, subject to an annual aggregate limit of $5,500,000 on fully secured court bonds.  With respect to fully secured court bonds, the Company shall retain net for its own account, its underwriting limitation in accordance with The Department of Treasury less $125,000 of the business covered.  Insurance premiums ceded under this reinsurance agreement during 2015 and 2014 amounted to $245,406 and $212,270, respectively. The Company is contingently liable with respect to ceded insurance should any reinsurer be unable to meet the obligations assumed by it.
Effective January 1, 2016, the Company retention layer under its reinsurance agreement was reduced from $125,000 to $100,000 for losses up to $2,500,000 for all surety business in force.  Retention was reduced from 20% to 10% and is subject to a maximum of $50,000 for each principal and in the aggregate for losses between $2,500,000 and $3,000,000.  The excess of loss coverage aggregate was increased from $3,000,000 to $3,500,000 and in the case of each principal to losses of $3,400,000.
9.	STATUTORY FINANCIAL INFORMATION
Insurance companies are required to file financial statements with state insurance regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities (statutory basis).  Net earnings and capital and surplus on a statutory basis as of and for the years ended December 31 were as follows:
Statutory Net Earnings		Statutory Capital and Surplus
2015	2014	2015	2014

$438,973	$336,859	$4,901,365	$4,739,460
For the years ended December 31, 2015 and 2014, statutory net earnings differ from net earnings on a GAAP basis primarily due to the treatment of deferred policy acquisition costs, the basis difference in property and equipment, and accrued losses and loss adjustment expenses.

9.	STATUTORY FINANCIAL INFORMATION (CONTINUED)
Capital and surplus requirements of the states in which the Company is licensed to underwrite fidelity and surety insurance, including the Commonwealth of Massachusetts, New York, Connecticut, New Hampshire, Rhode Island, Maine, Pennsylvania, New Jersey, and Florida have been met as of December 31, 2015 and 2014.  The Company, as required, maintains a $100,000 cash collateral deposit in the State of Florida.  In addition the Company maintains a deposit of $250,000 and $500,000 in the States of New Hampshire and Massachusetts, respectively.  The deposits in Florida and New Hampshire were established solely for the benefit of policyholders located in those states.  The deposit maintained in Massachusetts is for the benefit of all policyholders.
As of December 31, 2015 and 2014, there are no regulatory restrictions on the payment of dividends to shareholders.  However, the Company's ability to declare and pay dividends will depend on the working capital of the Company.  Dividends declared to stockholders amounted to $299,997 and $174,998 in 2015 and 2014, respectively.
10.	LEASES
The Company's corporate offices are located in Quincy, MA.  The lease agreement runs through August 1, 2017 with monthly payments, including storage space, of $5,014.    Rent expense for 2015 and 2014 was $68,438 and $66,416, respectively. During June 2016 the Company extended the operating lease for its corporate office for five years, expiring on July 31, 2022.  The Company has the option to extend the lease for an additional five years through July 2027.
Future minimum lease payments, inclusive of the extension, are as follows:
2016	$60,171
2017	68,606
2018	81,400
2019	83,766
2020	86,132
Thereafter	140,927
11.	EMPLOYEE BENEFIT PLAN
In September 2004 the Company established the United Casualty and Surety Insurance Company 401(k) Profit Sharing Plan (the "Plan').  The Plan is available to all employees that have completed one year of service and have attained the age of twenty-one.  Employees are allowed to contribute up to 75% of their compensation not to exceed the maximum amount allowed by the Internal Revenue Service.  The Company may make discretionary matching contributions up to 3% of individual compensation and discretionary profit sharing contributions.  During 2015 and 2014, the Company made discretionary contributions of $22,515 and $22,618, respectively.  Company contributions vest 20% after two years and are 100% vested after six-years.
12.	COMMITMENTS AND CONTINGENCIES
Under insurance guaranty fund laws in each state, the District of Columbia and Puerto Rico, insurers licensed to do business can be assessed by state insurance guaranty associations for certain obligations of insolvent insurance companies to policyholders and claimants.  Recent regulatory actions against certain insurers encountering financial difficulty have prompted various state insurance guaranty associations to begin assessing insurance companies for the deemed losses.  Most of these laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's solvency and further provide annual limits on such assessments.  A large part of the assessments paid by the Company pursuant to these laws may be used as credits for a portion of the Company's premium taxes.

12.	COMMITMENTS AND CONTINGENCIES (CONTINUED)
Various litigation claims and assessments against the Company, in addition to those otherwise provided for in the Company's statutory financial statements, have arisen in the ordinary course of the Company's business.  Additionally, state insurance regulatory authorities and other federal and state authorities regularly make inquiries and conduct investigations concerning the Company's compliance with applicable insurance and other laws and regulations.
In some of the matters referred to above, large and/or indeterminate amounts, including punitive damages and treble damages, are sought.  While it is not feasible to predict or determine the ultimate outcome of all pending investigations and legal proceedings or provide reasonable ranges of potential losses, it is the opinion of the Company's management that their outcomes, after consideration of available insurance and reinsurance and the provisions made in the Company's financial statements, are not likely to have a material adverse effect on the Company's financial position.  However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on the Company's operating results or cash flows in particular annual periods.
13.	SUBSEQUENT EVENTS
During June 2016 the Company extended the corporate office operating lease for an additional five years through July 2022.  The lease extension has been reflected in the lease commitment disclosure (see Note 10).
On December 5, 2016, the Massachusetts Department of Insurance approved the purchase of all outstanding common stock of United Casualty Surety Insurance Company by General Indemnity Group, LLC ("GIG"), a subsidiary of Boston Omaha Corporation (OTC: BOMN).  Subsequently, on December 7, 2016, the acquisition was completed and under the terms of the stock purchase agreement, GIG paid the Company's shareholders $13,000,000.
On December 27, 2016 the Company amended its articles whereby the par value of the common stock was increased to $130 per common share from $75 per common share.  This amendment results in a reclassification of additional paid in capital to the common stock account, however does not impact the reported total of stockholders' equity.

 UNITED CASUALTY AND SURETY INSURANCE COMPANY (September 30, 2016)

UNITED CASUALTY AND SURETY INSURANCE COMPANY

BALANCE SHEETS
(UNAUDITED)

	September 30,	December 31,
ASSETS	2016	2015

CURRENT ASSETS:
Cash and cash equivalents	$1,678,554	$884,609
Investments, short-term	1,394,842	1,766,686
Receivables:
Premiums	590,212	230,312
Anticipated salvage and subrogation	84,668	29,675
Total receivables	674,880	259,987
Prepaid reinsurance premiums	99,153	97,545
Deferred policy acquisition costs	335,506	289,812

Total current assets	4,182,935	3,298,639

Other assets	5,529	4,864
Investments, long-term	2,839,725	3,346,861
Funds held as collateral assets	1,682,147	2,145,513
Property and equipment, net	11,905	22,511

TOTAL ASSETS	$8,722,241	$8,818,388

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accrued underwriting expenses	$108,285	$89,817
Dividends payable	-	81,798
Unearned premiums	1,343,739	1,174,208
Accrued losses and loss adjustment expenses	22,000	22,000
Federal income taxes payable	60,000	-
Funds held as collateral	1,682,147	2,145,513

Total current liabilities	3,216,171	3,513,336

LONG-TERM LIABILITIES:
Deferred tax liability	155,000	155,000

TOTAL LIABILITIES	3,371,171	3,668,336

STOCKHOLDERS' EQUITY:
Common stock, $75 par value – 20,000 shares authorized, 14,484 shares
issued and outstanding at September 30, 2016 and December 31, 2015	1,086,300	1,086,300
Additional paid-in capital	1,459,445	1,459,445
Retained earnings	2,805,325	2,604,307

Total Stockholders' Equity	5,351,070	5,150,052

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$8,722,241	$8,818,388

See accompanying notes to the unaudited financial statements.

UNITED CASUALTY AND SURETY INSURANCE COMPANY

STATEMENTS OF INCOME
(UNAUDITED)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

OPERATING REVENUES:

Premiums earned	$559,254	$663,521	$1,690,180	$1,949,418
Salvage and subrogation	26,422	10,024	55,593	14,404
Net investment income	24,863	22,401	73,868	70,280

Total Operating Revenues	610,539	695,946	1,819,641	2,034,102

OPERATING EXPENSES:

Underwriting, acquisition and insurance expenses	466,978	494,294	1,358,578	1,407,610
Losses and loss adjustment expenses	26,422	8,031	54,993	12,411
Other (income) expense	-	(1,601)	(2,054)	(4,890)
Depreciation and amortization expense	3,535	3,535	10,606	10,606

Total Operating Expenses	496,935	504,259	1,422,123	1,425,737

INCOME BEFORE FEDERAL INCOME TAXES	113,604	191,687	397,518	608,365

FEDERAL INCOME TAXES	30,000	30,000	96,500	122,500

NET INCOME	$83,604	$161,687	$301,018	$485,865

See accompanying notes to the unaudited financial statements.

UNITED CASUALTY AND SURETY INSURANCE COMPANY

STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Nine Months Ended
	September 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$301,018	$485,865
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,606	10,606
Amortization of bond premiums	3,763	2,025
Change in carrying value of certificates of deposit	(32,889)	(30,094)
Changes in operating assets and liabilities:
Increase in receivables	(414,893)	(224,864)
Increase in prepaid reinsurance premiums	(1,608)	(28,652)
Increase in other assets	(665)	-
Increase in deferred acquisition costs	(45,694)	(120,452)
Increase in accrued underwriting expenses	18,468	59,354
Increase in unearned premiums	169,531	372,043
Increase in federal income taxes payable	60,000	97,500

Net cash provided by operating activities	67,637	623,331

INVESTING ACTIVITIES:
Proceeds from the sale of investments	1,008,106	497,130
Investment purchases	(100,000)	(490,000)

Net cash provided by investing activities	908,106	7,130

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid to stockholders	(181,798)	(207,539)

Net cash used in financing activities	(181,798)	(207,539)

INCREASE IN CASH AND CASH EQUIVALENTS	793,945	422,922

CASH AND CASH EQUIVALENTS:
Beginning of period	884,609	848,047

End of period	$1,678,554	$1,270,969

SUPPLEMENTAL DISCLOSURES:
Interest paid	$-	$-
Income taxes paid	$36,500	$25,000

See accompanying notes to the unaudited financial statements.

UNITED CASUALTY AND SURETY INSURANCE COMPANY
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND YEAR ENDED DECEMBER 31, 2015
1.	ORGANIZATION AND BACKGROUND
The accompanying unaudited interim financial statements have been prepared in connection with United Casualty and Surety Insurance Company's sale of all outstanding common stock to General Indemnity Group, LLC ("GIG"), a wholly-owned subsidiary of Boston Omaha Corporation, and to comply with the rules and regulations of the Securities and Exchange Commission ("SEC") for inclusion by Boston Omaha Corporation in its current report on Form 8-K/A.
United Casualty and Surety Insurance Company ("UCSIC" or the "Company"), originally a Georgia corporation, redomesticated to the Commonwealth of Massachusetts in June 1993. The Company is licensed and authorized to issue Fidelity and Surety bonds in Massachusetts, New York, Connecticut, New Hampshire, Rhode Island, Maine, Pennsylvania, New Jersey, and Florida. The Company also holds a certificate of authority from the United States Department of the Treasury to act as a Surety and Reinsurer on Federal Bonds.
The accompanying unaudited interim financial statements of United Casualty and Surety Insurance Company have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the Company's audited financial statements and notes thereto for the year ended December 31, 2015 included elsewhere in this Form 8-K/A.  In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein.  The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year.  Notes to the interim financial statements which would substantially duplicate the disclosures contained in the audited financial statements for the year ended December 31, 2015 included elsewhere in this Form 8-K/A have been omitted.

2.     INVESTMENTS
        The carrying value and estimated fair value of investments are as follows:
	September 30, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Loss	Estimated Fair Value

U.S. Treasury securities	$810,857	$44	$-	$810,901
Certificates of deposit, less than 12 months*	1,394,842	-	-	767,132
Certificates of deposit, greater than 12 months*	2,028,868	-	-	971,491

Total investments, held-to-maturity	4,234,567	$44	$-	$2,549,524
Amount reported as investments, short-term	1,394,842

Investments, long-term	$2,839,725
* Certificates of deposit are stated at carrying value which estimates fair value.

2.     INVESTMENTS (CONTINUED)
	December 31, 2015
	Amortized Cost/ Carrying Value	Gross Unrealized Gains	Gross Unrealized Loss	Estimated Fair Value

U.S. Treasury securities	$814,620	$6,295	$-	$820,915
Certificates of deposit, less than 12 months*	1,766,686	-	-	1,761,240
Certificates of deposit, greater than 12 months*	2,532,241	-	-	2,532,241

Total investments, held-to-maturity	5,113,547	$6,295	$-	$5,114,396
Amount reported as investments, short-term	1,766,686

Investments, long-term	$3,346,861
* Certificates of deposit are stated at carrying value which estimates fair value.
3.	DEFERRED POLICY ACQUISITION COSTS
The following table presents the amounts of policy acquisition costs deferred and amortized as of:
	September 30,	December 31,
	2016	2015

Deferred policy acquisition costs, beginning of period	$289,812	$261,976
Policy acquisition costs deferred	467,701	665,884
Policy acquisition costs expensed	(422,007)	(638,048)

Deferred policy acquisition costs, end of period	$335,506	$289,812
The following table presents the components of underwriting, acquisition and insurance expenses:
	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2016	2015	2016	2015

Policy acquisition costs expensed	$145,884	$184,655	$422,007	$511,913
Payroll and payroll taxes	187,561	187,619	572,003	595,456
Other operating expenses	133,533	122,020	364,568	300,241
Underwriting, acquisition and insurance expenses	$466,978	$494,294	$1,358,578	$1,407,610

4.	PROPERTY AND EQUIPMENT
The following table presents the components of property and equipment as of:
	September 30,	December 31,
	2016	2015

Equipment	$80,667	$80,667
Furniture and fixtures	40,266	40,266
Leasehold improvements	24,265	24,265
	145,198	145,198

Accumulated depreciation and amortization	(133,293)	(122,687)

Property and equipment, net	$11,905	$22,511
5.	STATUTORY FINANCIAL INFORMATION
Insurance companies are required to file financial statements with state insurance regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities (statutory basis).  Net earnings and capital and surplus on a statutory basis were as follows:
Statutory Net Earnings		Statutory Capital and Surplus
September 30,	September 30,	September 30,	December 31,
2016	2015	2016	2015

$265,935	$376,019	$5,064,193	$4,901,365
For the nine months ended September 30, 2016 and 2015, statutory net earnings differ from net earnings on a GAAP basis primarily due to the treatment of deferred acquisition costs, the basis of difference in property and equipment, and changes in non-admitted assets.
6.	SUBSEQUENT EVENTS
On December 5, 2016 the Massachusetts Department of Insurance approved the purchase of all outstanding common stock of United Casualty Surety Insurance Company by General Indemnity Group, LLC ("GIG"), a subsidiary of Boston Omaha Corporation (OTC: BOMN).  Subsequently, on December 7, 2016, the acquisition was completed and under the terms of the stock purchase agreement, GIG paid the Company's shareholders $13,000,000.
On December 27, 2016 the Company amended its articles whereby the par value of the common stock was increased to $130 per common share from $75 per common share.  This amendment results in a reclassification of additional paid in capital to the common stock account, however does not impact the reported total of stockholders' equity.

    Shares

Boston Omaha Corporation

Common Stock

PRELIMINARY PROSPECTUS

Until                     , 201     (25 days after the date of this prospectus), all dealers that buy, sell, or trade shares of our common stock, whether or not participating in our initial public offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item	13. Other Expenses of Issuance and Distribution.

The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. Except as otherwise noted, we will pay all of these amounts. All amounts except the SEC registration fee, the NASDAQ listing fee and the FINRA filing fee are estimated.

SEC Registration Fee		$5,331.40
NASDAQ Listing Fee*
FINRA Filing Fee*
Accounting Fees and Expenses*
Legal Fees and Expenses*
Printing Fees and Expenses*
Blue Sky Fees and Expenses*
Miscellaneous*

Total	$
* To be filed by amendment

Item	14. Indemnification of Directors and Officers

Section 145 of the DGCL authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the DGCL, the Company's Amended and Restated Certificate of Incorporation that will be in effect at the closing of the offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director.  Set forth below is Article VIII(A) – (C) of the Company's Amended and Restated Certificate of Incorporation:

A. Right to Indemnification of Directors and Officers.  The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an "Indemnified Person") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Indemnified Person in such Proceeding.  Notwithstanding the preceding sentence, except as otherwise provided in Section C of this Article VIII, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors of the Corporation.
B. Prepayment of Expenses of Directors and Officers.  The Corporation shall pay the expenses (including attorneys' fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should ultimately be determined that the Indemnified Person is not entitled to be indemnified under this Article VIII or otherwise.

C. Claims by Directors and Officers.  If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within thirty (30) days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.  In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.
As permitted by the DGCL, the Company's bylaws that will be in effect at the closing of the offering provide that: the Company is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, subject to very limited exceptions; the Company may indemnify its other employees and agents as set forth in the DGCL; the Company is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and the rights conferred in the bylaws are not exclusive.  Set forth below is Article V of the Company's bylaws:

Section 1. Actions other than by or in the Right of the Corporation.  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe such person's conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

Section 2. Actions by or in the Right of the Corporation.  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

Section 3. Success on the Merits.  To the extent that any person described in Section 1 or 2 of this Article V has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in said Sections, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

Section 4. Specific Authorization.  Any indemnification under Section 1 or 2 of this Article V (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of any person described in said Sections is proper in the circumstances because he has met the applicable standard of conduct set forth in said Sections.  Such determination shall be made (1) by the Board of Directors by a majority vote of Directors who were not parties to such action, suit or proceeding (even though less than a quorum), or (2) if there are no disinterested Directors or if a majority of disinterested Directors so directs, by independent legal counsel (who may be regular legal counsel to the Corporation) in a written opinion, or (3) by the stockholders of the Corporation.

Section 5. Advance Payment.  Expenses incurred in defending a pending or threatened civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of any person described in said Section to repay such amount if it shall ultimately be determined that he or she is not entitled to indemnification by the Corporation as authorized in this Article V.

Section 6. Non-Exclusivity.  The indemnification and advancement of expenses provided by, or granted pursuant to, the other Sections of this Article V shall not be deemed exclusive of any other rights to which those provided indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

Section 7. Insurance.  The Board of Directors may authorize, by a vote of the majority of the full board, the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article V.

Section 8. Continuation of Indemnification and Advancement of Expenses.  The indemnification and advancement of expenses provided by, or granted pursuant to, this Article V shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 9. Severability.  If any word, clause or provision of this Article V or any award made hereunder shall for any reason be determined to be invalid, the provisions hereof shall not otherwise be affected thereby but shall remain in full force and effect.

Section 10. Intent of Article.  The intent of this Article V is to provide for indemnification and advancement of expenses to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware.  To the extent that such Section or any successor section may be amended or supplemented from time to time, this Article V shall be amended automatically and construed so as to permit indemnification and advancement of expenses to the fullest extent from time to time permitted by law.

The Company has entered, and intends to continue to enter, into separate indemnification agreements with its directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Company's Amended and Restated Certificate of Incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director or executive officer of the Company regarding which indemnification is sought. Reference is also made to the underwriting agreement to be filed as Exhibit 1.1 to this registration statement, which provides for the indemnification of executive officers, directors and controlling persons of the Company against certain liabilities. The indemnification provisions in the Company's Amended and Restated Certificate of Incorporation, bylaws and the indemnification agreements entered into or to be entered into between the Company and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Company's directors and executive officers for liabilities arising under the Securities Act. The Company currently carries liability insurance for its directors and officers.

Item	15. Recent Sales of Unregistered Securities.

Set forth below is information regarding all unregistered securities sold, issued or granted by us within the past three years.

•
On April 10, 2015, we borrowed in the aggregate $200,000.00 and entered into separate promissory note arrangements with each of our two majority shareholders, Boulderado Partners, LLC ("Boulderado") and Magnolia Capital Fund, LP ("Magnolia"), whereby we borrowed $100,000 from each of Boulderado and Magnolia under the terms of a convertible promissory note (the "April Notes").

•	On June 19, 2015, we issued 500,000 shares of our Class A Common Stock to each of Boulderado and Magnolia, for a total of 1,000,000 shares, at a price of $10.00 per share, for a total of $10,000,000.
•
On June 19, 2015, we issued 15,164 shares of our Class A Common Stock to each of Boulderado and Magnolia pursuant to an exercise of certain promissory notes having a total principal and interest due of $151,645, for a total of 30,328 shares.

•	On June 19, 2015, we issued 12,616 shares of our Class A Common Stock to each of Boulderado and Magnolia pursuant to an exercise of the April Notes, for a total of 25,232 shares.
•
On June 19, 2015, we issued to each of Boulderado and Magnolia 51,576 warrants to purchase shares of our Class A Common Stock at a price of $10.00 per share, and 1,262 warrants to purchase shares of our Class A Common Stock at a price of $8.00 per share.

•	On July 22, 2015, we issued 250,000 shares of our common stock to Boulderado and 1,200,000 shares of our common stock to Magnolia, at a price of $10.00 per share, for a total of $14,500,000.
•
From February through August 2016, we issued an aggregate of 4,124,463 shares of our common stock to accredited investors at a price of $10.15 per share, for a total of $41,863,306.  Boulderado acquired 350,051 shares in such offering and Magnolia acquired 2,566,798 shares in such offering.

Any proceeds received from the transactions described above were used for the general working capital of the business.

Unless otherwise stated, the sales and/or granting of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (or Regulation D promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. We did not pay or give, directly or indirectly, any commission or other remuneration, including underwriting discounts or commissions, in connection with any of the issuances of securities listed above. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. All recipients had adequate access, through their employment or other relationship with us or through other access to information provided by us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item	16. Exhibits and Financial Statement Schedules

Exhibit No.	Exhibit Description
1.1 (*)	Form of Underwriting Agreement among Boston Omaha Corporation and the Underwriters.
2.1 (**)
Asset Purchase Agreement dated June 19, 2015 by and between Link Media Alabama, LLC and Bell Media, LLC, filed as Exhibit 2.1 to the Company's Current Report on Form 8-K filed with the Commission on June 24, 2015.

2.2 (**)
Asset Purchase Agreement dated July 23, 2015 by and among Link Media Florida, LLC, Fair Outdoor, LLC and the equityholders of Fair Outdoor, LLC, filed as Exhibit 2.1 to the Company's Current Report on Form 8-K filed with the Commission on July 28, 2015.

2.3 (**)
Asset Purchase Agreement dated August 31, 2015 by and among Link Media Alabama, LLC, I-85 Advertising, LLC, the members of I-85 Advertising, LLC and Canton Partners, filed as Exhibit 2.1 to the Company's Current Report on Form 8-K filed with the Commission on September 3, 2015.

2.4 (**)
Asset Purchase Agreement dated February 16, 2016, by and among Link Media Wisconsin, LLC, Jag, Inc. and the sole voting shareholder of Jag, Inc., filed as Exhibit 2.1 to the Company's Current Report on Form 8-K filed with the Commission on February 23, 2016.

2.5 (**)
Escrow Agreement dated February 16, 2016, by and among Link Media Wisconsin, LLC, Jag, Inc., the sole voting shareholder of Jag, Inc. and Kalil & Co., Inc., filed as Exhibit 2.2 to the Company's Current Report on Form 8-K filed with the Commission on February 23, 2016.

2.6 (**)
Stock Purchase Agreement dated May 19, 2016, by and among General Indemnity Group, LLC and the stockholders of United Surety and Casualty Insurance Company, filed as Exhibit 99.1 to the Company's Current Report on Form 8-K filed with the Commission on May 23, 2016.

3.1 (**)	Certificate of Incorporation of the Company, filed as Exhibit 3.3 to the Company's Current Report on Form 8-K filed with the Commission on March 19, 2015.
3.2 (**)	Bylaws of the Company, filed as Exhibit 3.4 to the Company's Current Report on Form 8-K filed with the Commission on March 19, 2015.
3.3 (**)	Amended and Restated Certificate of Incorporation of the Company, filed as Exhibit 4.7 to the Company's Current Report on Form 8-K filed with the Commission on June 24, 2015.
3.4 (**)
Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company, filed as Exhibit 3.1 to the Company's Current Report on Form 8-K filed with the Commission on October 22, 2015.

3.5 (**)
Second Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company, filed as Exhibit 3.1 to the Company's Current Report on Form 8-K filed with the Commission on March 14, 2016.

4.1 (**)	Form of Convertible Promissory Note, filed as Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the Commission on April 16, 2015.
4.2 (**)	Form of Class A Common Stock Subscription Agreement, filed as Exhibit 4.4 to the Company's Current Report on Form 8-K filed with the Commission on June 24, 2015.
4.3 (**)
Note Conversion Agreement dated June 19, 2015 by and among the Company, Magnolia Capital Fund, L.P. and Boulderado Partners, LLC, filed as Exhibit 4.5 to the Company's Current Report on Form 8-K filed with the Commission on June 24, 2015.

4.4 (**)	Form of Class A Common Stock Purchase Warrant, filed as Exhibit 4.6 to the Company's Current Report on Form 8-K filed with the Commission on June 24, 2015.
4.5 (**)
Voting and First Refusal Agreement dated June 19, 2015 by and among the Company, Magnolia Capital Fund, L.P. and Boulderado Partners, LLC, filed as Exhibit 4.8 to the Company's Current Report on Form 8-K filed with the Commission on June 24, 2015.

4.6 (**)	Form of Common Stock Subscription Agreement, filed as Exhibit 4.4 to the Company's Current Report on Form 8-K filed with the Commission on July 28, 2015.
4.7 (**)	Form of Common Stock Subscription Agreement, filed as Exhibit 4.4 to the Company's Current Report on Form 8-K filed with the Commission on February 3, 2016.
5.1 (*)	Opinion of Gennari Aronson, LLP.
10.1 (**)	Employment Agreement dated August 1, 2015 by and between the Company and Alex B. Rozek, filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Commission on August 5, 2015.
10.2 (**)
Employment Agreement dated August 1, 2015 by and between the Company and Adam K. Peterson, filed as Exhibit 10.2 to the Company's Current Report on Form 8-K filed with the Commission on August 5, 2015.

10.3 (**)	Management Incentive Bonus Plan, filed as Exhibit 10.3 to the Company's Current Report on Form 8-K filed with the Commission on August 5, 2015.
10.4 (**)
Employment Agreement dated October 2, 2015 by and between General Indemnity Group, LLC and Michael Scholl, filed as Exhibit 10.4 to the Company's Annual Report on Form 10-K filed with the Commission on March 30, 2016.

10.5 (#)	Employment Agreement dated as of May 20, 2016 by and between United Casualty and Surety Insurance Company and Todd S. Carrigan.
10.6 (#)	Form of Indemnification Agreement, by and among the Company and each of its current directors.
10.7 (*)
Office Lease dated November 10, 2011, by and between TP Presidents Place Corp. and United Casualty and Surety Insurance Company, as amended by First Amendment to Office Lease dated January 11, 2012 and Second Amendment to Office Lease dated June 3, 2016.

21.1 (#)	Schedule of Subsidiaries of the Company.
23.1 (*)	Consent of Gennari Aronson, LLP (included in Exhibit 5.1).
23.2 (#)	Consent of MaloneBailey LLP, Independent Registered Public Accounting Firm.
23.3 (#)	Consent of Stowe & Degon, LLC, Independent Registered Public Accounting Firm.
24.1 (#)	Powers of Attorney (included on signature pages of this Registration Statement).
100.INS (#)	XBRL Instance Document.
100.SCH (#)	XBRL Taxonomy Extension Schema.
100.CAL (#)	XBRL Taxonomy Extension Calculation Linkbase.
100.DEF (#)	XBRL Taxonomy Extension Definition Linkbase.
100.LAB (#)	XBRL Taxonomy Extension Labels Linkbase.
100.PRE (#)	XBRL Taxonomy Extension Presentation Linkbase.

(*) To be filed by amendment. (**) Incorporated by reference to the filing indicated. (#) Filed herewith.

Item	17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Massachusetts, on February 13, 2017.

Boston Omaha Corporation

By:	/s/ Alex B. Rozek
Name:	Alex B. Rozek
Title:	Co-Chairman of the Board of Directors and Co-Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alex B. Rozek and Adam K. Peterson, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution in each, for him in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments thereto and any registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alex B. Rozek	Co-Chairman of the Board of Directors and Co-Chief Executive Officer	February 13, 2017
Alex B. Rozek	(Principal Executive Officer)

/s/ Joshua P. Weisenburger	Chief Accounting Officer (Principal Financial Officer)	February 13, 2017
Joshua P. Weisenburger

/s/ Bradford B. Briner	Director	February 13, 2017
Bradford B. Briner

/s/ Brendan J. Keating	Director	February 13, 2017
Brendan J. Keating

/s/ Adam K. Peterson	Director	February 13, 2017
Adam K. Peterson